Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED.
CONFIDENTIAL PORTIONS OF THIS DOCUMENT
HAVE BEEN REDACTED AND HAVE BEEN FILED
WITH THE COMMISSION.

AMENDED AND RESTATED

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

by and between

OAK GROVE MANAGEMENT COMPANY LLC

and

FLUOR ENTERPRISES, INC.

dated June 8, 2007

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1.	DEFINITIONS AND RULES OF INTERPRETATION		Page 2
	1.1	Definitions	2
	1.2	Exhibits	16
	1.3	Interpretation	16
	1.4	Headings	17
	1.5	Conflicts in Documentation	17
	1.6	Documentation Format	17
2.	RESPONSIBILITIES OF OWNER		17
	2.1	Project Representative	17
	2.2	Operating Personnel	18
	2.3	Ministerial Assistance	18
	2.4	Owner Acquired Permits	18
	2.5	Access to Site and Owner Furnished Equipment	18
	2.6	Owner Provided Facilities and Services	18
	2.7	Owner Furnished Equipment	19
	2.7.1	Access	19
	2.7.2	Upgrade Contracts	19
	2.8	Commodity and Transmission Scheduling	19
3.	RESPONSIBILITIES OF CONTRACTOR		19
	3.1	Turnkey Basis	19
	3.2	Performance of Work	20
	3.3	Design and Construction of Project	20
	3.4	Project Director	20
	3.5	Owner Furnished Equipment	20
	3.5.1	Assumption or Execution of Upgrade Contracts	20
	3.5.2	Assignment of Upgrade Contracts	20
	3.5.3	Management of Upgrade Contracts	21
	3.5.4	Inspection, Delivery and Installation of Owner Furnished Equipment	21
	3.5.5	Costs	21
	3.5.6	Upgrade Suppliers	21
	3.5.7	Existing Boiler Components	22
	3.5.8	Owner Furnished Equipment Not Utilized	22
	3.6	Utilities and Services	23
	3.6.1	Provision of Services	23
	3.6.2	Payment	23
	3.6.3	Supply of Construction Facilities	23
	3.6.4	Operating Consumables	23
	3.7	Inspection by Contractor	23
	3.8	Organization	24
	3.9	Contractor Acquired Permits	24

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i

(continued)

	3.10	Hazardous Materials Disposal System	24
	3.11	Maintenance of Site	24
	3.12	Site Security	25
	3.13	Safety	25
	3.14	Expediting	26
	3.15	Applicable Laws and Permits	26
	3.16	Quality Assurance Programs	27
	3.17	Access	27
	3.18	Delivery of Documents; Owner Review	27
	3.18.1	Submittals	27
	3.18.2	Operational Documents	27
	3.19	Training of Operating Personnel	27
	3.19.1	Commencement of Training	27
	3.19.2	Design and Review of Training Program	28
	3.20	Spare Parts.	28
	3.20.1	Spare Parts Schedules	28
	3.20.2	Start-up Spare Parts	28
	3.20.3	Spare Parts Procurement	28
	3.21	Start Up Personnel	28
	3.22	Commodity Scheduling	29
	3.23	Contractor as Agent	29
4.	COVENANTS, WARRANTIES AND REPRESENTATIONS		29
	4.1	Contractor	29
	4.1.1	Organization, Standing and Qualification	29
	4.1.2	Professional Skills	29
	4.1.3	Due Authorization; Enforceability	30
	4.1.4	No Conflict	30
	4.1.5	Government Approvals	30
	4.1.6	No Suits, Proceedings	30
	4.1.7	Intellectual Property	30
	4.1.8	Business Practices	30
	4.1.9	Owner Provided Information	31
	4.1.10	Legal Requirements	31
	4.1.11	Financial Condition	31
	4.1.12	Licenses	31
	4.1.13	Exclusivity	31
	4.2	Owner	32
	4.2.1	Organization, Standing and Qualification	32
	4.2.2	Due Authorization; Enforceability	32
	4.2.3	No Conflict	32
	4.2.4	Governmental Approvals	32
	4.2.5	No Suits, Proceedings	32
	4.2.6	Owner Parent Guarantee	32
	4.2.7	Agency Subcontracts	33

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(continued)

5.	COST OF WORK		33
	5.1	Separated Target Price	33
	5.2	Separated Contract Price	34
	5.3	Open Book Review	34
	5.3.1	Leased Equipment	34
	5.3.2	Development of Schedule of Payment Values and Estimated Cancellation Costs	34
	5.4	All Items of Work Included	34
	5.5	Bonuses	35
	5.5.1	Schedule Bonus	35
	5.5.2	Performance Bonus	35
	5.6	Payment of Bonuses	36
	5.7	Texas Sales and Use Taxes	36
	5.7.1	Separated Contract	36
	5.7.2	Texas Direct Payment Permit and Other Matters	36
	5.7.3	Certain Reimbursements	36
	5.7.4	Statements and Other Information	36
	5.8	Other Taxes	37
	5.9	Cooperation Regarding Taxes	37
	5.10	Credit for Payments made by Owner under the STG Upgrade Contract	38
	5.11	Labor Committees	38
6.	TERMS OF PAYMENT		39
	6.1	Invoice Payments	39
	6.2	Progress Assessment	39
	6.3	Contractor’s Invoices	39
	6.3.1	During Open Book Review	39
	6.3.2	After Completion of Open Book Review	39
	6.4	Subcontractor Statements	40
	6.5	Subcontractor Invoices	41
	6.6	Owner Review	41
	6.7	Payments	41
	6.8	Retainage	42
	6.8.1	Retainage	42
	6.8.2	Letter of Credit	42
	6.8.3	Release of Retainage	42
	6.9	Final Payment	43
	6.10	Method of Payment	44
	6.11	Disputes Regarding Payments	44
	6.12	Holdbacks	45
	6.12.1	Owner Holdbacks	45
	6.12.2	Notice of Withholding; Notice of Correction	46
	6.12.3	Payment Following Notice of Correction	46
	6.12.4	Limitation on Contractor’s Rights	46

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(continued)

	6.13	Application of Monies	46
	6.14	Release of Liability	46
	6.15	Certifications	47
	6.15.1	Payment Certifications	47
	6.15.2	Certifications on Final Payment	47
7.	COMMENCEMENT AND SCHEDULING OF THE WORK		47
	7.1	Notices to Proceed	47
	7.1.1	Pre-Contract Letter of Authorization	47
	7.1.2	Phase One EPC Activities	48
	7.1.3	Full Notice to Proceed	48
	7.2	Contractor’s Acknowledgment	48
	7.3	Prosecution of Work	48
	7.4	Project Schedule	48
	7.4.1	Project Schedule	48
	7.4.2	Milestone Items	49
	7.5	Progress Reporting	49
	7.6	Meetings	49
8.	FORCE MAJEURE and AN EXCUSABLE EVENT		49
	8.1	Force Majeure	49
	8.2	Notice	50
	8.3	Scope of Suspension; Duty to Mitigate	50
	8.4	Removal of Force Majeure	50
	8.5	Responsibility of Contractor	51
	8.6	Contractor’s Remedies	51
	8.6.1	Force Majeure	51
	8.6.2	Excusable Event	51
	8.6.3	Changes In Work	52
	8.7	Owner’s Right to Terminate	52
9.	SUBCONTRACTORS AND VENDORS		52
	9.1	Use of Subcontractors	52
	9.2	Agency Subcontracts Prior to Assignment	52
	9.3	Use of Contractor’s Affiliates	53
	9.4	Assignment	53
	9.5	Information and Access	53
	9.6	Terms in Subcontracts	53
	9.7	Minority and Women-Owned Businesses	55
10.	LABOR RELATIONS		55
	10.1	General Management of Employees	55
	10.2	Worker Recruitment and Training Program	55
	10.3	Labor Disputes	56
	10.4	Personnel Documents	56

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(continued)

	10.5	Key Personnel	56
	10.6	Replacement of Employees and Other Persons at Owner’s Request	56
11.	INSPECTION; EFFECT OF REVIEW AND COMMENT		57
	11.1	Right to Reject Work	57
	11.2	Inspection	57
	11.3	Contractor Submittals Table	57
	11.4	Owner Review of Documents	57
	11.5	Remedy of Flaws	58
12.	SITE CONDITIONS		58
	12.1	Site Conditions	58
	12.2	Differing Site Conditions	58
	12.3	Unforeseen Site Conditions	58
13.	PERFORMANCE GUARANTEES AND TESTS		58
	13.1	Performance Guarantees and Other Requirements	58
	13.2	Start up and Commissioning Procedures	59
	13.3	Acceptance Test Procedures	59
	13.4	Acceptance Test Schedules	59
	13.5	Testing	59
	13.6	Non-Conforming Work	59
	13.7	Certificate of Completion of Testing	60
	13.8	Revenues	60
	13.9	Post Test Modifications	60
14.	SUBSTANTIAL COMPLETION AND FINAL COMPLETION		60
	14.1	Punchlists	60
	14.1.1	Creation of Punchlists	60
	14.1.2	Completion of Punchlists	61
	14.1.3	Owner’s Punchlist Option	61
	14.2	Substantial Completion	62
	14.3	Notice of Substantial Completion	62
	14.4	Final Completion	63
	14.5	Notice of Final Completion	64
	14.6	Contractor’s Access After Substantial Completion and Final Completion	64
15.	LIQUIDATED DAMAGES		65
	15.1	Liquidated Damages for Delay in the Substantial Completion Dates	65
	15.2	Intentionally Omitted	65
	15.3	Liquidated Damages for Failure to Satisfy Net Unit Capacity and Net Unit Heat Rate Guarantees	65
	15.4	Actions During the Cure Period	66
	15.4.1	If Minimum Performance Criteria are Satisfied	66
	15.4.2	Remedial Plans	66

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v

(continued)

	15.4.3	Prosecution of Remedial Plan	67
	15.4.4	Additional Remedial Plans	67
	15.4.5	Election of Option	67
	15.4.6	Buy-Down Not Available	67
	15.4.7	Access During Cure Period	67
	15.4.8	Operations During Cure Period	68
	15.4.9	Shut Downs During Cure Period	68
	15.5	Extension of Cure Period	69
	15.6	Sole Remedy; Liquidated Damages Not a Penalty	69
	15.7	Enforceability	69
	15.8	True-Up	70
16.	CHANGES IN THE WORK		70
	16.1	Change In Work	70
	16.2	By Owner	71
	16.3	Adjustment to Substantial Completion Guaranteed Dates and Separated Contract Price Due to Certain Events.	71
	16.3.1	Adjustments to Substantial Completion Guaranteed Dates	71
	16.3.2	Adjustments to Separated Target Price and Separated Contract Price	72
	16.3.3	Adjustments to Separated Contract Price	72
	16.4	Preparation of Change In Work Form	72
	16.5	Execution of Change In Work Form	73
	16.6	No Obligation or Payment Without Executed Change In Work Form	73
	16.7	Owner Directives	73
	16.8	Disputed Changes In Work	74
	16.9	Changes in Work All Inclusive	74
	16.10	No Suspension	74
	16.11	Change for Contractor’s Convenience	74
17.	WARRANTIES CONCERNING THE WORK		74
	17.1	Work Warranty	74
	17.2	Materials Warranty	75
	17.3	Warranty Period	75
	17.4	Enforcement by Owner	75
	17.5	Exclusions	76
	17.6	Subcontractor Warranties	76
	17.7	Correction of Errors or Omissions and Defects	77
	17.7.1	Notice of Warranty Claim	77
	17.7.2	Owner Performance	78
	17.7.3	Replaced Components Demonstrations	78
	17.7.4	Continual Failure of Component	78
	17.7.5	Owner’s Warranty Option	79
	17.8	Limitations On Warranties	79

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(continued)

18.	EQUIPMENT IMPORTATION; TITLE		79
	18.1	Importation of Equipment and Materials	79
	18.2	Title	80
	18.2.1	Condition	80
	18.2.2	Transfer	80
	18.2.3	Custody During Performance	80
	18.3	Protection	80
	18.4	Owner Possession	80
19.	DEFAULT		80
	19.1	Contractor Events of Default	80
	19.2	Owner’s Rights and Remedies	82
	19.3	Damages for Contractor Default	83
	19.4	Owner Event of Default	83
	19.5	Contractor’s Remedies	84
20.	TERMINATION FOR CONVENIENCE AND SUSPENSION		85
	20.1	Termination for Convenience	85
	20.1.1	Owner’s Right to Terminate; Payment	85
	20.1.2	Limitation on Payment	85
	20.1.3	Owner’s Right to Elect to Assume Obligations with Subcontractors	85
	20.2	Contractor Conduct	86
	20.3	Nature of Termination Payments	86
	20.4	Suspension by Owner	86
	20.4.1	Contractor’s Termination Right	86
	20.4.2	Extension of Time and Compensation Rights	87
	20.5	Claims for Payment	87
	20.6	Suspension for Cause	87
21.	INSURANCE		88
	21.1	Owner Controlled Insurance Program	88
	21.1.1	OCIP Coverages	88
	21.1.2	OCIP Costs	88
	21.1.3	OCIP Deductibles	88
	21.1.4	Participation	89
	21.1.5	Enrollment	89
	21.1.6	OCIP Administration	89
	21.1.7	Coverage	90
	21.1.8	OCIP Insurance Policies	90
	21.1.9	Commencement of Work	90
	21.1.10	Non-Violation	90
	21.1.11	Payroll Reports	90
	21.1.12	Audit Rights and Closeout Reports	91
	21.1.13	Dividends and Refunds	91

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(continued)

	21.1.14	Safety and Accident Reporting	91
	21.1.15	Modification and Termination	91
	21.1.16	Duplication; Cancellation	91
	21.1.17	Work After Termination of OCIP Coverage	92
	21.2	Contractor’s Additional Insurance	92
	21.2.1	Insurance Policies	92
	21.2.2	Effectiveness	92
	21.2.3	General Requirements	92
	21.3	Subcontractors’ Insurance	93
	21.4	Subrogation Waivers	93
	21.5	Insurance Coverages	93
	21.6	Failure to Maintain Insurance	94
	21.7	Claims Compensation	94
22.	RISK OF LOSS OR DAMAGE		94
	22.1	Contractor Assumption of Risk	94
	22.1.1	Risk of Loss	94
	22.1.2	Repair or Replacement	94
	22.1.3	Payment Amounts	95
	22.2	Risk of Loss After Substantial Completion	95
23.	INDEMNIFICATION		95
	23.1	By Contractor	95
	23.2	By Owner	97
	23.3	Patent Infringement and Other Indemnification Rights	98
	23.4	Use of Electronic Data Files	99
	23.5	Claim Notice	99
	23.6	Survival of Indemnity Obligations	100
24.	TREATMENT OF CONFIDENTIAL INFORMATION		100
	24.1	Confidential Information	100
	24.2	Applicable Law Disclosures	101
	24.3	Ownership of Confidential Information	101
	24.4	Remedies	102
	24.5	Exclusions	102
25.	INVENTIONS AND LICENSES		102
	25.1	Invention, License	102
	25.2	Contractor Deliverables	103
	25.3	Software Licenses	103
	25.4	Warranty	103
	25.5	Subcontractors	103
26.	ASSIGNMENT BY OWNER		104
	26.1	Assignment	104

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(continued)

	26.1.1	Assignment to Financing Entities	104
	26.1.2	Assignment to an Affiliate of Owner	104
	26.1.3	Assignment to Other Persons	105
	26.1.4	Assignment in Violation	107
	26.1.5	Owner Indemnitee to Include Successors and Assigns	107
	26.2	Transfer of Work; Third-Party Beneficiaries	107
27.	ASSIGNMENT BY CONTRACTOR		107
28.	Hazardous Materials		107
	28.1	Use by Contractor	107
	28.2	Remediation by Contractor	107
	28.3	Notice of Hazardous Materials	108
	28.4	Suspension and Mitigation	108
	28.5	Pre-Existing Contamination	108
	28.6	Handling Pre-Existing Contamination as part of the Work	108
29.	Non-Payment Claims		109
30.	NOTICES AND COMMUNICATIONS		110
	30.1	Requirements	110
	30.2	Effective Time	110
	30.3	Representatives	110
31.	LIMITATIONS OF LIABILITY AND REMEDIES		111
	31.1	Limitations on Damages	111
	31.2	Limitations on Contractor’s Liability	111
	31.2.1	Maximum Liability Amount	111
	31.2.2	Maximum Liquidated Damages	112
	31.2.3	Calculation of Liability	112
	31.3	Specific Performance	112
	31.4	Limitation on Owner’s Liability	112
	31.5	Releases, Indemnities and Limitations	113
	31.6	Representations and Remedies	113
	31.7	Limitation on Remedies	113
32.	DISPUTES		113
	32.1	Negotiations	113
	32.2	Disputed Invoice Payments and Changes In Work	114
	32.3	Work to Continue	114
33.	MISCELLANEOUS		114
	33.1	Severability	114
	33.2	Governing Law; Consent to Jurisdiction and Venue	114
	33.3	Survival of Termination	115
	33.4	No Oral Modification	115
	33.5	No Waiver	115

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(continued)
33.6	Review and Approval	115
33.7	Time	116
33.8	Third Party Beneficiaries	116
33.9	Financing Matters	116
33.9.1	Contractor Cooperation	116
33.9.2	Documents Requested by Financing Entities	117
33.10	Other Assistance	117
33.11	Further Assurances	117
33.12	Record Retention	117
33.13	Binding on Successors, Etc	117
33.14	Merger of Prior Contracts	117
33.15	Counterparts	118
33.16	Opinions of Contractor’s Counsel	118
33.17	Set-Off	118
33.18	Attorneys’ Fees	118
33.19	Announcements; Publications	118
33.20	Independent Contractor	118
33.21	Non-Solicitation	119
33.22	Audit	119

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x

EXHIBITS

A-1	Statement of Work and Specifications – General Requirements (Div. 1 & 1A)
A-2	Statement of Work and Specifications – Air Quality Control Equipment (Div. 3A) (Purchase Order # A2YF-4-0501-00 / A2YF10009)
A-3	Statement of Work and Specifications – Balance of Plant Equipment (Div. 1, Appendix A, B & C)
A-4	Statement of Work and Specifications – Steam Generator Completion Contracts for \ Unit 1 (Purchase Order # A2YF-4-0502-00 / A2YF10011) and Unit 2 (Purchase Order # A2YF-4-0503-00 / A2YF10010)
B	Owner Furnished Equipment and Materials
B-1	STG Upgrade Contract
C	Owner and Contractor Acquired Permits
D	Schedule of Payment Values and Estimated Cancellation Costs
E	Change In Work Form
F	Form of Contractor’s Invoice
F-1	Conditional Waiver and Release Upon Milestone or Progress Payment
F-2	Intentionally Omitted
F-3	Conditional Waiver and Release Upon Final Payment
F-4	Unconditional Waiver and Release Upon Final Payment
G	Milestone Items and Project Schedule
H	Open Book Review Process
I-1	Performance Guarantees, Acceptance Tests and Testing Procedures
I-2	Performance Calculations
J	Key Personnel
K	Form of Monthly Progress Report
L	Legal Description of Oak Grove Property
M	Project Plant and Site Drawing
N-1	Contractor Provided Insurance
N-2	OCIP Insurance Coverage
N-3	Form of OCIP Enrollment Summary
O	Approved Subcontractors and Suppliers
P	Form of Letter of Credit
Q	Intentionally Omitted
R	Interface Requirements
S	Check-out, Start up and Initial Operations
T	Separated Target Price
U	Intentionally Omitted
V	Construction Requirements
W	Owner Provided Information
X	Form of Assignment and Assumption Agreement
Y	Contractor’s Rate Schedule
Z-1	Contractor Parent Guaranty
Z-2	Owner Parent Guaranty
AA	Owner’s Draft Air Permit for the Project

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EXHIBITS
(continued)
BB	Separated Contract Price
CC	Phase One EPC Activities
DD	Open Items
EE	Craft Labor Compensation

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This AMENDED AND RESTATED ENGINEERING, PROCUREMENT, AND CONSTRUCTION AGREEMENT (this “Agreement”) is made and entered into as of this 8th day of June, 2007 between OAK GROVE MANAGEMENT COMPANY, LLC ( “Owner”), and FLUOR ENTERPRISES, INC. ( “Contractor”), to amend and restate the Engineering, Procurement and Construction Agreement entered into by Owner and Contractor as of June 2, 2006 (the “Original Agreement”), as amended by the Amendment to the Engineering, Procurement and Construction Agreement entered into by Owner and Contractor as of February 5, 2007 (the “Amendment”).  Each of Owner and Contractor is sometimes individually referred to herein as a “Party” and both are sometimes collectively referred to herein as the “Parties.”

RECITALS

A.           Owner desires to develop, finance, construct, own and operate an approximately 1,600 megawatt (net load) coal-fired generation facility to be located approximately 40 miles southeast of Waco in Robertson County, Texas.

B.           Pursuant to the Original Agreement, Owner engaged Contractor to design, engineer, procure, install, construct, test, commission and start up the Project and to train the persons who will operate and maintain the Project, for the Separated Contract Price stated herein and on a turnkey basis, and Contractor agreed to provide such services, all in accordance with the terms and conditions set forth in this Agreement, including Sections 3.1 and 3.2.

C.           Owner owns the Owner Furnished Equipment that will be used in the Project.  Contractor shall be responsible for incorporating the Owner Furnished Equipment into the design and installing the Owner Furnished Equipment as part of the Project as applicable and in accordance with the terms of this Agreement.

D.           Contractor has: (1) been provided and reviewed the conceptual drawings for the Project and all other documents relating to the Project, including the Upgrade Contracts and information regarding the OCIP, (2) inspected the real property on which the Project shall be constructed and the Owner Furnished Equipment, and (3) performed or reviewed such other investigations, studies, and analyses that Contractor has determined to be necessary or prudent in connection with entering into this Agreement.

E.           Contractor is willing to guarantee the timely completion and operating performance of the Project, in accordance with the terms and conditions hereof.

F.           WHEREAS, the Parties desire to amend and restate the Original Agreement to incorporate the terms of the Amendment.

NOW, THEREFORE, in consideration of the sums to be paid to Contractor by Owner and of the covenants and agreements set forth herein, the Parties agree as follows:

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AGREEMENT

1.           DEFINITIONS AND RULES OF INTERPRETATION

1.1           Definitions.  For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings.

“Abandons” means for the purposes of Section 19.1(h), that Contractor has substantially reduced personnel at the Site or removed required equipment from the Site such that Contractor would not reasonably be capable of maintaining progress sufficient to achieve Substantial Completion of a Unit by such Unit’s the Substantial Completion Guaranteed Date.

“Abnormally Severe Weather Conditions” means abnormally severe or extreme storms, including hurricanes, tornadoes, rain, snow or hail storms or abnormally severe lightning, taking into consideration the period of time when such storms occur and the location of the Site.

“Acceptance Tests” means the Performance Tests and the Emission Tests.

“Acceptance Tests Procedures” means the written test procedures, standards, protective settings, and testing programs for the Acceptance Tests as set forth in Section 13.3 and Exhibit I.

“Affiliate” means with respect to any Person, another Person that is controlled by, that controls, or is under common control with, such Person.  For purposes of this definition, “control” with respect to any Person shall mean the ability to effectively control, directly or indirectly, the operations and business decisions of such Person whether by voting of securities or partnership interests or any other method.  Without limiting the foregoing, an Affiliate of a Person shall include any other Person in which such Person holds twenty percent (20%) or more of the outstanding equity or ownership interests.

“Agency Subcontracts” shall have the meaning set forth in Section 3.23.

“Agreement” means this Amended and Restated Engineering, Procurement, and Construction Agreement, including all Exhibits hereto, as the same may be modified, amended, or supplemented from time to time in accordance with the terms hereof, and the Submittals as approved or accepted, as applicable, by Owner.

“Ancillary Sites” means the Forest Grove site located near Athens, Texas and the warehouse located approximately five (5) miles from the Site at which Owner has stored portions of the Owner Furnished Equipment, both of which are owned and controlled by Owner or an Affiliate of Owner.

“Applicable Laws” means and includes any applicable statute, license, law, rule, regulation, code, ordinance, judgment, decree, writ, legal requirement, order or the like, of any national, federal, provincial, state or local court or other Governmental Authority, and the written interpretations thereof, including any statute, law, rule, regulation, code, ordinance, judgment, decree, writ, order or the like, regulating, relating to or imposing liability or standards of conduct concerning: (i) Contractor, the Site or the performance of any portion of the Work or the Work

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taken as a whole, or the operation of the Project; or (ii) safety and the prevention of injury to persons and the damage to property on, about or adjacent to the Site or any other location where any other portion of the Work shall be performed; or (iii) protection of human health or the environment or emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, Hazardous Materials or other industrial, toxic materials or wastes, as now or may at any time hereafter be in effect.

“Applicable Permits” means each and every national, state, local or other license, consent, appraisal, authorization, ruling, exemption, variance, order, judgment, decree, declaration, regulation, certification, filing, recording, permit or other approval with, from or of any Governmental Authority, including each and every environmental, construction, operating or occupancy permit and any agreement, consent or approval from or with any other Person, that is required by any Applicable Law or that is otherwise necessary for the performance of the Work or operation of the Project, including the Owner Acquired Permits and the Contractor Acquired Permits.

“Boilers” means the boilers and the auxiliary components associated therewith described on Exhibit B hereto, which shall be installed and incorporated into the Project by Contractor.

“Boiler Upgrade Contracts” means that certain Purchase Order to be executed between Contractor and Alstom Power Inc. for the upgrade of the Unit 1 Boiler and that certain Purchase Order to be executed between Contractor and The Babcock & Wilcox Company for the upgrade of the Unit 2 Boiler.

“Boiler Upgrade Suppliers” means Alstom Power Inc. and The Babcock & Wilcox Company.

“Business Day” means a day, other than a Saturday or Sunday or a public holiday, on which banks are generally open for business in Dallas, Texas and New York, New York.

“Change In Law” means the enactment, adoption, promulgation, modification, or repeal after the date of the Amendment of any Applicable Law, or the modification after the date of this Agreement of any Applicable Permit issued or promulgated by any Governmental Authority that establishes requirements that affect Contractor’s costs or schedule for performing the Work or the issuance, after the date of this Contract, of any Applicable Permit that includes requirements, that affect Contractor’s costs or schedule for performing the Work; provided, however, a change in any national, federal, state, provincial or any other income or franchise tax law shall not be a Change In Law pursuant to this Agreement.

“Change In Work” means a change in the Work as defined in Section 16.1.

“Change In Work Form” means the form attached hereto as Exhibit E.

“Claim Notice” shall have the meaning set forth in Section 23.5.

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“Component” shall have the meaning set forth in Section 17.7.3.

“Conditional Waiver and Release Upon Final Payment” means a written statement in the form attached hereto as Exhibit F-3, containing a waiver and release of liens prepared and executed by Contractor or a Major Subcontractor, as applicable, pursuant to which a Person conditionally waives and releases all mechanic’s liens, stop notices and bond rights with respect to all Work, conditioned only upon final payment.

“Conditional Waiver and Release Upon Milestone or Progress Payment” means a written statement in the form attached hereto as Exhibit F-1, containing a waiver and release of liens prepared and executed by Contractor or a Major Subcontractor, as applicable, pursuant to which a Person conditionally waives and releases all mechanic’s liens, stop notices and bond rights with respect to all Work for which Contractor requested payment in the current Contractor’s Invoice, conditioned only upon payment of the amount set forth therein.

“Confidential Information” means information, ideas or materials, including such information, ideas or materials containing elements of Owner’s or its Affiliates’ proprietary operating system, now or hereafter owned by or otherwise in the possession or control of, or otherwise relating to, one Party or any of its Affiliates, including proprietary or non-public information concerning such Party’s or its Affiliates’ business, operations, financial condition, projections, or assets, historical information, inventions, business or trade secrets, know-how, techniques, data, reports, drawings, specifications, blueprints, flow sheets, designs, or engineering, construction, environmental, operations, marketing or other information, disclosed by one Party (the “transferor”) to the other Party or any of its Affiliates or any of their respective directors, employees or agents (the “transferee”); provided, however, “Confidential Information” of Owner shall also mean information, ideas or materials related to the Work or the Project that are: (a) obtained, developed or created by or for Contractor directly through the use of Owner’s Confidential Information in connection with the Work; (b) disclosed by Owner or any of its Affiliates; or (c) deduced by Contractor or any of its Affiliates or any of their respective directors, employees or agents from Confidential Information supplied by Owner or of its Affiliates or agents, or as a result of visits by Contractor or any of its Affiliates or any of their respective directors, employees or agents to the premises of Owner or any of its respective Affiliates, which relate to the Project.

“Contractor” shall have the meaning set forth in the preamble.

“Contractor Acquired Permits” shall have the meaning set forth in Section 3.9 and shall be those set forth in Exhibit C.

“Contractor Deliverables” means all of the design criteria, system descriptions, Required Manuals, Submittals, design calculations, quality assurance reports and all other material documents relating to the Project to be delivered to Owner for review and comment in accordance with the requirements of Exhibit A and Section 11.3.

“Contractor Event of Default” shall have the meaning set forth in Section 19.1.

“Contractor Lien” shall have the meaning set forth in Article 29.

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“Contractor’s Indemnitee” shall have the meaning set forth in Section 23.2.

“Contractor’s Invoice” means an invoice from Contractor to Owner in accordance with Section 6.2 and in the form of Exhibit F hereto.

“Contractor Submittals Table” means the table of Contractor Deliverables to be prepared by Contractor in accordance with Section 11.3 of this Agreement.

“Craft Labor Compensation Escalation Amount” means the amount calculated as set forth in and in accordance with Exhibit EE.

“Critical Path Item(s)” means the items identified as critical path items on the Project Schedule.

“Cure Period” means for each Unit the period beginning on the Substantial Completion Date for such Unit and ending one hundred eighty (180) days later, as adjusted pursuant to Section 15.5.

“Defect” means any Equipment and Materials, or installation or other workmanship (including the installation of the Owner Furnished Equipment) that: (a) does not conform to the Statement of Work or the Submittals; (b) is of improper or inferior workmanship or material in that it fails to comply with Industry Standards, as applicable; or (c) is otherwise inconsistent with Industry Standards, and satisfies any of the following conditions: (i) could materially and adversely affect the mechanical, electrical or structural integrity of the Project; or (ii) could materially and adversely affect the normal, efficient, effective or safe operation of the Project during the Project’s design life.

“Delay Liquidated Damages” shall have the meaning set forth in Section 15.1.

“Delay Notice” shall have the meaning set forth in Section 8.2.

“Discharge Permit” means the TPDES Permit to Discharge Wastes No. WQ0001986000 renewal issued January 31, 2005.

“Dollars” or “$” means United States dollars.

“Emissions Tests” means the tests as set forth in Exhibit I-1 to determine whether a Unit or the Project satisfies the Environmental Compliance Guarantees.

“Environmental Compliance Guarantees” shall have the meaning set forth in Exhibit I-1.

“Equipment and Materials” means all materials, supplies, apparatus, devices, machinery, equipment, parts, tools, special tools, components, instruments, appliances, spare parts and appurtenances thereto, including the Owner Furnished Equipment, that are required for the design, construction or operation of the Project in accordance with Industry Standards, and described in, required by or reasonably inferable from the Statement of Work or the Submittals.

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“ERCOT” means the Electric Reliability Council of Texas.

“Errors or Omissions” means any design or engineering Work, including any Submittals that: (a) does not conform to the Statement of Work; (b) fails to comply with Industry Engineering Standards, as applicable; or (c) could materially and adversely affect the mechanical, electrical or structural integrity of the Project, or the normal, efficient, effective or safe operation of the Project during the Project’s design life.

“Executive Labor Committee” means a committee to be formed by Owner and Contractor consisting of four (4) senior executive representatives of Owner and Contractor (i.e., two representatives from each Party), that shall meet as needed, in person or by conference call or as otherwise mutually agreed, in response to a recommendation(s) from the Program Labor Committee.

“Excusable Event” means an event that adversely impacts Contractor’s performance of the Work, to the extent such event is actually and demonstrably attributable to: (a) Owner’s failure or delay to perform any covenant or contractual obligation of Owner, as applicable hereunder; (b) to the extent set forth in Section 7.1.3, Owner’s failure to issue a Full Notice to Proceed by March 1, 2007; (c) a Change In Law; (d) an Unforeseen Site Condition; (e) a difference in the actual conditions encountered or the final permits issued from the Owner Provided Information, or (f) Owner’s failure to obtain an amendment or modification of the Discharge Permit that will permit Owner to discharge a total volume of up to 1,556 million gallons of once-through cooling water and auxiliary cooling water during any twenty four (24) hour period by the date Contractor commences conducting the Performance Tests for Unit 1 or Unit 2, as the case may be.

“Exhibits” means each Exhibit attached hereto.

“Final Completion” means satisfaction by Contractor or waiver by Owner of all of the conditions for Final Completion set forth in Section 14.4.

“Final Completion Date” means the date on which the last of the conditions to Final Completion of a Unit as set forth in Section 14.4 occurs.

“Final Contractor’s Invoice” means the final Contractor’s Invoice submitted for Final Payment with respect to a Unit in accordance with Section 6.9.

“Final Payment” means the final payment made by Owner or the Financing Entities to Contractor with respect to a Unit in accordance with Section 6.9.

“Financial Closing” means commitments of the Financing Entities to fully finance the engineering, procurement and construction of the Project in accordance with this Agreement and all conditions precedent to such commitments have been met to close financing and fund the Project.

“Financing Entities” means the holders of, or the agent(s) or trustee(s) representing the holders of, any debt, lease, or equity financing for, of or secured by the Project, including any Person(s) that owns the Project or any portion thereof and leases the Project or such portion to

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Owner or an Affiliate of Owner, as applicable, under a lease, sale leaseback or synthetic lease structure, or the Person(s) providing a letter or letters of credit or other guarantees or insurance in support of any such debt, lease or equity financing or providing any other letter of credit in connection with the construction or development of the Project, but excluding Owner and any Affiliate shareholders or Affiliate constituent members of Owner as of the date hereof.

“Force Majeure” means events demonstrably beyond the reasonable control of the Person claiming the event of Force Majeure, including each of the following events, matters, or things:  war, blockade, revolution, insurrection, riot, act of terrorism (or threats of terrorism involving the Work), or public disorder or acts of emergency; expropriation, requisition, confiscation, or nationalization; export or import restrictions (but not to the extent due to an increase in export or import duties or taxes) by any Governmental Authority; embargoes or sanctions; closing, damage or accidents to harbors, docks, canals, or other assistances to or adjuncts of the shipping or transportation industry; rationing or allocation, at the request or insistence of any Governmental Authority; action or inaction of Governmental Authority; explosions; fire; flood; earthquake; volcano; tide, tidal wave, or perils of the sea; Abnormally Severe Weather Conditions; an epidemic or quarantine; acts of God; or labor strikes, disputes or disruptions; the unavailability or shortages of labor or Equipment and Materials if caused by an event of Force Majeure.  The Person claiming the event of Force Majeure shall reasonably demonstrate that the effect of such event would not have been avoided had such Person used reasonable care or acted in compliance with Industry Standards.  The following events, matters or things shall not constitute an event of Force Majeure: (i) the absence of sufficient financial means to perform obligations or the failure to make payments in accordance with this Agreement; (ii) any labor disturbance, strike or dispute of Contractor’s workers or personnel or any Subcontractor’s workers or personnel or any independent contractor engaged by Contractor or any of its Subcontractors occurring at the Site (unless such event is part of a national or regional disturbance, strike or dispute) or any labor disturbance, strike or dispute limited to employees of Contractor; (iii) mechanical failures unless caused by an event of Force Majeure; (iv) storms and other climatic or weather conditions other than Abnormally Severe Weather Conditions; and (v) the unavailability or shortages of labor or Equipment and Materials unless itself caused by an event of Force Majeure.

“Full Notice to Proceed” means a written Notice signed by a duly authorized representative of Owner to Contractor authorizing Contractor to commence and complete all Work under this Agreement, including on-Site construction of the Units.

“Full Notice to Proceed Date” means the Business Day after Owner provides Contractor with the Full Notice to Proceed.

“Governmental Authorities” means applicable national, federal, state, provincial, and local governments and all agencies, authorities, departments, instrumentalities, courts, corporations, other authorities lawfully exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or other subdivisions of any of the foregoing having or claiming a regulatory interest in or jurisdiction over the Site, the Project, the Work or the Parties.

“Guaranteed Amount” shall have the meaning set forth in Section 4.2.6.

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“Hazardous Materials” means any substance or material regulated or governed by any Applicable Permit, or any substance, emission or material now or hereafter deemed by any Governmental Authority to be a “regulated substance,” “hazardous material,” “hazardous waste,” “hazardous constituent,” “hazardous substance,” “toxic substance,” “radioactive substance,” “pesticide” or any similar classification, including by reason of deleterious properties, ignitability, corrosivity, reactivity, carcinogenicity or reproductive toxicity.

“Indemnitee” means an Owner Indemnitee or a Contractor Indemnitee, as the context may require.

“Independent Expert” means a technical or scheduling expert experienced in and knowledgeable of the engineering, procurement and construction industry and the particular subject matter of a dispute between the Parties.

“Industry Engineering Standards” means those standards of care and diligence normally practiced by recognized engineering and design firms in performing engineering and design services of a similar nature for power projects in the United States similar to this Project and in accordance with Applicable Laws and Applicable Permits, as practiced at the time the engineering Work is performed.

“Industry Standards” or“Industry Grade” means those standards of construction, workmanship, Equipment and Materials, and components specified in Exhibit A; provided, however, if the relevant standard is not so specified or is ambiguous therein, “Industry Standards” or “Industry Grade” shall mean those standards of care and diligence normally practiced by engineering and construction firms in performing services of a similar nature for power projects in the United States similar to this Project and in accordance with Applicable Laws and Applicable Permits, as practiced at the time the Work is performed.

“Intellectual Property Claim” means a claim or legal action for unauthorized disclosure or use of any trade secret, patent, copyright, trademark or service mark arising from Contractor’s performance (or that of its Affiliates or Subcontractors) under this Agreement that:  (a) concerns any Equipment and Materials or other items or services provided by Contractor, any of its Affiliates, or any Subcontractor under this Agreement; (b) is based upon or arises out of the performance of the Work by Contractor, any of its Affiliates, or any Subcontractor, including the use of any tools or other implements of construction by Contractor, any of its Affiliates, or any Subcontractor; or (c) is based upon or arises out of the design or construction of any item by Contractor under this Agreement or the operation of any item according to directions embodied in Contractor’s final process design, or any revision thereof, prepared or approved by Contractor; provided that such claim or legal action does not result from Contractor’s following the written instructions of Owner to use, incorporate, or install the offending or infringing process or item.

“Intellectual Property Rights” means all licenses, trade secrets, copyrights, patents, trademarks, proprietary information and other ownership rights related to the Work or otherwise necessary for the ownership and maintenance of the Project, including all Project-related documents, models, computer drawings and other electronic expressions, photographs and other expressions.

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“Invention” shall have the meaning set forth in Section 25.1.

“Key Personnel” means the natural persons named and assigned to the identified positions set forth on Exhibit J.

“Leased Equipment” shall have the meaning set forth in Section 5.3.1.

“Loss(es)” means subject to Section 31.1, any and all liabilities (including liabilities arising out of the application of the doctrine of strict liability), obligations, losses, damages, penalties, claims, actions, suits, judgments, costs, expenses and disbursements and, in the case of third-party claims, whether the foregoing be founded or unfounded (including legal fees and expenses and costs of investigation), and whether arising in equity, at common law, or by statute, or under the law of contracts, torts or property, of whatsoever kind and nature, including claims for property damage, personal injury (including emotional distress) and third-party economic loss.

“Major Subcontractor” means a Subcontractor whose contract or contracts (in the aggregate) with Contractor, or any of its Subcontractors require payments by Contractor (or Subcontractor) of at least One Million Dollars ($1,000,000).

“Materials Warranty” means the warranty of Contractor under Section 17.2.

“Mechanical Completion” means satisfaction of the following requirements:

(a)           the Unit is mechanically, electrically, and structurally constructed in accordance with the requirements of this Agreement, the Statement of Work and Industry Standards, except for Non-Critical Deficiencies; and

(b)           the Unit and each sub-system thereof, including all emissions or environmental compliance systems and all other critical systems, is mechanically, electrically and functionally complete and ready for initial operations, adjustment and testing, except for Non-Critical Deficiencies.

“Milestone Item(s)” means a discrete portion of the Work as set forth in Exhibit G, and scheduled to be completed by the applicable dates set forth in the Project Schedule.

“Minimum Performance Criteria” means at least *** percent (***%) of the Net Unit Capacity Guarantee during a Net Unit Capacity Test and not more than *** percent (***%) of the Net Unit Heat Rate Guarantee during a Net Heat Rate Performance Test while meeting all requirements of the TPDES General Permit to Dispose of Wastes Under the Clean Water Act Section 402 Permit WQ0001986000, approved Texas Commission Environmental Quality Air Permit No. 76474 and Prevention of Significant Deterioration Permit (PSD-TX-1056), including all variances and waivers that may be applicable thereto.

“Minimum Tangible Net Worth” shall have the meaning set forth in Section 26.1.2(a).

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“Monthly Progress Report” means a written monthly progress report prepared by Contractor in form and content generally in accordance with Exhibit K.

 “Net Unit Capacity” means the capacity of the Unit in kilowatts equal to the sum of the steam generator output minus generator transformer losses and auxiliary power losses.

“Net Unit Capacity Guarantee” means the Net Unit Capacity shall be between *** and *** kilowatts for Unit 1 and shall be between *** and *** kilowatts for Unit 2, at the conditions specified in Exhibit I-1.

“Net Unit Heat Rate” means gross heat input to the steam generator divided by the sum of generator output minus generator transformer losses and auxiliary power usage.

“Net Unit Heat Rate Guarantee” means the Net Unit Heat Rate shall be between *** and *** Btu/kWh for Unit 1 and shall be between *** and *** Btu/kWh for Unit 2, at the conditions specified in Exhibit I-1.

“Non-Critical Deficiencies” means each item of Work that: (a) Owner or Contractor identifies as requiring completion or containing Defects or Errors or Omissions; (b) does not impede the safe operation of a Unit or the Project in accordance with Industry Standards; and (c) does not affect the capacity, efficiency, reliability, operability, safety or mechanical or electrical integrity of a Unit or the Project.

“Notice” or “notice” means a written communication between the Parties required or permitted by this Agreement and conforming to the requirements of Article 30.

“Notice For Payment of Performance Liquidated Damages” means a Notice from Owner to Contractor specifying the Performance Liquidated Damages and the actual performance levels of the Project during a Performance Test used in calculating the Performance Liquidated Damages.

“Notice of Correction” means a Notice from Contractor to Owner that a condition has been corrected in accordance with Section 6.12.2.

“Notice of Final Completion” means a Notice from Contractor to Owner in accordance with Section 14.4 that a Unit has satisfied the requirements for Final Completion.

“Notice of Substantial Completion” means a Notice from Contractor to Owner in accordance with Section 14.3 that a Unit has satisfied the requirements for Substantial Completion.

“Notice of Withholding” means a Notice from Owner to Contractor of amounts to be withheld from a payment in accordance with Section 6.12.2.

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“O&M Manual Supporting Documents” means with respect to the Project, Subcontractor, Upgrade Suppliers, and Supplier operation and maintenance manuals for Equipment and Materials, including piping and instrumentation diagrams, narrative descriptions, heat and material balances, and system design and operating parameters, including procedures and operator responses to alarms.

“OCIP” shall have the meaning set forth in Section 21.1.1.

“OCIP Administrator” shall have the meaning set forth in Section 21.1.6.

“Open Book Review” shall mean the process for determining the scope of the Work and the Separated Contract Price, as described in Section 5.3.

“Operating Consumables” means operating consumables, including lubricants, filters, lamps, light bulbs, and other consumable equipment and materials, necessary for the operation and maintenance of the Project, but excluding any and all production inputs that are the responsibility of Owner pursuant to Section 2.8.

“Operating Personnel” means the personnel hired by Owner, or by an entity providing operating or maintenance services for Owner, to operate and maintain the Project (including all operators, maintenance personnel, instrument technicians and supervisors).

“Other Owner Furnished Equipment” means the Owner Furnished Equipment other than the Boilers and the STGs.

“Outage Period” shall have the meaning set forth in Section 15.4.9.

“Owner” shall have the meaning set forth in the preamble.

“Owner Acquired Permits” shall have the meaning set forth in Section 2.4.

“Owner Directive” shall have the meaning set forth in Section 16.7.

“Owner Event of Default” shall have the meaning set forth in Section 19.4.

“Owner Furnished Equipment” means all of the equipment and the materials provided by Owner to Contractor for installation and incorporation into the Work, including the Boilers and the STGs, as more particularly described on Exhibit B hereto, and the existing foundations and partial installation of structural steel with respect to Unit 1.

“Owner Indemnitee” shall have the meaning set forth in Section 23.1.

“Owner Provided Information” means the information provided by or on behalf of Owner, including such information as set forth on Exhibit W.

“Owner Provided Facilities and Services” means the substation and the office space at the Site and the Ancillary Sites, if any, made available to Contractor by Owner in Owner’s sole discretion, until the Full Notice to Proceed has been issued and the Contractor has mobilized its

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construction trailers to the Site, the laydown area, rights-of-way and easements, and access to Owner’s potable water supply, phone lines and electrical service as more particularly described in Exhibit A-1–Section 01560.

“Owner’s Certificate of Final Completion” means a certificate of Owner certifying that Final Completion has occurred.

“Owner’s Certificate of Substantial Completion” means a certificate from Owner certifying that Substantial Completion of a Unit has occurred.

“Owner’s Draft Air Permit” means the draft air permit issued by the Texas Commission on Environmental Quality Air Permit No. 76474 and the Prevention of Significant Deterioration Permit (PSD-TX-1056).

“Owner’s Engineer” means any engineering firm or firms or other engineer or engineers (which may be employees of Owner) selected and designated by Owner.

“Performance Bonus” shall have the meaning set forth in Section 5.5.2.

“Performance Guarantees” means the Net Unit Capacity Guarantee, the Net Unit Heat Rate Guarantee and the Environmental Compliance Guarantees, as more particularly defined in Exhibit I-1.

“Performance Liquidated Damages” means the amounts, if any, paid or to be paid by Contractor pursuant to Section 15.3 in the event Contractor fails to satisfy certain of the Performance Guarantees.

“Performance Tests” means the tests for measuring the Net Unit Capacity and Net Unit Heat Rate as described in Exhibit I-1–Section 5.03.

“Permit Requirement” means any requirement or condition on or with respect to the issuance, maintenance, renewal or transfer of any Applicable Permit or any application therefore.

“Person” means any individual, corporation, company, voluntary association, partnership, incorporated organization, trust, limited liability company, or any other entity or organization, including any Governmental Authority.

“Phase One EPC” means the period beginning on the date on which Owner and Contractor execute this Agreement and ending on the Full Notice to Proceed Date, during which Contractor shall perform the Phase One EPC Activities.

“Phase One EPC Activities” shall mean the activities set forth on Exhibit CC.

“Pre-Authorization” shall have the meaning set forth in Section 7.1.1.

“Program Labor Committee” means a committee to be formed by Owner and Contractor consisting of six (6) project and program level representatives of Owner and Contractor (i.e., three representatives from each Party), that shall meet, in person or by

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conference call or as otherwise mutually agreed, on a quarterly basis or such shorter time period as requested by either Party or upon one (1) Business Day’s notice from either Party, or as soon as practicable thereafter, to discuss and recommend potential changes to craft labor hiring practices and policies (including the composition of, and the salary and benefits (based upon Exhibit EE), to be paid to craft labor, collectively referred to as “Craft Labor Compensation”) that Contractor believes are appropriate and necessary to continue to attract and retain skilled craft to perform the Work in an efficient and timely manner at the Project and at other construction projects in which Owner and Contractor may be engaged in Texas.

“Project” means the complete coal-fired power generation facility to be designed, engineered, procured, constructed, tested and commissioned under this Agreement, together with all ancillary equipment and subsystems, all equipment, supplies and materials necessary to produce the Project outputs of electricity (including the Equipment and Materials and the Owner Furnished Equipment), together with all supporting improvements and interconnections, as generally described in, and including all items described, in or inferable from, this Agreement.

“Project Director” means the Project Director designated by Contractor and approved by Owner pursuant to Section 3.4.

“Project Representative” means the Project Representative designated by Owner pursuant to Section 2.1.

“Project Schedule” means a critical path schedule prepared by Contractor and meeting the requirements set forth in Exhibit A-1–Section 01320 describing the time of completion by Contractor of the Milestone Items and all of the other Work items, as such schedule may be modified in accordance with Section 7.4.1.

“Proposed Punchlist” shall have the meaning set forth in Section 14.1.1.

“Punchlist” means schedules of Non-Critical Deficiencies for each Unit developed pursuant to Section 14.1.1.

“Remedial Plan” shall mean a plan prepared by Contractor regarding the actions to be taken and the schedule to remedy failures to meet the Performance Guarantees, as submitted to and approved by Owner pursuant to Sections 15.4.2.

“Required Manuals” means all operating data and manuals, spare parts manuals, integrated and coordinated operation and maintenance manuals and instructions, and training aids, whether created by Contractor or  any Subcontractor, which are reasonably necessary to safely and efficiently commission, test, start up, operate, maintain and shut down the Project (including those manuals identified on Exhibit A-1–Section 01330).

“Retainage” shall have the meaning set forth in Section 6.8.

“Schedule Bonus” shall have the meaning set forth in Section 5.5.1.

“Schedule of Payment Values” means the Schedule of Payment Values reflecting the Separated Contract Price assigned to the Work upon completion of the Open Book Review and

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attached hereto as Exhibit D, and developed in accordance with Section 5.3.2 and Exhibit A-1–Section 01320, establishing payment amounts in connection with achieving Milestone Items, setting forth the estimated date of completion of such Milestone Items and setting forth estimated cancellation costs.

“Separated Contract Price” means the total sum payable by Owner developed during the Open Book Review in accordance with Section 5.2 as stated in Exhibit BB for all labor, all materials, and all equipment, which sum shall be due in accordance with the terms of this Agreement as consideration for the performance of the Statement of Work to be performed by or through Contractor on a “turnkey” basis in order to complete the Project, all in strict accordance with the terms of this Agreement, which sum shall only be subject to adjustment in accordance with this Agreement.

“Separated Target Price” shall have the meaning set forth in Section 5.1.

“Site” means the real property described in Exhibit L located in Robertson County and Limestone County, Texas on which the Project shall be constructed, as more particularly defined in Exhibit M.

“Site Conditions” means the physical and other conditions at the Site and the surrounding area as a whole, including conditions relating to the environment, transportation, access, waste disposal, handling and storage of materials, the availability and quality of electric power, the availability and quality of water, the availability and quality of roads, climatic conditions and seasons, topography, air and water (including raw water) quality conditions, ground surface conditions, surface soil conditions, sound attenuation, subsurface geology, nature and quantity of surface and subsurface materials to be encountered (including Hazardous Materials), the geological and subsurface conditions of the Site, and the location of underground utilities, and equipment and facilities needed before and during performance of Contractor’s obligations under this Agreement.

“Spare Parts Schedule” shall have the meaning set forth in Section 3.20.1.

“Statement of Work” means the requirements regarding the Work set forth in this Agreement, including the specifications and other requirements included in the Exhibits attached hereto.

“STGs” means the steam turbines and generators described on Exhibit B hereto, together with all major components and auxiliary components thereto, which Owner will provide for installation or incorporation into the Project by Contractor.

“STG Upgrade Contract” means that certain Steam Turbine Generator Agreement dated as of March 31, 2006, between TXU Energy Company LLC, an Affiliate of Owner, and General Electric International, Inc. for the upgrade and completion of two General Electric model steam turbines and generators, attached hereto as Exhibit B-1, as assigned to Owner on August 3, 2006.

“STG Upgrade Supplier” means General Electric International Inc.

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“Subcontractor” means any Person, including any Supplier, other than Contractor or its Affiliates, that performs any portion of the Work (including any subcontractor of any tier) in furtherance of Contractor’s obligations under this Agreement.

“Submittals” means the drawings, specifications, drawing logs, conformed technical specifications, manufacturers’ drawings and data, plans and designs, and any other information that has been prepared by Contractor, or any Subcontractor or Supplier with respect to the Work, and that have been submitted to and accepted or approved by the Owner in accordance with the provisions of this Agreement.  Submittals and the time periods available for Owner’s review, acceptance or approval thereof, are defined in Exhibit A-1–Section 01330.

“Substantial Completion” means satisfaction or waiver of all of the conditions set forth in Section 14.2 with respect to each Unit.

“Substantial Completion Date” means the date on which Substantial Completion actually occurs.

“Substantial Completion Guaranteed Date” means, with respect to the first Unit, the date of ***, and, with respect to the second Unit, the date of ***, as such dates may be modified in accordance with the terms hereof.

“Successfully Run” means with respect to an Acceptance Test that the applicable Acceptance Test was completed in accordance with the procedures, conditions and requirements for the proper performance of such test set forth in Exhibit I-1 and the other provisions of this Agreement applicable to such test.

“Suppliers” means persons that supply Equipment and Materials to Contractor or any Subcontractor in connection with the performance of the Work.

“Suspension for Cause” shall have the meaning set forth in Section 20.6.

“Tangible Net Worth” shall mean the sum of (i) assets, including permits, contracts and leases, less (ii) intangible assets, including goodwill, patents, copyrights and trademarks, less (iii) total liabilities.

“Threshold Rating” shall mean a credit rating equal to or greater than BBB- by Standard & Poors, BBB- by Fitch or Baa3 by Moody’s.

“Unconditional Waiver and Release Upon Final Payment” means a written statement in the form attached hereto as to Exhibit F-4, containing a waiver and release of liens prepared and executed by Contractor or a Major Subcontractor, as applicable, pursuant to which a Person unconditionally waives and releases all mechanic’s liens, stop notices and bond rights with respect to all Work.

“Unforeseen Site Conditions” shall have the meaning set forth in Section 12.3.

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“Unit” means a boiler, steam turbine generator, emission control and related equipment.  The first Unit to be completed pursuant to this Agreement, together with facilities common to both Units such as the water treatment system, is sometimes referred to herein as “Unit 1.”  The second Unit to be completed is sometimes referred to herein as “Unit 2.”

“Upgrade Contracts” shall mean the STG Upgrade Contract and the Boiler Upgrade Contracts, collectively.

“Upgrade Suppliers” shall mean the STG Upgrade Supplier and the Boiler Upgrade Suppliers, collectively.

“Warranty Payment Option” shall have the meaning set forth in Section 17.7.5.

“Warranty Period” shall have the meaning set forth in Section 17.3.

“Warranty Procedures” shall have the meaning set forth in Section 17.7.1.

“Work” means all obligations, duties, and responsibilities assigned to or undertaken by Contractor under this Agreement with respect to the Project, including all engineering, design and construction of the Project, cleaning of the components of the Boilers, cleaning and refurbishment of the Other Owner Furnished Equipment, all procurement and provision of Equipment and Materials (other than Owner Furnished Equipment), all erection and installation of Equipment and Materials, and all training, start up (including calibration, inspection, and start up operation), and testing included in or required for the Project.  Where this Agreement describes a portion of the Work in general, but not in complete detail, the Parties acknowledge and agree that the Work includes any work required:  (a) for the design and construction of the Project in accordance with Industry Standards; and (b) for the Project to be capable of being operated in accordance with Industry Standards.  Notwithstanding the foregoing, Contractor’s obligations with respect to Owner Furnished Equipment are as specified in Section 3.5.

“Work Warranty” means the warranties of Contractor under Section 17.1.

1.2           Exhibits.  This Agreement includes the Exhibits annexed hereto and any reference in this Agreement to an “Exhibit” by letter designation or title shall mean one of the Exhibits identified in the table of contents and such reference shall indicate such Exhibit herein.  Each Exhibit attached hereto is incorporated herein in its entirety by this reference.

1.3           Interpretation.

(a)           Terms defined in a given number, tense, or form shall have the corresponding meaning when used in this Agreement with initial capitals in another number, tense, or form.  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

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(b)           The terms such as “hereof,” “herein,” “hereto,” “hereinafter,” and other terms of like import are not limited in applicability to the specific provision within which such references are set forth but instead refer to this Agreement taken as a whole.

(c)           When a reference is made in this Agreement to an Article, Section, subsection or Exhibit, such reference is to an Article, Section, subsection or Exhibit to this Agreement unless otherwise specified.

(d)           The word “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” unless otherwise specified shall not be deemed limited by the specific enumeration of items, but shall be deemed without limitation.  The term “or” is not exclusive.

(e)           A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.

(f)           Reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g)           The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

1.4           Headings.  All headings or captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

1.5           Conflicts in Documentation.  This Agreement, including the Exhibits hereto shall be taken as mutually explanatory.  If there is an express conflict between the provisions of this Agreement or any Exhibit hereto, Contractor shall immediately notify Owner of such conflict.  Owner, in its reasonable discretion, shall choose which conflicting provision it requires Contractor to follow.  In the event of a conflict between any provision within Articles 1 through 33 of this Agreement and an Exhibit, the provisions of Articles 1 through 33 of this Agreement shall take precedence over any of the Exhibits.  In the event of a conflict between the Exhibits and any Submittals, the Exhibits shall take precedence over any Submittals.

1.6           Documentation Format.  This Agreement and all documentation to be supplied hereunder shall be in the English language and all units of measurement in the design process, specifications, drawings and other documents shall be specified in dimensions as customarily used in the United States.

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2.           RESPONSIBILITIES OF OWNER

Owner shall, at Owner’s cost and expense:

2.1           Project Representative.  As of the date of the Amendment, Owner has designated a Project Representative as identified in Section 30.1, who shall act as the point of contact for Contractor with respect to the prosecution of the Work and any issues relating to this Agreement (but who shall not by virtue of such designation be authorized to execute a Change In Work Form or make any amendments to, or provide waivers under, this Agreement).  The Project Representative’s authority to execute a Change In Work Form shall be as set forth in Section 16.5.  Owner may designate Owner’s Engineer as its Project Representative and may designate more than one Project Representative, and may designate a different Project Representative from time to time by written notice to Contractor.

2.2           Operating Personnel.  Commencing six (6) months prior to first fire for a Unit as set forth in the Project Schedule, as updated from time to time by Contractor, provide Operating Personnel with general power plant experience for training by Contractor as provided pursuant to Section 3.19 and to provide ordinary operating and maintenance support to Contractor for testing, start up and commissioning of the Project as provided in Section 3.19.1.  Until Substantial Completion, the Operating Personnel provided by Owner pursuant to this Section 2.2 shall provide normal operating maintenance support under the supervision and direction of Contractor’s start-up manager; provided, however, that such Operating Personnel shall not be deemed employees or Subcontractors of Contractor.  Notwithstanding anything to the contrary in the foregoing, Contractor shall remain solely responsible for performing the Work in accordance with this Agreement, including Contractor’s obligation to achieve Substantial Completion of each Unit by the applicable Substantial Completion Guaranteed Dates.  Except to the extent prohibited by any applicable bargaining unit agreement, Contractor shall be entitled to require Owner to remove any Operating Personnel from the Site that Contractor reasonably demonstrates (i) is creating a safety hazard, (ii) has committed such actions or refused to take such action as would amount to insubordination, or (iii) is causing or has caused material interference with Contractor’s completion of the Work by the Substantial Completion Dates as indicated on the Project Schedule.

2.3           Ministerial Assistance.  Provide such ministerial assistance as Contractor may reasonably request in connection with obtaining Contractor Acquired Permits.

2.4           Owner Acquired Permits.  Obtain, with Contractor’s reasonable assistance (to be provided at no cost to Owner), and pay for all the Applicable Permits set forth on Exhibit C as a permit to be acquired by Owner and all other Applicable Permits excluding the Contractor Acquired Permits (collectively, the “Owner Acquired Permits”), as set forth on Exhibit C.

2.5           Access to Site and Owner Furnished Equipment.  Owner shall make the Site and the Ancillary Sites, the Owner Furnished Equipment and the Owner Provided Facilities and Services available to Contractor and shall allow Contractor unencumbered access thereto as necessary for Contractor to proceed with the Work and assure rights of ingress and egress to and from the Site for Contractor for performance of the Work; provided, however, that Contractor shall coordinate with and cooperate with Owner regarding entry onto the Site, the Ancillary Sites

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or any part thereof, and with Owner’s security procedures.  Owner hereby grants Contractor the right to, and to allow the Upgrade Suppliers to, remove the Owner Furnished Equipment to be refurbished pursuant to the Upgrade Contracts, from the Site and the Ancillary Site, in accordance with the terms thereof.

2.6           Owner Provided Facilities and Services.  Provide the Owner Provided Facilities and Services.  Notwithstanding anything in this Agreement to the contrary, Contractor’s sole remedy for the failure of Owner to provide or cause to be provided any of the Owner Provided Facilities and Services in accordance with the terms of this Agreement is the relief granted in Section 8.6.2.  Any such failure shall not be considered a breach of any covenant, condition, representation or warranty of Owner, and shall not be construed as an Owner Event of Default.

2.7           Owner Furnished Equipment.

2.7.1                      Access.  Provide or cause to be provided to Contractor and the relevant Upgrade Suppliers, access, physical possession and control of the Owner Furnished Equipment (as identified from time to time during the term of this Agreement).  Notwithstanding anything in this Agreement to the contrary, Contractor’s sole remedy for the failure of Owner to provide or cause to be provided any of the Owner Furnished Equipment in accordance with the terms of this Agreement shall be the relief granted to Contractor under Section 8.6.2.  Any such failure shall not be considered a breach of any covenant, condition, representation or warranty of Owner, and shall not be construed as an Owner Event of Default.

2.7.2                      Upgrade Contracts.  Cause its Affiliate, TXU Energy Company LLC, to appoint Contractor as Owner’s agent with respect to the STG Upgrade Contract, and assign such STG Upgrade Contract to Contractor on such date as Owner and Contractor mutually agree, but in any event on or before Financial Closing.  Upon execution of the Boiler Upgrade Contracts and with respect to the STG Upgrade Contract, Owner shall advise the Upgrade Suppliers that Contractor shall act as agent for and on behalf of Owner with respect to all matters concerning the Upgrade Contracts and that such Upgrade Suppliers shall take directions and instructions from Contractor in the performance of their obligations under their respective Upgrade Contract.

2.8           Commodity and Transmission Scheduling.  Owner shall schedule (i) delivery of sufficient coal meeting the specifications as set forth in Exhibit A; and (ii) off take of test power (during the Acceptance Tests), including arranging for and scheduling transmission of such test power, in each case in the amounts and at such times as may be required to support Contractor’s obligations with respect to start up, commissioning and testing of each Unit as indicated by Contractor pursuant to Section 3.22.  In addition, Owner shall, upon reasonable advance notice from Contractor, provide Contractor (i) access to and availability of cooling water (with respect to adequate quantities and quality), (ii) backfeed power, (iii) limestone, (iv) ammonia, (v) natural gas, and (vi) such other consumables that are to be provided by Owner pursuant to Exhibit S, in the amounts and at such times as may be requested by Contractor from time to time to support Contractor’s obligations with respect to start up, commissioning and testing of each Unit, as indicated by Contractor pursuant to Section 3.22.

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3.           RESPONSIBILITIES OF CONTRACTOR

Contractor shall:

3.1           Turnkey Basis.  On a turnkey basis, Contractor shall perform, furnish, be responsible for, and, except for such equipment purchase agreements or purchase orders for which Contractor is acting as Owner’s agent, pay the cost of, all of the Work, including all services, labor, Equipment and Materials and supervision necessary to provide an operable Project to the extent and in accordance with the provisions of this Agreement.  References to the obligations of Contractor under this Agreement as being “turnkey” and performing the Work on a “turnkey basis” means that Contractor is obligated to complete the Work such that the Project satisfies the applicable terms, conditions, Performance Guarantees, Substantial Completion Guaranteed Dates, the other guarantees as set forth in Exhibit I-1 and the requirements set forth in this Agreement, all for the Separated Contract Price.

3.2           Performance of Work.  Perform and complete all of the Work, and cause each Subcontractor to perform and complete each such Subcontractor’s respective work, without any Defects or Errors or Omissions, in accordance with the terms of this Agreement and with Industry Engineering Standards, Industry Standards, and in compliance with Applicable Laws, Permit Requirements and Applicable Permits.  Without limiting the foregoing, Contractor shall, subject to the terms and conditions of this Agreement, including Section 15.1, perform the Work so as to achieve Substantial Completion of each Unit by such Unit’s Substantial Completion Guaranteed Date.

3.3           Design and Construction of Project.  Design, engineer and construct the Project so that it meets the requirements of the Submittals, and is capable of operation, at the design levels specified in the Statement of Work and in compliance with Industry Engineering Standards, Industry Standards, Applicable Laws, Permit Requirements and Applicable Permits in effect at the time of Substantial Completion; provided that Owner acknowledges that Contractor has designed the Project to discharge a total volume of up to 1,556 million gallons during any twenty four (24) hour period of once-through cooling water and auxiliary cooling water, rather than the volume limitation of 1,470 million gallons during any twenty four (24) hour period currently provided in the Discharge Permit.  Contractor shall provide all necessary engineering and design services necessary to set forth in detail the specifications, drawings and requirements for the procurement of Equipment and Materials (other than the Owner Furnished Equipment) and for the construction of the entire Project in a manner which satisfies the requirements of this Agreement.  Contractor shall preserve all permanent survey construction monuments and benchmarks during its performance of the Work.

3.4           Project Director.  Contractor shall designate a Project Director, subject to Owner’s prior written approval, who shall have full responsibility for the prosecution of the Work and shall act as a single point of contact in all matters on behalf of Contractor.  The Project Director shall be one of the Key Personnel for purposes of this Agreement.  Contractor’s initial Project Director is designated on Exhibit J.

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3.5           Owner Furnished Equipment.

3.5.1                      Assumption or Execution of Upgrade Contracts.  Contractor represents that it has conducted a detailed review of the commercial and technical terms, conditions and requirements contained in the STG Upgrade Contract.  As of the date of the Original Agreement with respect to the Boiler Upgrade Contracts and as of August 16, 2006 with respect to the STG Upgrade Contract, until the date of assignment to and assumption of the Upgrade Contracts in full by Contractor, Contractor shall act as agent for and on behalf of Owner with respect to all matters concerning the Upgrade Contracts.  Contractor has been authorized to and has executed the Boiler Upgrade Contracts directly with the Upgrade Suppliers as agent for and on behalf of Owner, subject to Owner’s review and approval of the Boiler Upgrade Contracts.

3.5.2                      Assignment of Upgrade Contracts.  Upon Contractor’s appointment as agent of the STG Upgrade Contract and the execution of the Boiler Upgrade Contracts, Contractor shall be responsible to administer all aspects of the Upgrade Contracts and shall oversee the Upgrade Suppliers’ performance thereunder, including technical review and coordination.  Subject to Section 4.2.7(b), Owner shall, in writing and in the form attached hereto as Exhibit X, assign its rights and obligations under the Boiler Upgrade Contracts and the STG Upgrade Contract to Contractor, and upon such assignment, Contractor shall assume all of Owner’s rights and obligations under the Boiler Upgrade Contracts and the STG Upgrade Contract, including the payment obligations thereunder.

3.5.3                      Management of Upgrade Contracts.  While acting as agent for Owner and following assignment of the Upgrade Contracts to Contractor, Contractor shall conduct receiving inspection, off-loading, Site storage and maintenance of the Boilers and the STGs until Substantial Completion, and shall incorporate the Boilers and the STGs into the Project.  Contractor shall schedule and otherwise manage the technical consulting time provided by each Upgrade Supplier pursuant to the Upgrade Contracts, it being the responsibility of Contractor to efficiently manage such Upgrade Supplier’s consulting time and otherwise coordinate with each Upgrade Supplier to require that its technical consultants are available at the Site as and when required by the Project Schedule and the overall progress of the Work.

3.5.4                      Inspection, Delivery and Installation of Owner Furnished Equipment.  Contractor acknowledges that the Other Owner Furnished Equipment is currently stored in various locations at the Site and at the Ancillary Sites, and that the Boilers and the STGs are undergoing inspection and condition assessment by the Upgrade Suppliers and may be required to undergo repair and upgrade at each respective Upgrade Supplier’s place of business.  Notwithstanding the foregoing, as between Owner and Contractor, the Owner Furnished Equipment shall fall under the care, custody and control of Contractor.  Contractor shall be responsible for inspecting, refurbishing, cleaning and causing the Other Owner Furnished Equipment to be delivered to the Site, as necessary, for cleaning the components of the Boilers and for causing, or coordinating with the Upgrade Suppliers to cause, the Boilers and the STGs to be delivered to the Site.  Owner shall obtain insurance in the amount of the replacement value of the Owner Furnished Equipment identified to be refurbished, insuring against any damage or loss to the Owner Furnished Equipment while in transit to and from the Site.   Contractor shall be responsible for the installation, commissioning and testing of the Owner Furnished Equipment.

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3.5.5                      Costs.  All necessary costs for inspection, cleaning, refurbishing, handling, shipping, storage, erection, commissioning and start up of any Owner Furnished Equipment, and all costs and expenses relating to the technical administration of the Upgrade Contracts, review of Upgrade Supplier drawings, and expediting and inspection of the Owner Furnished Equipment shall be borne by Contractor to the extent not paid by Owner prior to the date hereof and are included in the Separated Contract Price.

3.5.6                      Upgrade Suppliers.  Notwithstanding any other provision of this Section 3.5, Contractor shall:

(a)           deliver a copy of any correspondence or other communication relating to warranties or asserting claims against Contractor or Owner that Contractor may receive from each Upgrade Supplier to Owner immediately after Contractor’s receipt thereof;

(b)           provide Notice to Owner promptly after Contractor becomes aware of any material failure by any Upgrade Supplier to perform its respective obligations under the Upgrade Contracts (including any work performed by Contractor or any Upgrade Supplier that does not conform to the requirements of the Upgrade Contracts or developments that affect Critical Path Items); and

(c)           record each Upgrade Supplier’s performance under the Upgrade Contracts, respectively, after delivery of the respective Owner Furnished Equipment to the Site.

Notwithstanding the foregoing, Contractor’s authority in connection with the Upgrade Contracts shall be limited such that Contractor shall neither do nor undertake to do any of the following without Owner’s prior written consent in each case:

(i)           materially amend or modify the Upgrade Contracts;

(ii)           waive or exclude performance by any Upgrade Supplier of their respective obligations under the Upgrade Contracts; or

(iii)           release, compromise or waive any claim against any of the Upgrade Suppliers.

3.5.7                      Existing Boiler Components.  Owner and Contractor acknowledge that the existing Boiler components were manufactured under the then-applicable ASME codes.  If any Governmental Authority, including for these purposes an ASME authorized inspector, or the State of Texas Board of Inspectors or its equivalent, determines that the existing Boiler components must be modified to comply with another version of the ASME code, Contractor shall be entitled to a Change In Work with respect to such modifications.

3.5.8                      Owner Furnished Equipment Not Utilized.  Owner and Contractor acknowledge and agree that Contractor will be evaluating existing equipment of Owner’s to be provided for the Project as identified on Exhibit B, and may choose or may not be able to utilize all of such existing equipment for the Project.  To the extent Contractor does not utilize any of the existing equipment provided by Owner, Contractor shall promptly notify Owner of its election or decision not to use or utilize such existing equipment, such election or decision to be

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subject to Owner’s reasonable approval if the cost of replacing such equipment exceeds an aggregate of One Million Dollars ($1,000,000), and in any event such elections and decisions to be completed during the Open Book Review and before determination of the Separated Contract Price.  If the decision not to utilize existing equipment is subject to Owner’s approval, Owner shall withhold or provide such approval within ten (10) days after receipt of a written notice from Contractor specifying the existing equipment is not being used and the reasons why.  If Contractor elects not to use any of the Owner Furnished Equipment, and where applicable, Owner approves Contractor’s decision, such equipment shall not be included in the Owner Furnished Equipment for purposes of this Agreement.  Accordingly, risk of loss of such existing equipment not included in the Owner Furnished Equipment shall remain with Owner at all times.  Contractor acknowledges that some of the existing equipment not being utilized in the Project is stored in the same locations as the Owner Furnished Equipment.  Contractor shall use reasonable care to avoid any damage to any of Owner’s existing equipment and shall promptly notify the Project Representative if Contractor needs to move any of the existing equipment to complete the Work.  Contractor and Owner shall cooperate to move the existing equipment not utilized as Owner Furnished Equipment.  If Contractor moves any such existing equipment, the cost of moving such equipment shall be part of the Separated Contract Price, which shall not be adjusted as a result of any such relocation of existing equipment by Contractor.

3.6           Utilities and Services.

3.6.1                      Provision of Services.  Contractor shall install, connect, and maintain at its own expense during its performance under this Agreement all utilities, facilities, and services as set forth in Exhibit A-1–Section 1560 (other than or in excess of the utilities, facilities, and services provided as part of the Owner Provided Facilities and Services) required for the performance of the Work.  All actions taken by Contractor concerning the utilities, facilities, and services used or provided hereunder shall follow all Applicable Laws and the standards of performance set forth in this Agreement.

3.6.2                      Payment.  Contractor shall pay when due all construction utility usage charges and shall arrange with local authorities and utility companies having jurisdiction over the Site for the provision of utilities other than or in excess of the utilities provided as part of the Owner Provided Facilities and Services.

3.6.3                      Supply of Construction Facilities.  Other than the Owner Provided Facilities and Services, Contractor shall obtain and provide all supplies or services required for the performance of the Work but which do not form a permanent part of the completed Work, including all temporary structures and other facilities as set forth in Exhibit A-1–Sections 1520 and 1560 required for the proper and safe performance and completion of the Work but that does not form part of the Work such as office trailers, boarding, fences, covered ways, temporary footways and stairs, protection for workers such as guardrails, fences, notices, temporary lights, construction power, non-potable water and other consumables, construction utilities and services, erection structures and equipment such as shoring, falsework, forming materials, scaffolding, temporary stairs, staging, and all sanitary, safety, and first aid and fire prevention facilities of a temporary nature, and obtain and pay for an adequate supply of fuel, water, power, and all other necessary construction utility services (including fuel for construction equipment), all construction chemicals, lubricants, and construction consumables, and disposal of sewage, waste

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material, rubbish, and spoils generated by Contractor and its Subcontractors, in each case as necessary for Contractor’s performance of the Work (but excluding utilities, facilities and services provided as part of the Owner Provided Facilities and Services).

3.6.4                      Operating Consumables.  Contractor shall:  (a) provide all Operating Consumables  necessary or appropriate for the construction, start up, testing, commissioning, operation or maintenance of the Project (other than the consumables to be provided by Owner as set forth in Exhibit S) until Contractor achieves Substantial Completion; (b) at Substantial Completion, provide an inventory of Operating Consumables provided by Contractor at full storage capacity; and (c) provide to Owner, at least one hundred eighty (180) days prior to the Substantial Completion Date, a detailed list of suppliers of all Operating Consumables provided by Contractor.

3.7           Inspection by Contractor.  Contractor shall perform all inspection, expediting, quality surveillance, and other like services required for performance of the Work, including inspecting all Equipment and Materials that comprise the Project or that are to be used in the performance of the Work.

3.8           Organization.  Contractor shall maintain staff that are dedicated to the furnishing and completion of the Work, and that have the technical and managerial expertise to control and execute the Work in accordance with the requirements of this Agreement, including key staff members for the management of the Work both on and off-site who shall be supported by area and discipline superintendents and personnel as required.  Contractor shall maintain a qualified and competent organization at the Site with adequate capacity and numbers of construction and start up personnel, equipment, and facilities to execute the Work in a safe, efficient, environmentally sound, and professional manner at a rate of progress in accordance with the Project Schedule.

3.9           Contractor Acquired Permits.  Obtain all Contractor Acquired Permits required to be obtained by Contractor as set forth on Exhibit C, including all: (a) building permits required for the construction of the Project; (b) labor or health standard permits and approvals reasonably related to construction of the Project; (c) business permits necessary for the conduct of the operations of Contractor in any location where such permits may be required (including all contractors’ licenses and related documents); (d) permits, approvals, consents or agreements from or with any Person necessary for the performance by Contractor of the Work or its warranty obligations hereunder, for the transportation or importation of Equipment and Materials or for the transportation or importation of equipment, tools, machinery and other items used by Contractor in performance of the Work; and (e) permits, visas, approvals and certifications necessary for Contractor’s employees to legally perform the Work in any location where performed (including documentation of citizenship or legal residency in the United States) (all of the foregoing, collectively, the “Contractor Acquired Permits”).  Without limiting the foregoing, Contractor Acquired Permits include permits for temporary construction utilities and temporary sanitary facilities, dump permits, road use permits, permits related to Contractor’s or any Subcontractor’s use, storage and disposal of Hazardous Materials, and permits issued pursuant to any building, mechanical, electrical, plumbing or similar codes, each as required by Applicable Law in order to permit Contractor to perform the Work, and such permits not set forth on Exhibit C that would customarily be obtained by Contractor in its name as may be

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necessary to perform the Work.  Contractor shall cause its Subcontractors to obtain such permits as may be necessary to perform their portion of the Work.

3.10           Hazardous Materials Disposal System.  Contractor shall prepare and maintain accurate and complete documentation of all Hazardous Materials used in connection with the Project, and of the disposal of any such materials, including transportation documentation and the identity of all Subcontractors or Suppliers providing Hazardous Materials disposal services to Contractor or any Subcontractor.  Contractor shall provide Owner with copies of such documentation from time to time upon Owner’s request and shall provide Owner with a complete set of such documents within thirty (30) days after the Substantial Completion Date of Unit 2.

3.11           Maintenance of Site.  Maintain the Site and the Ancillary Sites clear of debris, waste material, and rubbish.  Contractor shall dispose of such debris, waste material, and rubbish in accordance with Applicable Law.  Prior to Final Completion, Contractor shall remove from the Site and the Ancillary Sites all of its waste materials, tools, equipment, machinery, and surplus materials not part of the Project, in Owner’s discretion.

3.12           Site Security.  During the performance of the Work at the Site and the Ancillary Sites, Contractor shall provide all necessary and reasonably appropriate safeguards at the Site or any Ancillary Site at which Contractor conducts the Work or any part thereof, for the protection of the Work, the Project, and all persons and other property related thereto, including lights and barriers, guard service, controlled access, and other measures reasonably required to prevent vandalism, theft, and danger to the Project and personnel, except that Owner may maintain such security measures at the Site or the Ancillary Sites as Owner deems appropriate or necessary, including such measures as described on Exhibit A-1-Section 01530.  Contractor shall cooperate with and follow all such security measures of Owner.  Within thirty (30) days after the Full Notice to Proceed Date, Contractor shall provide a draft security assurance program that satisfies the requirements of Exhibit A-1-Section 01530 to Owner for Owner’s review and approval.  Contractor shall follow the approved security assurance program during the performance of the Work.

3.13           Safety.  During the performance of the Work at the Site and the Ancillary Sites, Contractor shall be responsible for the safety of the Persons at the Site and for the safe performance of the Work.  Contractor shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on the safety of persons or property or their protection from damage, injury or loss.  Within thirty (30) days after the Full Notice to Proceed Date, Contractor shall provide a draft safety program specifically designed for the Site and any Ancillary Sites to Owner for Owner’s review and approval, describing the safety program to be used by Contractor and the Subcontractors in the performance of the Work.  Contractor’s safety program shall be designed to provide a safe and healthful environment at the Site and any Ancillary Site during the performance of the Work at such location and shall, among other things, seek to achieve an incident free performance of the Work.  Such safety program shall include a drug and alcohol program (which shall include a drug testing policy) that at a minimum complies with all Applicable Laws and shall otherwise satisfy the requirements of Exhibit A-1-Section 01530 and any additional requirements of the OCIP, to the extent such requirements impose additional or more stringent requirements.

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Contractor shall be solely responsible for implementing and following the approved safety program at the Site and the Ancillary Sites and shall perform the Work, and shall cause the Subcontractors to implement, follow and perform the Work, in accordance with such approved program.  Owner shall have the right to review and comment on Contractor’s draft safety program and to provide it to the OCIP Administrator and the OCIP insurance carriers for review and comment.  Contractor shall cooperate with Owner, the OCIP safety representative and the OCIP insurance carriers to incorporate changes into the safety program addressing such comments, and resubmit the safety program to Owner for further review, until approved.  Contractor shall designate a safety representative with the necessary qualifications and experience to supervise the implementation of and monitoring of all safety precautions and programs related to the Work.  The safety representative shall make routine inspections of the Site and shall hold safety meetings with Contractor’s personnel, Subcontractors and others, as Contractor reasonably deems appropriate.  Contractor acknowledges and agrees that safety representatives designated by the OCIP insurance carriers may from time to time, and without advance notice, conduct periodic safety reviews of Contractor and any Subcontractor, and Contractor shall, and shall cause the Subcontractors to, cooperate with such safety representatives, including by correcting any safety deficiencies identified during such reviews.  Contractor shall promptly provide Owner with:

(a)           written reports reflecting any incidents or accidents that occur on the Site or any Ancillary Site;

(b)           such reports regarding the safety program as reasonably requested by the OCIP Administrator;

(c)           written accident reports for O.S.H.A. lost time and recordable accidents that occur at the Site, prepared in accordance with the safety program approved by Owner pursuant to this Section 3.13; and

(d)           copies of all written communications, including notices, with Governmental Authorities and insurance companies that have provided the Project-specific insurance coverage required of Contractor pursuant to Section 21.2 and Exhibit N-1 (but not other insurance coverage that Contractor may happen to carry) with respect to accidents that occur at the Site, and thereafter provide such written reports relating thereto as Owner may reasonably request.

In the event that three (3) or more lost time accidents occur at the Project Site during performance of the Work, whether relating to Work performed by Contractor or any Subcontractor, Contractor shall, upon written request of Owner, prepare and submit to Owner for review and comment a revised safety program intended to remedy the safety issues presented by such incidents or accidents.

3.14           Expediting.  Arrange for complete handling of all Equipment and Materials, and construction equipment, including inspection, expediting, quality assurance, shipping, loading, unloading, customs clearance, receiving, storage, and claims.  All Equipment and Materials shall be stored and maintained in storage in strict accordance with the applicable manufacturer’s recommendations.  Contractor shall normally cause all Equipment and Materials transported to

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the Site via blue water or ocean transit to be stored during such travel below deck of the applicable transport vessel, but Contractor may permit above-deck storage for certain Equipment and Materials where below-deck storage is not customary.  Within thirty (30) days after the Full Notice to Proceed Date, Contractor shall provide a Notice to Owner describing the shipping plan which Contractor shall follow in shipping all Equipment and Materials to the Site, for Owner’s review and approval.  If Owner fails to respond within thirty (30) days, Owner shall be deemed to have approved the plan submitted by Contractor.  Contractor shall comply with the approved shipping plan.

3.15           Applicable Laws and Permits.  Promptly provide all technical support and information, and other reasonably requested information at no additional cost, to enable Owner to apply for, obtain and maintain Owner Acquired Permits.  During and in connection with the Work, Contractor shall and shall cause its Subcontractors to comply in all respects with all Applicable Laws and Applicable Permits relating to the Site or the performance of the Work.

3.16           Quality Assurance Programs.  Use effective quality assurance programs, acceptable to Owner and consistent with the requirements of Exhibit A-1–Section 01440 in performing the Work.  During the Open Book Review, Contractor shall prepare a quality assurance/quality control program and provide a Notice to Owner, for Owner’s approval, describing such quality assurance programs to be used by Contractor in the performance of the Work.  Contractor shall comply with the approved quality assurance program throughout the performance of the Work.

3.17           Access.  Use only the entrance(s) to the Site specified by Owner for ingress and egress of all personnel, Equipment and Materials and vehicles.

3.18           Delivery of Documents; Owner Review.

3.18.1                      Submittals.  Without limiting the obligations contained in Sections 5.3 and 11.3, Contractor shall issue Submittals with respect to the design, engineering, procurement, installation and construction of the Project to Owner for Owner’s acceptance or approval within the times set forth in Exhibit A-1-Section 01330 under Item 1.03 (Approval Required Compliance Submittals (ARCS) or Technical Submittals), as applicable, prior to the commencement of any fabrication, construction or installation with respect to the Project.  Upon acceptance or approval by Owner, as applicable, the Submittals may not thereafter be amended or modified without the consent of Owner.

3.18.2                      Operational Documents.  Provide all operating data and preliminary, construction and final record drawings necessary to safely and efficiently start up, test, operate, shut down, and maintain the Project (including the O&M Manual Supporting Documents).  In order to facilitate observations and inspections, Contractor shall maintain at the Site in a safe place one working copy of all Submittals, including the Project Schedule, drawings, specifications, addenda, executed Changes in Work, graphic or written instructions, and interpretations and clarifications related to Submittals, in good order and marked currently to record all material changes made during construction, commissioning and start up.  Such working copies shall be available to Owner and the Financing Entities, if any, for reference, copying and use.

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3.19           Training of Operating Personnel.

3.19.1                      Commencement of Training.  Commencing six (6) months prior to first fire for a Unit as set forth in the Project Schedule, Contractor shall, or where applicable shall cause the Subcontractors to, train the designated Operating Personnel in the requirements for the start up, shut-down, operation and maintenance of, and safety, general process understanding and emergency procedures for, the Project and all of its sub-systems all in accordance with the training program approved by Owner pursuant to Section 3.19.2.  Without limiting the generality of the foregoing, Contractor shall cause the Subcontractor that provides the plant control system to train the Operating Personnel on the operation and maintenance of such equipment.  Notwithstanding anything to the contrary herein or in Exhibit A hereto, the training program shall provide that at least a minimum number of Operating Personnel shall have completed all necessary training to safely operate the relevant Unit on or before the Substantial Completion Date for such Unit.

3.19.2                      Design and Review of Training Program.  Contractor shall design, and prepare a written narrative description of, the training program (in accordance with the provisions of Exhibit A) and the proposed written materials to be used in the training program and submit such description to Owner, for Owner’s review, by no later than the date that is three (3) months prior to the date the first of the Operating Personnel are scheduled to commence Work at the Site.  Contractor shall train the Operating Personnel in accordance with the approved training program, and shall provide Owner with paper and electronic copies of the final versions of all materials used in the training program.

3.20           Spare Parts.

3.20.1                      Spare Parts Schedules.  Contractor shall deliver to Owner a schedule (the “Spare Parts Schedule”) describing the spare parts that Contractor believes necessary for the operation and maintenance of each Unit, as well as a price list setting forth the unit cost for such parts with pricing valid for a minimum of six (6) months.  Such schedules shall, at a minimum, list the manufacturer’s part number or easily identifiable ordering number, to the extent available.  Contractor shall deliver the Spare Parts Schedule for each Unit to Owner at least six (6) months prior to the then-scheduled Substantial Completion Date.  The Spare Parts Schedule shall be updated from time to time as additional spare parts are identified by Contractor or Owner.  Contractor may designate “required spare parts” on the Spare Parts List with an aggregate procurement cost not to exceed Two Million Dollars ($2,000,000).  Owner shall order such required spare parts so that such required spare parts are available at the Site before Contractor commences commissioning and start up.

3.20.2                      Start-up Spare Parts.  Contractor shall procure the spare parts such as gaskets, filters and other consumables customarily obtained by a prudent contractor in connection with the start up and testing of power generation facilities comparable to the Units, and arrange for delivery of such spare parts to the Site in time to support the scheduled start up of each Unit.

3.20.3                      Spare Parts Procurement.  Until the Final Completion Date, Contractor shall provide procurement support with respect to Owner’s procurement of all operational and

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maintenance spare parts.  Contractor shall be allowed to use all spare parts acquired by Owner pursuant to Section 3.20.1.  Contractor shall, at its own cost, promptly replace, recondition or procure for delivery any operational or maintenance spare parts it uses prior to the Substantial Completion Date and shall, at its own cost, replace, recondition or procure for delivery to Owner any operational or maintenance spare parts used by Contractor during testing following the Substantial Completion Date or in its attempt to cure performance during the Cure Period, all such replaced, reconditioned or procured spare parts to be free and clear of any liens, claims, charges, security interests, and encumbrances whatsoever (except with respect to such liens, security interests, pledges, and other such encumbrances given by Owner in favor of the Financing Entities) when delivered to the Site.

3.21           Start Up Personnel.  Contractor shall provide or cause to be provided appropriate installation and start up representatives from Subcontractors of major equipment and control systems, all necessary supervising personnel, all equipment, tools, construction and temporary material and all other labor necessary for all of the Work to complete commissioning and start up.

3.22           Commodity Scheduling.  Within one hundred eighty (180) days prior to the scheduled first fire on coal date for each Unit, Contractor shall provide a Notice to Owner of the amount of coal, limestone and other commodities to be provided by Owner pursuant to Section 2.8, including scheduling off-take of power, and required for such Unit for the period beginning on such scheduled first fire on coal date and ending on the Substantial Completion Date of such Unit.

3.23           Contractor as Agent.  In addition to acting as agent for and on behalf of Owner with respect to the STG Upgrade Contract, Contractor has also been authorized by Owner to execute, and has executed, as agent for and on behalf of Owner, the Boiler Upgrade Contracts and the air quality control system equipment purchase order (such agreement, together with the Upgrade Contracts, the “Agency Subcontracts”), and has been authorized act as agent for and on behalf of Owner thereunder.  While acting as agent with respect to the Agency Subcontracts, Contractor agrees to promptly make payments to such Suppliers, subject to Owner having paid Contractor, and to administer all other aspects of the Agency Subcontracts and shall oversee the Suppliers’ performance under the Agency Subcontracts, including technical review and coordination.  Contractor’s authority in connection with the Agency Subcontracts shall be limited such that Contractor shall not materially amend or modify the Agency Subcontracts, waive or exclude performance by any Supplier of their respective obligations under the Agency Subcontracts, or release, compromise or waive any claim against any of such Suppliers, without Owner’s prior written consent in each case.  Pursuant to and in accordance with Section 4.2.7(b), Owner shall, at such time as provided in Section 4.2.7(b), in writing and in the form attached hereto as Exhibit X, assign its rights and obligations under the Agency Subcontracts to Contractor, and upon such assignment, Contractor shall assume all of Owner’s rights and obligations under such Agency Subcontracts, including the payment obligations thereunder.

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4.           COVENANTS, WARRANTIES AND REPRESENTATIONS

4.1           Contractor.

4.1.1                      Organization, Standing and Qualification.  Contractor warrants and represents that it is a corporation, duly organized, validly existing, and in good standing  under the laws of the State of California, and has full power and authority to execute, deliver and perform its obligations hereunder and to engage in the business it presently conducts and contemplates conducting, and is and will be duly licensed or qualified to do business and in good standing under the laws of the State of Texas and in each other jurisdiction wherein the nature of the business transacted by it makes such licensing or qualification necessary and where the failure to be licensed or qualified would have a material adverse effect on its ability to perform its obligations hereunder.

4.1.2                      Professional Skills.  Contractor represents that it has and will have all the required authority, ability, skills, experience and capacity necessary to perform and covenants that it shall diligently perform the Work in a professional manner, utilizing sound engineering principles, project management procedures, construction procedures and supervisory procedures, all in accordance with Industry Standards.  Contractor represents that it has the experience and skills necessary to determine, and Contractor represents that Contractor can perform the Work for the Separated Contract Price and in accordance with the Project Schedule.

4.1.3                      Due Authorization; Enforceability.  Contractor represents and warrants that this Agreement has been duly authorized, executed, and delivered by or on behalf of Contractor and is, upon execution and delivery, the legal, valid, and binding obligation of Contractor, enforceable against Contractor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general equitable principles.

4.1.4                      No Conflict.  Contractor represents and warrants that the execution, delivery and performance by Contractor of this Agreement will not conflict with or cause any default under: (a) its organizational documents; (b) any indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement or other agreement or instrument to which Contractor is a Party or by which it or its properties may be bound or affected; or (c) any Applicable Laws; and will not subject the Project or any component part thereof or the Site or any portion thereof to any lien other than as contemplated or permitted by this Agreement.

4.1.5                      Government Approvals.  Contractor covenants that the Contractor Acquired Permits either have been obtained by Contractor and are in full force and effect on the date hereof or will be obtained by Contractor and will be in full force and effect on or prior to the date on which they are required, under this Agreement and Applicable Law, to be in full force and effect, so as to permit Contractor to commence and prosecute the Work to completion in accordance with the Project Schedule.  Other than with respect to the Contractor Acquired Permits, neither the execution nor delivery by Contractor of this Agreement requires the consent or approval of, or the giving of notice to or registration with, or the taking of any other action in respect of, any Governmental Authority.

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4.1.6                      No Suits, Proceedings.  Contractor represents that there are no actions, suits, proceedings, patent or license infringements, or investigations pending or, to Contractor’s knowledge, threatened against it at law or in equity before any court (United States or otherwise) or before any Governmental Authority (whether or not covered by insurance) that individually or in the aggregate could result in any materially adverse effect on the business, properties, or assets or the condition, financial or otherwise, of Contractor or in any impairment of its ability to perform its obligations under this Agreement.  Contractor has no knowledge of any violation or default with respect to any order, writ, injunction, or decree of any court or any Governmental Authority that may result in any such materially adverse effect or such impairment.

4.1.7                      Intellectual Property.  Contractor represents and covenants that it owns, has, or shall have (prior to commencement of the applicable Work), the right to use all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, and permits necessary to perform the Work without conflict with the rights of others.

4.1.8                      Business Practices.  Contractor represents that none of it or its representatives have made any payment or given anything of value, and Contractor covenants that it will not, and Contractor will direct its employees, agents, and Subcontractors, and their employees or agents to not, make any payment or give anything of value, in either case to any government official (including any officer or employee of any Governmental Authority) to influence his, her, or its decision or to gain any other advantage for Owner or Contractor in connection with the Work to be performed hereunder.  Contractor shall follow its Business Ethics and Conduct policy with respect to all of the Work, including the selection of Subcontractors.  Contractor shall not, and none of its employees or agents shall, take any action with respect to this Agreement or any of the Work that in any way violates the United States Foreign Corrupt Practices Act or any similar Applicable Law, and Contractor shall use all commercially reasonable efforts to cause its Subcontractors and their employees and agents to not take any action with respect to this Agreement or any of the Work that in any way violates the United States Foreign Corrupt Practices Act or any similar Applicable Law.  Contractor shall immediately notify Owner of any violation of this covenant by Contractor, its Subcontractors or any of their respective employees or agents.

4.1.9                      Owner Provided Information.  Contractor acknowledges that Owner does not make any representation or warranty with respect to the accuracy or completeness of any Owner Provided Information or any other documents or information (including oral statements) or opinions expressed by Owner, except for the Owner Provided Information as set forth on Exhibit W on which Contractor shall be entitled to rely without verification.  Contractor represents and warrants that except for the Owner Provided Information as set forth on Exhibit W, it is not relying on Owner for any information, data, inferences, conclusions, or other information with respect to Site Conditions, including the surface conditions of the Site and the surrounding areas.

4.1.10                      Legal Requirements.  Contractor has knowledge of all of the Applicable Laws that must be followed in performing the Work and Contractor’s warranty obligations herein.  The Project can and shall be built in conformity with Applicable Laws and Applicable Permits.  The Work and Contractor’s warranty obligations herein will be performed in conformity with all Applicable Laws and Applicable Permits.

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4.1.11                      Financial Condition.  Contractor represents and warrants that it has a senior unsecured long-term debt rating of not less than BBB by Standard & Poors and Baa2 by Moody’s, or within five (5) business days of the date of the Amendment will have provided a guarantee, substantially in the form attached hereto as Exhibit Z-1, by an entity having such a rating.

4.1.12                      Licenses.  Contractor covenants that all Persons who will perform any portion of the Work have and will have all business and professional certifications if and as required by Applicable Law to perform the services under this Agreement.

4.1.13                      Exclusivity.  Contractor covenants and agrees that for the period from and after the date hereof until the Final Completion Date of the last Unit to be completed, Contractor will not act in the role of an engineering, procurement or construction contractor with respect to any coal fired power generation plant located or to be located within the ERCOT region, except for Owner or Owner’s Affiliates.

4.2           Owner.

4.2.1                      Organization, Standing and Qualification.  Owner represents and warrants that Owner is a limited liability company, duly formed, validly existing, and in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver and perform its obligations hereunder and to engage in the business Owner presently conducts and contemplates conducting, and is and will be duly licensed or qualified to do business and in good standing in each jurisdiction wherein the nature of the business transacted by it makes such licensing or qualification necessary and where the failure to be licensed or qualified would have a material adverse effect on its ability to perform its obligations hereunder.

4.2.2                      Due Authorization; Enforceability.  Owner represents and warrants that this Agreement has been duly authorized, executed, and delivered by or on behalf of Owner and is, upon execution and delivery, the legal, valid, and binding obligation of Owner, enforceable against Owner in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general equitable principles.

4.2.3                      No Conflict.  Owner represents and warrants that the execution, delivery and performance by Owner of this Agreement will not conflict with or cause any default under:  (a) its organizational documents; (b) any indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement or other agreement or instrument to which Owner is a Party or by which it or its properties may be bound or affected; or (c) any Applicable Laws.

4.2.4                      Governmental Approvals.  Owner covenants that no authorization, approval, exemption, or consent by any Governmental Authority is required in connection with the execution, delivery, and performance of this Agreement by Owner.  Owner Acquired Permits either have been obtained and are in full force and effect on the date hereof or will be obtained and will be in full force and effect, so as to permit Contractor to commence and prosecute the Work to completion in accordance with the Project Schedule.

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4.2.5                      No Suits, Proceedings.  Owner represents that there are no actions, suits, proceedings, or investigations pending or, to Owner’s knowledge, threatened against it at law or in equity before any court (United States or otherwise) or before any Governmental Authority (whether or not covered by insurance) that individually or in the aggregate could result in any materially adverse effect on the business, properties, or assets or the condition, financial or otherwise, of Owner or in any impairment of its ability to perform its obligations under this Agreement.  Owner has no knowledge of any violation or default with respect to any order, writ, injunction, or any decree of any court or any Governmental Authority that may result in any such materially adverse effect or such impairment.

4.2.6                      Owner Parent Guarantee.  Within five (5) business days of the date of the Amendment, Owner has provided a guarantee from TXU US Holdings Company to guarantee Owner’s payment and performance obligations hereunder, in the form attached hereto as Exhibit Z-2, and in an amount (the “Guaranteed Amount”) equal to the sum of (i) Contractor’s estimated charges for Work to be performed for the next three (3) consecutive Invoice Payments (based on estimated reimbursable costs or on the Schedule of Payment Values of milestones estimated to be completed during such period, as applicable) to be made prior to Financial Closing, not to include such charges related to the Agency Subcontracts, (ii) breakage costs, cancellation costs, or termination fees that would be incurred by Contractor upon termination of Equipment and Materials purchase agreements or purchase orders, other than the Agency Subcontracts, (iii) amounts past due hereunder by Owner to Contractor as of such date, and (iv) the positive or negative difference in the Separated Contract Price based on Changes In Work during the last calendar quarter.  If TXU Energy Company LLC loses its status as a direct wholly-owned subsidiary of TXU US Holdings Company, Owner shall provide Contractor with a guarantee from TXU Corp. in the form as set forth in Exhibit Z-2 and in the same amount as the guarantee provided by TXU US Holdings Company.  Upon Financial Closing or assignment to a permitted assignee pursuant to Section 26.1.2, the guarantee shall be released in its entirety and terminated, except as otherwise provided in Section 26.1.2(d).

4.2.7                      Agency Subcontracts.

(a)           Until assignment of the Agency Subcontracts to Contractor, Owner shall not materially amend or modify the Agency Subcontracts, waive or exclude performance by any Supplier of their respective obligations under the Agency Subcontracts, or release, compromise or waive any claim against any of such Suppliers, without Contractor’s prior written consent in each case.

(b)           During the period between the Full Notice to Proceed Date and before the date of Financial Closing, (i) Owner may assign any or all of the Agency Subcontracts to Contractor if Owner provides a letter of credit from a bank that has senior unsecured debt rated at least A- by Standard & Poors or A3 by Moody’s (or an equivalent rating from a similar rating agency), in an amount equal to the total cancellation exposure under the Agency Subcontracts assigned to Contractor pursuant to this clause (i), consisting of (A) the termination or cancellation charges payable under such Agency Subcontracts at the time of assignment, less (B) payments made by Owner under such Agency Subcontracts prior to such assignment (the “Total Cancellation Exposure”), and (ii) Owner shall assign each Agency Subcontract to Contractor when the Total Cancellation Exposure under such Agency Subcontract is zero.  All of

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the Agency Subcontracts that were not previously assigned to Contractor shall be assigned to Contractor as promptly as practicable after there has been a Financial Closing.  If Financial Closing has not occurred and the Total Cancellation Exposure is greater than zero, Owner shall assign to Contractor upon Contractor’s written request any remaining Agency Subcontracts that have not been previously assigned to Contractor, provided that Owner shall not be required to provide a letter of credit upon such assignment.  Upon assignment of the Agency Subcontracts to Contractor, Owner shall also pay Contractor an amount equal to the amount of liquidated damages paid to Owner by the Subcontractors pursuant to such subcontracts prior to such assignment.

5.           COST OF WORK

5.1           Separated Target Price.  Subject to the determination of the Separated Contract Price as provided in Section 5.2, Contractor has provided an estimated price amount on the basis and as set forth in Exhibit T (the “Separated Target Price”), to be paid to Contractor by Owner as full compensation for the Work and all of Contractor’s obligations hereunder unless and until Contractor and Owner agree upon the Separated Contract Price in accordance with Sections 5.2 and 5.3.  Payments made during the Open Book Review shall be made on a reimbursable cost basis for all Work performed by Contractor in accordance with Article 6 and Exhibit Y, which shall provide an estimate of the next three (3) months payments and shall be updated monthly.  Payments made after the Open Book Review shall be made in accordance with the Schedule of Payment Values developed pursuant to Section 5.3.2.

5.2           Separated Contract Price.  As full compensation for the Work and all of Contractor’s obligations hereunder, Owner shall pay to Contractor a separated contract price amount (the “Separated Contract Price”) as determined during the Open Book Review conducted pursuant to Section 5.3, such Separated Contract Price to be set forth in the form provided in Exhibit BB.  Once finally determined, the Separated Contract Price shall be changed only as expressly set forth in this Agreement.  The Separated Contract Price shall be paid in accordance with Article 6.  The Separated Contract Price shall be determined during the Open Book Review and in any event no later than the date that is eight (8) months from the date hereof.  Contractor and Owner shall memorialize the agreed upon Separated Contract Price in writing executed by the duly authorized representatives of the Parties, including a final Exhibit BB.  Owner may terminate this Agreement by Notice to Contractor at any time before the Separated Contract Price is determined if after good faith negotiations, and subject to the management negotiation procedures set forth in Section 32.1, the Parties fail by absence of mutual written agreement to finalize the Separated Contract Price.  Upon such termination, Contractor shall be entitled to receive the payments as set forth in Section 20.1.1.

5.3           Open Book Review.  As of the date of the Amendment, Contractor and Owner have completed an Open Book Review of the Project.

5.3.1                      Leased Equipment.  Contractor acknowledges and agrees that Owner may enter into, or request that Contractor enter into, arrangements for the installation of certain systems of a Unit that will be owned and operated by a Supplier and leased to Owner upon Substantial Completion.  Contractor agrees to cooperate with Owner and such Suppliers and to assist Owner in procuring such Leased Equipment, including by entering into agreements with

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such Suppliers to install such Leased Equipment at the Site.  In the event Owner determines that it will utilize any Leased Equipment, Owner shall notify Contractor and Contractor shall be entitled to a Change In Work in accordance with Article 16.

5.3.2                      Development of Schedule of Payment Values and Estimated Cancellation Costs.  During the Open Book Review described in this Section 5.3, Contractor and Owner shall mutually agree upon a Schedule of Payment Values for each Unit, which shall be consistent with the Separated Contract Price setting forth payments to be made upon completion of the Work or portions thereof as set forth in such schedule.  The final, mutually approved Schedule of Payment Values, together with an estimate of cancellation costs, has been attached hereto as Exhibit D.

5.4           All Items of Work Included.  Subject to Section 5.7, the Separated Contract Price will include payment for:  (a) all costs of Equipment and Materials (excluding payments made by Owner pursuant to the Upgrade Contracts prior to the date hereof), temporary equipment, labor, transportation, engineering, design and other services relating to Contractor’s performance of its obligations under this Agreement and the Work (including any intellectual property rights licensed under this Agreement, expressly or by implication) provided by Contractor or its Subcontractors and (b) all costs associated with and payments due under the Upgrade Contracts (including payments made by Owner pursuant to the Upgrade Contracts prior to the date hereof).  Contractor represents and warrants that the Separated Target Price does not and the Separated Contract Price shall not include any sales or use taxes.

5.5           Bonuses.

5.5.1                      Schedule Bonus.  Contractor shall be entitled to a bonus if Substantial Completion of a Unit is achieved prior to such Unit’s Substantial Completion Guaranteed Date (a “Schedule Bonus”) in an amount equal to (i) *** Dollars ($***) per day for each full day before the Substantial Completion Guaranteed Date on which the Substantial Completion Date of such Unit actually occurs, for the first thirty (30) days before the Substantial Completion Guaranteed Date of such Unit, and (ii) *** Dollars ($***) for each full day before the Substantial Completion Guaranteed Date on which the Substantial Completion Date actually occurs, for the period starting on the thirty first (31st) day before the Substantial Completion Guaranteed Date; provided that the Schedule Bonus shall not exceed an aggregate amount of *** Dollars ($***) for each Unit..  The Parties agree that for purposes of this Section 5.5, Substantial Completion shall be deemed to have been achieved on the date of Contractor’s notice of Substantial Completion with respect to a Unit that was accepted by Owner pursuant to an Owner’s Certificate of Substantial Completion for such Unit.  Notwithstanding anything to the contrary in the foregoing, in the event the Substantial Completion Guaranteed Date is adjusted to a later date from that set forth herein due to the occurrence of one or more events of Force Majeure, for the sole purpose of calculating the amount of Schedule Bonus to be paid to Contractor pursuant to this Section 5.5.1, the number of days prior to the Substantial Completion Guaranteed Date on which Substantial Completion was achieved shall be reduced by one-half (½) the number of days by which the Substantial Completion Guaranteed Date was adjusted due to such events of Force

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Majeure, and the Schedule Bonus that Contractor would otherwise receive shall be calculated using such adjusted number of days.

5.5.2                Performance Bonus.  With respect to each Unit, provided that Contractor has met the Minimum Performance Criteria with respect to the Net Unit Capacity and Net Unit Heat Rate for both Units, Contractor shall be entitled to a bonus (a “Performance Bonus”) (i) if the Unit achieves Net Unit Capacity in excess of the Net Unit Capacity Guarantee in an amount equal to *** Dollars ($***) per kilowatt for each kilowatt by which the Unit exceeds the Net Unit Capacity Guarantee, and (ii) if the Unit achieves a Net Unit Heat Rate below the Net Unit Heat Rate Guarantee in an amount equal to *** Dollars ($***) per Btu/kilowatt hour for each Btu/kilowatt hour by which the Unit achieves a Net Unit Heat Rate lower than the Net Unit Heat Rate Guarantee.  Owner acknowledges and agrees that if Contractor does not receive a Performance Bonus pursuant to this Section 5.5.2, Contractor may invoice Owner and Owner shall pay Contractor pursuant to and in accordance with the provisions of Article 6 an amount equivalent to the bonuses paid to the STG Upgrade Supplier and the Boiler Upgrade Suppliers by Contractor if such Subcontractors are entitled to, and Contractor pays them, a performance bonus for achieving the performance criteria that correspond to the Performance Bonus as contemplated in this Section 5.5.2, pursuant to the Upgrade Contracts.

5.6           Payment of Bonuses.  Owner shall pay any Schedule Bonus to Contractor monthly within twenty (20) Days of receipt of Contractor’s invoice delivered after the Substantial Completion Date for such Unit.  All Performance Bonuses will be paid with the Final Payment for the second Unit.

5.7           Texas Sales and Use Taxes.

5.7.1                      Separated Contract.  Owner and Contractor agree that for Texas sales and use tax purposes, this Agreement is a “separated contract” as such term is defined in 34 Texas Administrative Code § 3.291(a)(12).  This Agreement, the Separated Target Price, and the Separated Contract Price will be further divided as provided in Section 5.7.3.

5.7.2                      Texas Direct Payment Permit and Other Matters.  Owner will provide Contractor with a blanket Texas Direct Payment Exemption Certification covering each sale, lease or rental of a “taxable item” (as hereinafter defined) by Contractor to Owner in connection with the Work, and will provide any Suppliers for whom Contractor is acting as an agent for Owner pursuant to this Agreement, with a similar Texas Direct Payment Exemption Certification, which will negate Contractor’s obligation to collect Texas sales and use taxes from Owner with respect to such taxable items.  Contractor shall issue, and shall cause the applicable Subcontractors and Upgrade Suppliers to issue, properly completed Texas Resale Certificates and/or other exemption certifications or other documentation, as appropriate, to all applicable Subcontractors and Upgrade Suppliers, and shall take such other actions as are necessary or advisable, in order to claim, obtain and/or evidence that the sale of such taxable items is exempt or otherwise not taxable for Texas sales and use tax purposes.  Owner shall have no liability to

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Contractor under this Agreement or otherwise for any sales and use taxes paid, directly or indirectly, by Contractor, any Subcontractor or any Upgrade Supplier to any Subcontractor or Upgrade Supplier with respect to such taxable items, including by reason of Contractor’s failure to comply, or to cause any Subcontractor or Upgrade Supplier to comply, with the immediately preceding sentence or otherwise to avail itself of the benefit of any exemption it may receive, including the resale exemption.  As used in this Section 5.7, the term “taxable item” has the meaning assigned to that term in Section 151.010 of the Texas Tax Code.

5.7.3                      Certain Reimbursements.  Contractor shall pay and be responsible for, and Owner shall reimburse Contractor (without duplication) for, all sales and use taxes imposed on Contractor’s equipment, materials, tools, supplies, consumables, services and overhead not incorporated into the Project related to the design, construction, or operation of the Project.  Notwithstanding anything to the contrary in the foregoing, Owner shall not reimburse Contractor for sales and use taxes on such equipment, materials, tools, or supplies used or to be used on projects other than the Project.

5.7.4                      Statements and Other Information.

(a)           Contractor shall provide to Owner a statement of information for sales and use tax purposes which shall break down in detail by month the aggregate amount of the Separated Contract Price by clearly and separately listing and identifying mutually agreed items, categories of items (including any service relating to the repair, remodeling, maintenance or restoration of tangible personal property or real property) and the amount of the cost related thereto.  Contractor shall also provide Owner with any additional information regarding tax matters concerning such statements of information, and sales and use tax matters relating thereto, requested by Owner.  Contractor and Owner will reconcile cost allocation listing by the agreed tax categories at the beginning and at completion of the Project.

(b)           Owner and Contractor shall develop a schedule of discrete unit and plant components that Owner will designate as “units of property” necessary for maintenance, accounting and tax record keeping purposes.  Upon Final Completion, Contractor shall provide Owner a schedule of the “units of property” showing the appropriate allocable construction cost for each such unit of property.  Contractor agrees to identify such units of property on the final record drawings and shall physically identify or tag such “units of property” during the construction process according to Contractor’s standard identification and tagging procedures.

5.8           Other Taxes.  Except with respect to sales and use taxes covered by Section 5.7.3, the Separated Target Price includes, and the Separated Contract Price will include, all taxes, duties, levies, imposts, fees, royalties or charges of any kind imposed on Contractor, the Subcontractors or the Upgrade Suppliers with respect to any Equipment and Materials (other than any such taxes, duties, levies, imposts, fees, charges and royalties paid by Owner with respect to the Owner Furnished Equipment prior to the date hereof), labor, or services provided under this Agreement.  Accordingly, Contractor shall pay and be responsible for, and shall not be reimbursed by Owner for, and there shall be no adjustments to the Separated Contract Price for, any of such taxes, duties, levies, imposts, fees, royalties or charges.  The taxes covered hereby include occupational, excise, unemployment, FICA, ownership, value-added, gross receipts, state and federal gasoline and fuel taxes, property taxes on Contractor’s construction equipment, tools

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and supplies and any and all other taxes and duties on any item or service that is part of, incurred in, or result from Contractor’s performance of the Work, whether such tax is normally included in the price of such item or service or is normally stated separately.  Notwithstanding the foregoing provisions of this Section 5.8, Contractor shall not be liable for (i) any property taxes imposed on the Site, Owner Furnished Equipment, and Equipment and Materials that have been incorporated into the Project, or (ii) any corporate income taxes with respect to Owner’s profits.

5.9           Cooperation Regarding Taxes.  Owner and Contractor shall cooperate in good faith with each other, and shall use their commercially reasonably efforts, to minimize sales and use taxes and other taxes relating to this Agreement and the Work, including taking advantage of applicable exemptions and consulting and cooperating in good faith with each other in order to effectively handle and contest any audit, examination, investigation, or administrative, court or other proceeding.  In connection therewith, Contractor shall assign to Owner its rights to any refund of sales or use taxes which have been paid or reimbursed by Owner to Contractor in order to enable Owner to contest the determination of taxability and recover any overpayment of such taxes.  Contractor shall grant or cause to be granted to, and shall cause its Affiliates, and shall use commercially reasonable efforts to cause its Subcontractors, to grant to Owner or Owner’s representatives access at all reasonable times during the course of the Work and for a period six (6) years after the Final Completion Date to all of the information, books, and records relating to the Work within their possession or control (including, the right to take extracts therefrom and make copies thereof) in connection with tax matters (including sales and use tax matters) to which this Agreement relates.  Contractor shall also furnish or cause to be furnished to Owner or Owner’s representatives the assistance and cooperation of personnel of Contractor and its Affiliates, and shall use commercially reasonable efforts to cause all of its Subcontractors to furnish or cause to be furnished such assistance and cooperation, as Owner may reasonably request in connection which such tax matters.  Without limiting the foregoing, Owner and Contractor acknowledge and agree that certain of the Agency Subcontracts provide that the respective Subcontractors will cooperate with audits and provide information requested in the course of an audit by federal or state Governmental Authorities.

5.10           Credit for Payments made by Owner under the STG Upgrade Contract.  Owner and Contractor acknowledge that prior to January 31, 2007, Owner made payments directly to the STG Upgrade Supplier in accordance with the terms of the STG Upgrade Contract.  As soon as practicable after the date hereof, Owner shall provide a written certification to Contractor of the aggregate amount that Owner has paid to the STG Upgrade Supplier under the STG Upgrade Contract prior to the date hereof, and Owner and Contractor shall verify that the Schedule of Payment Values and Estimated Cancellation Costs accurately reflects such payments and, if necessary, shall agree upon an adjustment to the Schedule of Payment Values and Estimated Cancellation Costs to accurately reflect such payments.  Owner and Contractor agree that the Schedule of Payment Values and Estimated Cancellation Costs includes all payments due to the STG Upgrade Supplier after January 31, 2007 under the terms of the STG Upgrade Contract.

5.11           Labor Committees.  Contractor and Owner shall each designate in writing its representatives to serve on the Program Labor Committee and the Executive Labor Committee within thirty (30) days after the execution of this Amendment.  A Party may designate alternate representatives or change its representatives from time to time upon written notice to the other Party.  Should the representatives of either Party on the Program Labor Committee believe that a

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need exists to adjust the Craft Labor Compensation on the Project or at other construction projects at which Owner and Contractor may be engaged in Texas, the Program Labor Committee shall communicate in writing to the Executive Labor Committee the recommendations of the Parties with respect to the proposed adjustment to such Craft Labor Compensation, within two (2) Business Days after the start of the meeting.  Each of Owner’s and Contractor’s representatives on the Program Labor Committee shall act in good faith and reasonably on, among other things, the escalation of Craft Labor Compensation for purposes of this Agreement.  The Executive Labor Committee shall review the recommendations of the Parties’ representatives on the Program Labor Committee, and shall agree upon proposed adjustments to Craft Labor Compensation.  Each of Owner’s and Contractor’s representatives on the Executive Labor Committee shall act in good faith in reaching agreement, such agreement not to be unreasonably withheld, on, among other things, the escalation of Craft Labor Compensation for purposes of this Agreement.  All decisions by the Executive Labor Committee shall be unanimous and shall be made within three (3) Business Days after receipt of any Program Labor Committee recommendation.  In no event shall Contractor’s representatives on the Program Labor Committee request an escalation in Craft Labor Compensation in order to improve the Project Schedule, or to recover the Project Schedule based upon conditions unrelated to craft labor availability, and in connection with any request for escalation, Contractor’s representatives shall reasonably demonstrate that the requested escalation in Craft Labor Compensation is necessary in order for Contractor to attract or retain sufficient qualified craft labor personnel to perform the on-Site Work as necessary for Contractor to maintain the Project Schedule.

6.           TERMS OF PAYMENT.  Payments to Contractor shall be made as follows:

6.1           Invoice Payments.  Subject to Owner’s right to withhold payments as provided in this Article 6, Owner shall make payments to Contractor in accordance with Sections 6.3 and 6.7, and Section 6.5 with respect to the Subcontractor Invoices.  Contractor shall be paid on a reimbursable cost basis with respect to Work performed during the Open Book Review, and after the Open Book Review is completed and the Separated Contract Price has been agreed upon by the Parties, in accordance with the Schedule of Payment Values for each of the Units in accordance with Exhibit A-1–Section 01320 as set forth in Exhibit D less the amount of any payments made to Contractor during the Phase One EPC.  After completion of the Open Book Review, each Invoice Payment shall be due and payable only to the extent it is supported by signed notices of completion of Schedule of Payment Values or other milestones pursuant to Section 6.2.  No Invoice Payment shall be made to the extent of any improperly performed Work.

6.2           Progress Assessment.  After completion of the Open Book Review, Contractor shall from time to time notify Owner’s Project Representative upon completion of each Schedule of Payment Values milestone for signature by Owner’s Project Representative or designee, such signature not to be unreasonably withheld.  In connection with such notifications, during on-Site construction, representatives of Contractor and Owner shall periodically, and in any event at least twice each month, review the Work completed and assess the progress of on-Site Work completed and completion of the related Schedule of Payment Values milestones.

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6.3           Contractor’s Invoices.

6.3.1                      During Open Book Review.  During the period before completion of the Open Book Review, on or about the first (1st) day of each month, Contractor shall furnish Owner two (2) copies of its Contractor’s Invoice covering the estimated cost of the Work to be completed during the next succeeding twenty (20) days, on an estimated reimbursable cost basis.  After the initial invoice, each subsequent invoice shall reflect the total amount of the Work completed to date, plus the Work to be completed through the first twenty (20) days of the current month, less the total amount paid through the last invoice period.  Each Contractor’s Invoice shall separate the Work to be completed as represented by such invoice into engineering services, construction services and costs of equipment, shall be reasonably detailed and shall be accompanied by reasonable supporting documentation with respect to the Work completed and the costs related thereto set forth on such invoice.  Notwithstanding anything to the contrary in Sections 6.3.2 or 6.7, until completion of the Open Book Review, Contractor shall invoice Owner and Owner shall make payments to Contractor with respect to the Subcontractors in accordance with Section 6.5.  Contractor acknowledges and agrees that Owner may request the Contractor’s Invoices be submitted in electronic form and agrees to use commercially reasonable efforts to comply with Owner’s reasonable requests for the use of electronic invoices.

6.3.2                      After Completion of Open Book Review.  Beginning on the first (1st) day of the month after the month in which the Open Book Review Period is completed, and on or about the first (1st) day of each month thereafter, Contractor shall submit two (2) copies of its Contractor’s Invoice for the Work completed on each Unit in the immediately preceding month in the form of Exhibit F to Owner by delivering one such copy to the Project Representative and such Person in the finance or accounting department as designated in writing by Owner.  Contractor acknowledges and agrees that Owner may request the Contractor’s Invoices be submitted in electronic form and agrees to use commercially reasonable efforts to comply with Owner’s reasonable requests for the use of electronic invoices.  Contractor specifically agrees that it shall not request in any Contractor’s Invoice the payment of any sum attributable to Work: (a) for which Contractor has already been paid; (b) which has been rejected by Owner or Contractor and has not subsequently been accepted in accordance with the terms hereof; or (c) for which Contractor and Owner have not signed a notice of completion of a Schedule of Payment Values milestone as provided in Section 6.2.  Each Contractor’s Invoice: (x) shall identify: (i) which activities described on the Schedule of Payment Values have been completed; (ii) the related payments set forth on the Schedule of Payment Values that are then due as of the end of the immediately preceding calendar month; (iii) any other amounts then payable by Owner to Contractor under Article 16 or any other provision hereof; (iv) shall be accompanied by reasonable supporting documentation with respect to the Work completed; (v) shall not limit Owner’s right to dispute any amounts requested for payment; (y) shall include the notices of completion of Schedule of Payment Values milestones signed during the preceding month; and (z) shall include a Conditional Waiver and Release Upon Milestone or Progress Payment of Contractor for payments to be made pursuant to such Contractor’s Invoice.  Contractor understands and agrees that any Contractor’s Invoice that is inaccurate or incomplete or that lacks reasonable detail, specificity, or supporting documentation required by this Section 6.3, Section 6.4, Section 6.5 and, with respect to a Contractor’s Invoice requesting a Final Payment, Section 6.9, shall not, to the extent of such deficiency, constitute a valid request for payment.

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6.4           Subcontractor Statements.  In addition to the requirements of Section 6.3 and 6.5, with each applicable Contractor’s Invoice, or each invoice received from a Subcontractor prior to the Open Book Review and delivered to Owner pursuant to Section 6.5, Contractor shall submit to Owner from each of Contractor’s direct (i.e. first tier) Major Subcontractors, and shall use its commercially reasonable efforts to obtain and submit from each other Major Subcontractor:  (a) unless the applicable Major Subcontractor has already delivered a Conditional Waiver and Release Upon Final Payment, a Conditional Waiver and Release Upon Milestone or Progress Payment, and (b) if such Major Subcontractor has completed all Work that such Major Subcontractor is to perform, an Unconditional Waiver and Release Upon Final Payment; provided, however, if Contractor is unable to obtain the foregoing, Contractor may provide Owner with a bond or other security in form, substance and amount reasonably acceptable to and if reasonably requested by Owner based on the existence of outstanding claims, if any, with such Major Subcontractor, to indemnify Owner against and discharge any lien or other claim by such Major Subcontractor with respect to its right to be paid in connection with performance of the Work.  Contractor shall provide Owner with a list of Contractor’s direct (i.e., first tier) Major Subcontractors and its other Major Subcontractors as soon as practicable after the date hereof and from time to time thereafter to reflect changes in such list, but no less than monthly on the same date that Contractor’s Invoice is delivered to Owner if there have been any changes to such list in the prior month, by delivering one copy of such list to the Project Representative and one copy to such Person in the finance or accounting department as designated in writing by Owner.

6.5           Subcontractor Invoices.  Prior to completion of the Open Book Review, Contractor shall submit two (2) copies of any invoices received from its Subcontractors to Owner by delivering one such copy to the Project Representative and such Person in the finance or accounting department as designated in writing by Owner pursuant to Section 6.3.  Each such invoice shall be reasonably detailed and shall be accompanied by reasonable supporting documentation with respect to the Work completed and the costs related thereto set forth on such invoice, and by the statements required pursuant to Section 6.4.  Contractor acknowledges and agrees that Owner may request such invoices be submitted in electronic form and shall use commercially reasonable efforts to obtain the Subcontractors’ compliance with such requests.  Contractor understands and agrees that any invoice that is inaccurate or incomplete or that lacks reasonable detail, specificity, or the supporting documentation required by this Section 6.5 shall not, to the extent of such deficiency, constitute a valid request for payment.  By submitting such invoice to Owner, Contractor shall be deemed to represent to Owner that the milestone required for payment has been achieved or the Work required to be completed has been completed, as applicable.  Notwithstanding anything to the contrary in Section 6.3, Owner shall pay Contractor the entire amount of the invoice, subject only to Retainage, in immediately available funds by electronic means using banking transfer instructions provided by Contractor within fifteen (15) days after Owner receives such invoice.

6.6           Owner Review.  Without limiting Owner’s rights of review under Article 11, within ten (10) days after Owner receives a Contractor’s Invoice and all accompanying documentation required by Sections 6.2 and 6.4, Owner shall notify Contractor concerning any dispute over the accuracy of the submitted invoice and the basis for such dispute.  Disputed invoices or portions thereof that are corrected before the date that is five (5) days prior to the date payment is due pursuant to Section 6.7, shall be paid on such due date.

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6.7           Payments.  Within twenty (20) days after receipt of a Contractor’s Invoice (except as otherwise provided in Section 6.5), Owner shall pay, subject to Sections 6.8 and 6.12, all undisputed amounts that are then payable as set forth in the then current Contractor’s Invoices (each, an “Invoice Payment”).  Owner and Contractor agree that payment of amounts due under this Agreement may be by electronic means of immediately available funds using banking transfer instructions provided by the receiving Party of any such payment at least five (5) business days before such payment is due and payable.  Upon receipt of any Invoice Payment from Owner, Contractor shall promptly pay each Subcontractor out of such Invoice Payment the amount to which said Subcontractor is entitled pursuant to the applicable subcontract or purchase order.  Owner shall not have any obligation to pay any Subcontractor with respect to the Work completed by such Subcontractor on the Project.  Any delinquent payment shall bear interest at the prime rate as published in “The Money Rates” Section of The Wall Street Journal (U.S. Edition), plus one percent (1%) per annum, until paid, but not to exceed the maximum rate permitted by the applicable usury laws.  The payment of interest unaccompanied by payment of the delinquent payment shall not excuse or cure any default or delay in such payment.  In the event interest accrues on any delinquent payment, Contractor shall reflect such amount in each subsequent billing invoice.

6.8           Retainage.

6.8.1                      Retainage.  Owner shall withhold from each Invoice Payment for a Unit an amount (the “Retainage”) equal to five percent (5%) of the portion of the Separated Target Price or the Separated Contract Price, as applicable, to be paid for the applicable month pursuant to Contractor’s Invoice.  In the event Contractor’s, or if applicable its guarantor’s, rating falls below BBB- by Standard & Poors or Baa3 by Moody’s, Owner shall be entitled to withhold additional Retainage of five (5%) for a total Retainage of ten percent (10%) from Contractor’s Invoices submitted after such decline in Contractor’s or its guarantor’s rating.

6.8.2                      Letter of Credit.  Notwithstanding the obligations set forth in this Section 6.8 regarding Retainage or Section 6.12 regarding Owner’s right to holdback or withhold payment, Contractor may provide in lieu of Retainage, or receive a refund of the Retainage (if cash Retainage has already been withheld) and amounts withheld by Owner pursuant to Section 6.12, upon delivery of an irrevocable standby letter of credit whereupon Owner shall no longer maintain such cash Retainage and shall pay such amounts withheld pursuant to Section 6.12 to the extent covered by such Letter of Credit.  If Contractor desires to deliver one or more Letters of Credit, Contractor shall, at its own expense, cause a financial institution that has senior unsecured debt rated at least A by Standard & Poor’s or A2 by Moody’s (or an equivalent rating from such other equivalent rating agency as may be approved by Owner) to issue and maintain, by renewal or replacement, for the periods specified herein, one or more irrevocable, unconditional, transferable, standby, revolving letters of credit in favor of Owner consistent with the requirements of this Section 6.8.2, in form and substance as set forth on Exhibit P herein (individually and collectively, the “Letter of Credit”).  If the amount of such Letters of Credit are insufficient to cover the Retainage with respect to the Contractor’s Invoices, Owner shall be entitled to withhold cash Retainage and such amounts as Owner may be entitled to withhold pursuant to Section 6.12 from payments made with respect to such Contractor’s Invoice.  The terms of release of Retainage as set forth in Section 6.8.3 and payment with respect

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to amounts withheld pursuant to Section 6.12 following a Notice of Correction shall apply mutatis mutandis with respect to the Letter of Credit.

6.8.3                      Release of Retainage.  Owner shall release the Retainage to Contractor as follows:

6.8.3.1                      Release at Substantial Completion.  No later than eighty (80) days after achieving Substantial Completion of a Unit, or if a pre-lien notice pursuant to Section 53.056 of the Texas Property Code, has been received by Owner, one hundred twenty (120) days after such Substantial Completion Date, Owner shall release to Contractor an amount of Retainage equal to fifty percent (50%) of the amount retained to date related to such Unit; provided that Contractor is on schedule to achieve Substantial Completion by the Substantial Completion Guaranteed Date for the remaining Unit and is not otherwise in default under the terms of this Agreement.  If Retainage is not released following Substantial Completion of the first Unit because Contractor is not on schedule to achieve the Substantial Completion Guaranteed Date of the second Unit, Owner shall release such fifty percent (50%) Retainage related to the first Unit within fifteen (15) days after the earlier of the date Contractor reasonably demonstrates it is back on schedule to achieve Substantial Completion by the Substantial Completion Guaranteed Date for the remaining Unit or Contractor achieves Substantial Completion of the second Unit; provided that Contractor is not otherwise in default under the terms of this Agreement.  If Retainage is not released upon Substantial Completion of a Unit due to Contractor being in default under the terms of this Agreement, Owner shall release such fifty percent (50%) Retainage related to the first Unit within ten (10) days after Contractor reasonably demonstrates that such default has been cured; provided that Contractor is on schedule to achieve Substantial Completion by the Substantial Completion Guaranteed Date for the remaining Unit. Concurrently with Owner’s release of Retainage pursuant to this Section 6.8.3.1, Owner shall provide to Contractor, or take any actions to cause the financial institutions holding any Letters of Credit, written confirmation of the amounts released under this Section 6.8.3.1.

6.8.3.2                      Release at Final Completion.  Within eighty (80) days (one hundred twenty (120) days if Owner receives a pre-lien notice pursuant to Section 53.056 of the Texas Property Code before or during such eighty (80) day period) after the Final Payment for a Unit, and subject to compliance with and completion of all requirements regarding reports, audits and closeout reports as set forth in Section 21.1.11 by Contractor and each Subcontractor enrolled in the OCIP, Owner shall release to Contractor all of the amount retained to date related to such Unit then held by Owner; provided that if such Retainage is related to Invoice Payments for the first Unit to be completed, whether Unit 1 or Unit 2, Contractor is on schedule to achieve the Substantial Completion Guaranteed Date for the other Unit and is not otherwise in default under the terms of this Agreement.  If Retainage is not released following Final Completion of the first Unit because Contractor is not on schedule to achieve the Substantial Completion Guaranteed Date of the second Unit, Owner shall release such Retainage related to the first Unit within fifteen (15) days after the earlier of the date Contractor reasonably demonstrates it is back on schedule to achieve the Substantial Completion Guaranteed Date for the remaining Unit or Contractor achieves Substantial Completion of the second Unit; provided that Contractor is not otherwise in default under the terms of this Agreement.  If Retainage is not released upon Final Completion of a Unit due to Contractor being in default under the terms of this Agreement, Owner shall release the remaining Retainage related to the first Unit within ten (10) days after

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Contractor reasonably demonstrates that such default has been cured; provided that Contractor is on schedule to achieve the Substantial Completion Guaranteed Date for the remaining Unit.

6.8.3.3                      Release upon Termination.  In the event this Agreement is terminated prior to completion of the Work for any reason other than a Contractor Event of Default, all Retainage on payments made to Contractor prior to such termination shall be released to Contractor upon the later to occur of (a) eighty (80) days (one hundred twenty (120) days if Owner receives a pre-lien notice pursuant to Section 53.056 of the Texas Property Code before or during such eighty (80) day period) after the date of such termination, and (b) ten (10) days after all disputes between Owner and Contractor have been resolved and all amounts due from Contractor have been paid (as applicable); provided that in each case Contractor and each of its direct (i.e., first tier) Major Subcontractor has delivered, and that Contractor has used commercially reasonable efforts to cause each of its other Major Subcontractors to deliver, Unconditional Waivers and Releases Upon Final Payment to Owner prior to such release of the Retainage.

6.9           Final Payment.  Upon the delivery of Owner’s Certificate of Final Completion of a Unit, Contractor shall submit a final Contractor’s Invoice for such Unit (a “Final Contractor’s Invoice”) which shall set forth all amounts due to Contractor that remain unpaid in connection with such Unit (including amounts relating to the items on the Punchlist for such Unit), and shall attach all reports required of Contractor and each Subcontractor enrolled in the OCIP pursuant to Section 21.1.  Upon approval of such Final Contractor’s Invoice by Owner based on Contractor having performed its Work in accordance with this Agreement, Owner shall pay to Contractor the amount due under such Final Contractor’s Invoice (“Final Payment”).  Owner shall make Final Payment to Contractor within thirty (30) days after receipt of the Final Contractor’s Invoice if and only if Contractor has delivered the following items to Owner:

(a)           with respect to each Major Subcontractor, either:

(i)           an Unconditional Waiver and Release Upon Final Payment of Subcontractor; or

(ii)           a bond in form and substance reasonably acceptable to Owner to indemnify and fully protect Owner against any claim by such Subcontractor with respect to its right to be paid in connection with the Project or the performance of the Work;

(b)           with respect to Contractor and each Subcontractor enrolled in the OCIP, completion of all requirements regarding reports, audits and closeout reports in connection with the OCIP under Section 21.1; and

(c)           with respect to Contractor, a Conditional Waiver and Release Upon Final Payment.

Contractor covenants that it shall deliver to Owner an Unconditional Waiver and Release Upon Final Payment no later than two (2) Business Days after Contractor’s receipt of Final Payment.  Concurrently with Owner’s release of Retainage pursuant to Section 6.8.3.2, Owner shall surrender to Contractor, or take such actions as reasonably necessary to cause such surrender of, any Letter(s) of Credit held in lieu of Retainage.

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6.10           Method of Payment.  All payments to be made to Contractor under this Agreement shall be paid in Dollars and shall be paid electronically (via ACH or wire) in immediately available funds on the date due or, if such date is not a Business Day, on the immediately succeeding Business Day to such account as may be designated by Contractor from time to time by Notice to Owner in accordance with Article 30.

6.11           Disputes Regarding Payments.  Subject to Contractor’s rights and remedies under Section 19.4(f) and Section 19.5, failure by Owner to pay any amount disputed in good faith until resolution of such dispute in accordance with this Agreement shall not alleviate, diminish, modify nor excuse the performance of, Contractor’s obligations to perform hereunder in any respect, including Contractor’s obligation to meet the Substantial Completion Guaranteed Dates.  Contractor’s acceptance of any payment shall not be deemed to constitute a waiver of amounts that are then in dispute.  Contractor and Owner shall use their reasonable efforts to resolve all disputed amounts reasonably expeditiously and in accordance with the provisions of Article 32.  No payment made hereunder shall be construed to be acceptance or approval of that part of the Work to which such payment relates or to relieve Contractor of any of its obligations hereunder.  If a Contractor’s Invoice was properly submitted in accordance with all of the provisions of this Agreement and amounts disputed by Owner in regards to such invoice are later resolved in favor of Contractor, Owner shall pay interest on such disputed amounts due Contractor at the rate set forth in Section 6.7, from the date on which the payment was originally due pursuant to such invoice until payment was received by Contractor.

6.12           Holdbacks.

6.12.1                      Owner Holdbacks.  Notwithstanding anything to the contrary herein, in addition to the Retainage, upon the occurrence and continuance of any of the following events, Owner, upon Notice to Contractor in accordance with Section 6.12.2, may withhold or retain such portion (including all) of any payment due to Contractor under this Agreement as Owner deems appropriate in Owner’s reasonable discretion to confirm that performance of the Work will be effected in accordance with this Agreement or to protect fully the rights of Owner hereunder:

(a)           Any part of such payment is attributable to Work which is not materially in compliance with this Agreement;

(b)           Owner has received a notice of lien from any Subcontractor, Upgrade Supplier or Supplier or any other Person claiming payments due with respect to the Work;

(c)           Contractor’s failure to comply with the requirements of Article 21;

(d)           Owner has paid or is required to pay any amount pursuant to an official notice from a state agency, or employee benefit trust fund, for which Owner is or may reasonably be liable for Contractor or any Subcontractor, in accordance with Applicable Law; and

(e)           As one or more of the following shall occur:

(i)           A Contractor Event of Default shall have occurred hereunder;

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(ii)           a lien claim has been filed for which Contractor is obligated to obtain a release pursuant to Article 29 and Contractor has not obtained such release within fifteen (15) days after such lien claim was filed;

(iii)           Contractor shall have failed to deliver any Contractor Deliverable included in Contractor’s Invoice to Owner on or before the date of such Contractor’s Invoice or any such Contractor Deliverable shall not have been prepared by Contractor in good faith;

(iv)           Contractor shall have failed to provide appropriate evidence of insurance in conformance with the requirements of this Agreement;

(v)           Owner shall have determined that any portion of the Work for which payment has already been made pursuant to a previous Contractor’s Invoice shall contain one or more Errors or Omissions or Defects; provided that the amount so withheld shall not exceed the amount reasonably expected to correct such Error or Omission or Defect; and

(vi)           a third-party claim has been filed for which Contractor is obligated to indemnify Owner pursuant to any of the provisions of Article 23 and Contractor has failed to provide the indemnification for such claim in accordance with Section 23.5 within the ten (10) day period provided therein.

6.12.2                      Notice of Withholding; Notice of Correction.  If, pursuant to Section 6.12.1, Owner intends to withhold any amount from a payment to be made to Contractor, Owner shall, on or before the date that the applicable payment is due to Contractor hereunder, provide a Notice of Withholding to Contractor of any amount that will be so withheld.  Such Notice of Withholding delivered pursuant to this Section 6.12.2 shall identify the amount that will be withheld from Contractor, give a reasonably detailed explanation of the reason Owner will withhold such amount, and shall be signed by an authorized agent of Owner.  If Contractor receives a Notice of Withholding from Owner pursuant to this Section 6.12.2, Contractor may provide a Notice of Correction to Owner of a condition described in such Notice of Withholding delivered pursuant to this Section 6.12.2.  Such Notice of Correction shall be sufficient to identify the scope and manner of the corrective actions to be taken to correct the conditions that are the subject of Section 6.12.1 as identified in such Withholding Notice, and shall be signed by an authorized representative of Contractor.

6.12.3                      Payment Following Notice of Correction.  If Owner receives a Notice of Correction describing the actions taken to correct any condition described in a Notice of Withholding delivered pursuant to Section 6.12.2, Owner shall pay the amount withheld by Owner for that condition on the date the next payment is due Contractor hereunder, or object to the scope and manner of the correction of the condition, on or before the date the next payment is due to Contractor, in a written statement that sets forth the reason for the objection and otherwise complies with the provisions of Section 6.12.2.  If Owner objects to the scope and manner of the corrective actions to be taken with respect to a condition, Owner shall pay to Contractor, along with payment made pursuant to Contractor’s next payment request, the amount withheld for the correction of conditions to which Owner no longer objects.

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6.12.4                      Limitation on Contractor’s Rights.  Notwithstanding the provisions of Sections 19.5 and 32.3, Contractor shall not have any rights of termination or suspension under Section 19.5 as a result of Owner’s good faith exercise or attempted exercise of its rights under this Section 6.12.

6.13           Application of Monies.  Contractor shall use the sums paid to it pursuant to this Article 6 for the purpose of performing the Work and designing, furnishing, equipping, testing and commissioning the Project in accordance with the Statement of Work and this Agreement, including payment of the Subcontractors.  No provision hereof shall be construed, however, to require Owner or any Financing Entity to see to the proper disposition or application of the monies so paid to Contractor.

6.14           Release of Liability.  Acceptance by Contractor of the Final Payment shall constitute a release by Contractor of Owner, their respective Affiliates, the Financing Entities, if any, and every officer, director and employees thereof from all liens (whether statutory or otherwise and including mechanics’ or suppliers’ liens), claims for compensation hereunder with respect to any Work performed or furnished in connection with this Agreement, except claims for which Contractor has delivered a Notice of dispute to Owner.

6.15           Certifications.

6.15.1                      Payment Certifications.  Upon Notice from Owner requesting the same (which Notice shall not occur more frequently than quarterly), Contractor shall use commercially reasonable efforts to obtain and submit within ten (10) Business Days after the date of such Notice a certification from each direct (i.e., first tier) Major Subcontractor to the effect that:

(a)           Contractor has paid such Subcontractor currently and there are no payments due in accordance with the terms of such subcontract from Contractor to such Subcontractor in connection with the Work except for disputed payments as identified in such certification or amounts that are not yet due and owing; and

(b)           Contractor has paid such Subcontractor all amounts other than retainage that will be paid for all Work completed by such Subcontractor through the end of the preceding month.

6.15.2                      Certifications on Final Payment.  Concurrently with Contractor’s delivery of the Final Contractor’s Invoice, Contractor shall deliver to Owner:

(a)           With respect to each Major Subcontractor contracting directly with Contractor, a certification from such Subcontractor to the effect that such Subcontractor has been paid all amounts that are owing or may become owing to such Subcontractor with respect to the Project and the performance of the Work, except for disputed payments as identified in such certification; and

(b)           With respect to Contractor, a certification to the effect that:

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(i)           Contractor has been paid in full all amounts owing or that may become owing to Contractor with respect to the Project and the performance of the Work except for amounts requested in the Final Contractor’s Invoice; and

(ii)           Contractor has paid all amounts that Contractor will be required to pay in connection with the performance of the Work, including all amounts to be paid any Subcontractor with respect to the Project and the performance of the Work, except for amounts identified in such certification; and

(iii)           all amounts remaining to be paid by Contractor with respect to the Work are in the aggregate less than the amount of the Final Payment.

7.           COMMENCEMENT AND SCHEDULING OF THE WORK

7.1           Notices to Proceed.

7.1.1                      Pre-Contract Letter of Authorization.  Owner and Contractor have executed a Pre-Contract Letter Authorization dated April 7, 2006 (the “Pre-Authorization”), whereby Owner authorized Contractor to perform certain engineering, professional and certain other services to be performed in advance of the Parties execution of the Original Agreement.  Work performed by Contractor pursuant to the Pre-Authorization was governed by and subject to the terms of the Original Agreement effective as of the execution thereof.  Upon execution of the Original Agreement, the Pre-Authorization was terminated and had no further force and effect and the Original Agreement superseded the Pre-Authorization in all respects.  Payments made by Owner to Contractor pursuant to the Pre-Authorization shall be credited against the Separated Target Price and Separated Contract Price, as applicable.

7.1.2                      Phase One EPC Activities.  Upon the execution of the Original Agreement, Contractor was authorized to perform the Work identified in the Phase One EPC Activities set forth in and attached hereto as Exhibit CC, and Contractor shall diligently perform the Work pursuant to such Phase One EPC Activities, assigning to it a priority as necessary for each Unit to achieve Substantial Completion on or before the Substantial Completion Guaranteed Date for such Unit.  Notwithstanding Contractor’s authorization to proceed with Phase One EPC Activities, in no event shall Contractor proceed with procurement of any Equipment or Materials during the Open Book Review period costing in the aggregate in excess of One Hundred Thousand Dollars ($100,000) without Owner’s prior written approval, such approval or denial to be provided within five (5) days.  The scope of the Work to be completed pursuant to the Phase One EPC Activities may be altered or expanded from time to time pursuant to one or more further written authorizations until Owner has issued a Full Notice to Proceed.

7.1.3                      Full Notice to Proceed.  On the Full Notice to Proceed Date, Contractor shall commence with the performance of the remainder of the Work in accordance with the Project Schedule and shall thereafter diligently pursue the Work assigning to it a priority as necessary for each Unit to achieve Substantial Completion on or before the Substantial Completion Guaranteed Date for such Unit.  If the Full Notice to Proceed Date is later than March 1, 2007, such delay in the Full Notice to Proceed Date shall be an Excusable Event for purposes of this Agreement.

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7.2           Contractor’s Acknowledgment.  Contractor expressly agrees that the period of time specified to complete all Work and the timely achievement of the Substantial Completion Guaranteed Dates includes allowance for coordination with Owner, Owner’s Engineer and for all hindrances and delays incident to the Work (other than an Excusable Event or an event of Force Majeure).  No claim shall be made by Contractor for hindrances or delays for any cause during the progress of the Work, except as provided under Articles 8 and 16.

7.3           Prosecution of Work.  Contractor shall prosecute the Work in accordance with the Project Schedule.  Contractor shall cause Substantial Completion of each Unit to occur on or before the applicable Substantial Completion Guaranteed Date.

7.4           Project Schedule.

7.4.1                      Project Schedule.  Within sixty (60) days after the date hereof, Contractor shall provide Owner with an electronic and hard copy of the Project Schedule that satisfies the requirements set forth in Exhibit A-1–Section 01320.  Until Final Completion, Contractor shall update its Project Schedule to reflect the current status of the Work.  At a minimum, the updates shall be performed and provided to Owner (in electronic and hard-copy form) on a monthly basis as part of the Monthly Progress Report.  Except for the Substantial Completion Guaranteed Dates, which may only be revised or adjusted with Owner’s prior written approval pursuant to a Change In Work Form, Contractor shall revise the Project Schedule from time to time to reflect the current schedule, including Contractor’s then scheduled date of Substantial Completion.  Contractor shall employ a project management system capable of providing schedule monitoring and analysis which shall include a comparison of the Project Schedule with the actual progress for each time period with all variances noted.  Schedule analysis shall include a determination of the impact of such variance, if material, on the Project Schedule and any action necessary to correct the variance.

7.4.2                      Milestone Items.  Included within the Project Schedule set forth in Exhibit G are the Milestone Items, including the Project Guaranteed Dates, and the applicable dates of scheduled completion for each such Milestone Item.  Except for the Substantial Completion Guaranteed Dates, which shall not be amended, adjusted or revised without Owner’s prior written approval pursuant to a Change In Work Form, Contractor shall revise the Project Schedule from time to time to reflect any changes to the scheduled dates of completion for each Milestone Item.  Notwithstanding anything to the contrary in the foregoing, Contractor shall promptly advise Owner of any proposed changes in the scheduled completion of Milestone Items of more than thirty (30) days and the reasons therefor.

7.5           Progress Reporting.  From and after the date hereof, Contractor shall prepare a true and correct Monthly Progress Report in the form of Exhibit K and submit it to Owner within ten (10) days after the end of each calendar month.  In addition, Contractor shall keep, and furnish to Owner at Owner’s request, such information as Owner may reasonably require to determine that the Work is progressing according to the Milestone Items in the Project Schedule and for the purpose of confirming that Invoice Payments are due hereunder.  Contractor also shall keep daily logs at the Site and shall provide to Owner weekly reports of actual construction progress as compared with scheduled progress.

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7.6           Meetings.  Contractor shall schedule and conduct monthly meetings with Owner in accordance with the requirements of Exhibit A-1–Section 01320 at the Site, or such other location as the Parties may agree, for the purpose of reviewing the progress of the Work and adherence to the Project Schedule.  The frequency of such meetings shall be established and modified, from time to time, by mutual agreement of the Parties; provided, however, such meetings shall occur no less frequently than monthly; provided, further, if Owner believes that Contractor will complete fewer than all of the Milestone Items within ten (10) days after the date scheduled on Exhibit G for such Milestone Items to be achieved, Owner shall be entitled to require that meetings occur as frequently as weekly.  At Owner’s reasonable request, Contractor shall cause a representative of any Subcontractor to attend such meeting.  After commencement of the on-Site Work, Owner, Contractor, and any Major Subcontractor then performing Work on the Site shall each designate a representative to attend meetings as required under this Section 7.6 to review and discuss the progress of the Work.  Contractor’s representative at such meetings shall provide a rolling four-week look ahead schedule outlining the Work to be performed at the Site during the four calendar weeks following such meetings.

8.           FORCE MAJEURE AND AN EXCUSABLE EVENT

8.1           Force Majeure.  No failure or omission to carry out or observe any of the terms, provisions, or conditions of this Agreement shall give rise to any claim by either Party against any other Party hereto, or be deemed to be a breach or default of this Agreement if such failure or omission shall be caused by or arise out of an event of Force Majeure.  No obligations of either Party that matured before the occurrence of an event of Force Majeure causing the suspension of performance shall be excused as a result of such occurrence.  Notwithstanding anything to the contrary in the foregoing, the obligation to pay money in a timely manner shall not be subject to the Force Majeure provisions.

8.2           Notice.  If either Party’s ability to perform its obligations under this Agreement is affected by an event of Force Majeure or an Excusable Event, such Party shall, within ten (10) days after the Project Director in the case of Contractor and the Project Representative in the case of Owner, or their respective designees in the Project Director’s or Project Representative’s absence, becomes aware or reasonably should have become aware of such delay, give Notice to the other Party (a “Delay Notice”) of the occurrence of such event, including as to when such Project Director or Project Representative, as applicable, became aware of the occurrence of such event of Force Majeure.  Within ten (10) Business Days after delivery of such Notice, the Party claiming an event of Force Majeure or an Excusable Event shall provide reasonable preliminary information to the other Party of the nature of the event, its anticipated duration and effect upon the performance of such Party’s obligations, and any action being taken to avoid or minimize its effect.  The Party claiming an event of Force Majeure or an Excusable Event shall have a continuing obligation to deliver to the other Party additional documentation and analysis supporting its claim regarding an event of Force Majeure or an Excusable Event promptly after such information is available to the Party claiming such event of Force Majeure or an Excusable Event.  The burden of proof shall be on the Party claiming to be affected pursuant to this Section 8.2.  Within ten (10) Business Days after an event of Force Majeure or an Excusable Event has ended, the Party that was affected by such event of Force Majeure

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or an Excusable Event shall give Notice to the other Party of: (i) the length of time such event of Force Majeure or an Excusable Event was in effect; and (ii) the effect such Party claims such event of Force Majeure or an Excusable Event had on the applicable Substantial Completion Guaranteed Date.

8.3           Scope of Suspension; Duty to Mitigate.  The suspension of or impact on performance due to an event of Force Majeure or an Excusable Event shall be of no greater scope and no longer duration than is required by such event.  The excused Party shall use its reasonable efforts:

(a)           to mitigate the duration of, and costs arising from, any suspension or delay in, or other impact to the performance of its obligations under this Agreement;

(b)           to continue to perform its obligations hereunder; and

(c)           to remedy its inability to perform, as applicable.

When the affected Party is able to resume performance of its obligation under this Agreement, such affected Party shall give the other Party Notice to that effect.

8.4           Removal of Force Majeure.  If, within a reasonable time after the occurrence of an event of Force Majeure that has caused Contractor to suspend or delay performance of the Work, Owner has identified and recommended to Contractor commercially reasonable action to be undertaken, and Contractor has failed within five (5) days after receipt of Notice from Owner thereof to take such action as Contractor could lawfully and reasonably initiate to remove or relieve either the event which caused such an event of Force Majeure or its direct or indirect effects, Owner may, in its sole discretion and after Notice to Contractor, initiate such reasonable measures as will be designed to remove or relieve such an event of Force Majeure or its direct or indirect effects and thereafter require Contractor to resume full or partial performance of the Work.

8.5           Responsibility of Contractor.  Subject to the limitations on liability contained in this Agreement, damages or injuries to persons or properties resulting from an event of Force Majeure during the performance of the obligations provided for in this Agreement shall not relieve Contractor of any responsibility it may have pursuant to the terms of this Agreement to bear the cost of the damage or injuries as provided herein.

8.6           Contractor’s Remedies.

8.6.1                      Force Majeure.  As Contractor’s only remedy for the occurrence of an event of Force Majeure, and provided Contractor has otherwise complied with the provisions of Sections 8.2 and 8.3, if an event of Force Majeure occurs:  (i) the applicable Substantial Completion Guaranteed Dates shall be extended and the Project Schedule, Milestone Items and any related modifications to the Work shall be correspondingly adjusted by the period of time, if any, that Contractor is actually and demonstrably delayed in the performance of the Work as a result of the impact of such an event of Force Majeure, less any extensions of such event of Force Majeure that occur due to Contractor’s failure to take action as requested by Owner pursuant to Section 8.4, and (ii) and the impact of such event of Force Majeure delays the Work for five (5) or more consecutive days with respect to any one Force Majeure event, or the impact of multiple Force Majeure events delays the Work for greater than fifteen (15) days in the

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aggregate, and Contractor’s costs actually and demonstrably increase despite Contractor’s commercially reasonable efforts to mitigate any such increases, the Separated Contract Price shall be adjusted.

8.6.2                      Excusable Event.  As Contractor’s only remedy for the occurrence of an Excusable Event, and provided that Contractor has otherwise complied with the provisions of Sections 8.2 and 8.3, if an Excusable Event occurs: (i) the applicable Substantial Completion Guaranteed Dates shall be extended and the Project Schedule, Milestone Items, and any related modifications to the Work shall be correspondingly adjusted by the period of time, if any, that Contractor is actually and demonstrably delayed in the performance of the Work as a result of the impact of such an Excusable Event, less any extensions of such Excusable Event that occur due to Contractor’s failure to take action as requested by Owner pursuant to Section 8.4, and (ii) if Contractor’s costs actually and demonstrably increase despite Contractor’s commercially reasonable efforts to mitigate any such increases, the Separated Contract Price shall be adjusted. Notwithstanding anything to the contrary in the foregoing or in this Agreement, upon the occurrence of an Excusable Event as described in subsection (f) of the definition of Excusable Event, Contractor’s only remedy for such Excusable Event shall be an adjustment of the Net Unit Capacity Guarantee and Net Unit Heat Rate Guarantee for Unit 1 or Unit 2, as the case may be, to the extent necessary to reflect the total volume discharge limitations in the current Discharge Permit, and Contractor shall not be entitled to a Change In Work adjusting the Substantial Completion Guaranteed Date or Separated Contract Price in connection with such Excusable Event.  Contractor and Owner shall document the adjusted Net Unit Capacity Guarantees and Net Unit Heat Rate Guarantees in writing, which shall be signed by duly authorized representatives of both such Parties.

8.6.3                      Changes In Work.  Upon the occurrence of an event of Force Majeure or an Excusable Event to which Contractor is entitled to a change in the applicable Substantial Completion Guaranteed Dates, Separated Contract Price or modifications to the Work pursuant to this Section 8.6, Contractor and Owner shall prepare a Change In Work form in accordance with Article 16.

8.7           Owner’s Right to Terminate.  If an event of Force Majeure has occurred and continues for more than six (6) months, Owner may terminate this Agreement by notice to Contractor.  Upon such termination, Contractor shall be entitled to receive the payments as set forth in Section 20.1.1.

9.           SUBCONTRACTORS AND VENDORS

9.1           Use of Subcontractors.  Attached hereto as Exhibit O is a schedule of certain Equipment and Materials and services, and the subcontractors, suppliers and vendors approved by Owner with whom Contractor may contract (whether by contract or purchase order) for the acquisition of such Equipment and Materials and services.  Contractor shall notify Owner of any additional subcontractors, suppliers or vendors with whom Contractor anticipates subcontracting and any portion of the Work to be performed by such proposed subcontractor, supplier or vendor, for Owner’s review, and approval with respect to Major Subcontractors; provided that after completion of the Open Book Review, Exhibit O shall not be amended with respect to any Major Subcontractor previously approved by Owner without Owner’s written approval, and

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Contractor shall notify Owner of any changes to Exhibit O with respect to any additional subcontractors, suppliers or vendors with whom Contractor anticipates subcontracting and any portion of the Work to be performed by such proposed subcontractor, supplier or vendor, for Owner’s review, and approval with respect only to direct (i.e., first tier) Major Subcontractors.  Contractor shall update and amend Exhibit O by Notice to Owner from time to time as necessary to reflect additions or changes thereto.  Contractor shall use commercially reasonable efforts to ensure that each Subcontractor is licensed or qualified to do business and is in good standing under the laws of the jurisdiction where the Work is to be performed, including the State of Texas or otherwise not to contract with such Subcontractor for any portion of the Work.  Contractor acknowledges and agrees that Owner’s selection of Contractor to perform the Work was due in part to Contractor’s commitment to, and Contractor hereby agrees to, directly hire and self perform the majority of mechanical and electrical construction portions of the Work.

9.2           Agency Subcontracts Prior to Assignment.  Prior to assignment of the Agency Subcontracts to Contractor pursuant to Section 4.2.7(b), Contractor shall act as Owner’s agent to prepare and execute the Agency Subcontracts (including an amendment to the STG Upgrade Contract), subject to Owner’s approval of such Agency Subcontracts prior to execution thereof.  Owner and Contractor shall cooperate to negotiate and finalize the Agency Subcontracts, including amending the STG Upgrade Contracts to the extent mutually agreed upon by Owner and Contractor, as required and by such dates so as to avoid delays to the Work.  In the event the negotiation and execution of any such Agency Subcontracts is delayed and the Project Schedule is adversely impacted (provided that Contractor is not acting in a commercially unreasonable manner), Contractor shall be entitled to a Change In Work to the extent such delay actually and demonstrably impacts the Substantial Completion Guaranteed Date for the applicable Unit or the Separated Contract Price.  With respect to the STG Upgrade Contract, Owner shall, or shall cause TXU Energy Company LLC to appoint Contractor as Owner’s or TXU Energy Company LLC’s agent, respectively.  While acting as Owner’s agent, Contractor shall administer and enforce the Agency Subcontracts as necessary to accomplish the Work.

9.3           Use of Contractor’s Affiliates.  Notwithstanding the above, Contractor may have portions of the Work performed by certain of its Affiliates or their employees, in which event Contractor shall be responsible for such Work, Owner will look solely to Contractor as if the Work were performed by Contractor, and such Affiliates shall comply with the obligations of Contractor hereunder to the extent applicable to the Work they perform.

9.4           Assignment.  No subcontract or purchase order shall bind or purport to bind Owner, but each subcontract and purchase order entered into by Contractor with respect to the Work where the applicable subcontract price or purchase order value exceeds One Hundred Thousand Dollars ($100,000) shall provide for assignment of such subcontract as set forth in Section 9.6.

9.5           Information and Access.  Contractor shall furnish such information and access relative to the identity of and scope of services or supply of its Subcontractors as Owner may reasonably request; provided that nothing herein shall be deemed to limit Owner’s rights to information and access to Subcontractors during the Open Book Review; provided, further, that Owner shall be entitled to such information as reasonably necessary to enable Owner to verify compliance with the provisions of Section 9.6.

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9.6           Terms in Subcontracts.  All subcontracts between Contractor and its direct (i.e., first tier) Subcontractors, as well as Subcontractors which have contract values in excess of $1,000,000 or provide critical parts or components, shall be consistent with the requirements of this Agreement, insofar as applicable.  All Work performed for Contractor by such direct (i.e., first tier) Subcontractors shall be pursuant to an appropriate written agreement between Contractor and the Subcontractor that contains provisions that:

(a)           reasonably preserve and protect all the rights of Owner under this Agreement and to the Work to be performed under the subcontract, so that the subcontracting thereof will not prejudice such rights;

(b)           require that such Work be performed in accordance with the applicable requirements of this Agreement;

(c)           require such Subcontractor to make available a representative with whom Owner or the Financing Entities, if any, may, subject to Contractor’s coordination and participation, discuss questions regarding the Work being performed by the Subcontractor;

(d)           with respect only to Subcontractors that are supplying goods for which functional spare parts are customarily provided, require such Subcontractors which have contract values in excess of $250,000 or provide critical parts or components to notify Contractor and Owner in the event such Subcontractor decides to discontinue supplying any functional spare parts at any time within five (5) years after completion of such Subcontractor’s portion of the Work, so that Owner may seek to order any quantity of any of such parts at the prices prevailing at the time of such order, prior to such discontinuance of supply;

(e)           require such Subcontractor to participate in the OCIP if eligible and to provide and maintain adequate insurance consistent with its obligations related to this Agreement (as adjusted by Contractor and Owner pursuant to Section 21.2.3);

(f)           when such Subcontractor performs Work at the Site, require such Subcontractor to participate in the approved safety program for the Site and the Ancillary Sites;

(g)           require such Subcontractor to enter into a new contract directly with Owner on substantially the same terms and conditions as such subcontract in the event that any trustee in bankruptcy for Contractor rejects the subcontract, or the Subcontractor terminates such subcontract as a result of the bankruptcy of Contractor;

(h)           allow assignment, including any performance assurance provided by such Subcontractor, of such agreement to Owner, to another contractor providing engineering, procurement and construction services to Owner that replaces the Contractor as designated by Owner, or at Owner’s request, to the Financing Entities, if any, upon the termination or expiration of this Agreement in accordance with its terms, upon notice to Subcontractor but not subject to Subcontractor’s consent provided that any such assignee (except for collateral assigns) shall have sufficient creditworthiness to meet its payment obligations to Subcontractor and provided further that any such assignee shall not be a direct competitor of such Subcontractor;

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(i)           require such Subcontractor to remove any employee or independent contractor of such Subcontractor used in the Work at the Site or in such Subcontractor’s warranty obligations within ten (10) days after receiving notice from Contractor that Owner requires  removal of such employee or independent contractor;

(j)           if commercially obtainable, provide that if this Agreement is terminated before Final Completion, such Subcontractor shall not be entitled to any profit or fee to the extent any portion of its Work has not been completed;

(k)           require such Subcontractor to abide by Contractor’s confidentiality obligations hereunder and to otherwise hold in strict confidence all of Owner’s Confidential Information; and

(l)           require such Subcontractor to deliver to Owner any “stop-work” notice or termination notice delivered to Contractor pursuant to Applicable Law.

Notwithstanding the foregoing, Owner acknowledges and agrees that the STG Upgrade Contract was initially entered into by an Affiliate of Owner and may not contain all of the provisions set forth in the foregoing.  Contractor shall use commercially reasonable efforts to incorporate the missing provisions into the STG Upgrade Contract.

In addition to the provisions of this Section 9.6, this Agreement contains numerous references expressly requiring Contractor to cause its Subcontractors to perform certain actions or adhere to certain requirements (such additional required actions or requirements, “Flowdowns”).  Contractor may exercise its reasonable discretion, in consultation with Owner, in negotiating the terms of its subcontracts with its Subcontractors that result in either excluding the use of certain Flowdowns that are not applicable to a particular Subcontractor based on the scope and nature of the subcontracted work or scope of supply, or modifying the terms of such Flowdowns in order to effect a reasonable commercial agreement with such Subcontractors, and Contractor’s exclusion or modification of such Flowdowns in such subcontracts shall not be considered a breach of this Agreement; provided that notwithstanding the foregoing, Contractor shall require each Subcontractor, insofar as applicable, to take such actions or adhere to such requirements as provided in Section 3.13, Section 4.1.8, Section 5.7.2, Section 10.4 (with respect to Subcontractors that perform Work on the Site), Section 21.3 and Article 28 (with respect to Subcontractors that perform Work on the Site).  Contractor acknowledges and agrees that the provisions of this paragraph shall not constitute a waiver or modification by Owner of any of Contractor’s other obligations hereunder.

9.7           Minority and Women-Owned Businesses.  Contractor acknowledges that Owner and its Affiliates are committed to the development, utilization and inclusion of certified women and minority owned businesses, as well as small businesses, businesses owned by veterans and service-disabled veterans, and businesses located in historically underutilized business zones, in Owner’s and its Affiliates’ sourcing and procurement processes.  Contractor shall provide Owner with reasonably satisfactory evidence that Contractor considered such businesses for inclusion in Contractor’s Subcontractors and Suppliers.  Contractor acknowledges that Contractor’s Invoices shall include information regarding the amount of such Invoices reflecting utilization of and amounts spent with such businesses by Contractor, and to the extent such information can be

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obtained from the Subcontractors using commercially reasonable efforts, by the Subcontractors, and Contractor agrees to provide such additional information, and to use commercially reasonable efforts to cause the Subcontractors to provide such information, regarding utilization of such businesses as Owner reasonably requests. Contractor shall further provide Owner with reasonably satisfactory evidence that its Subcontractors and Suppliers were selected in a non-discriminatory manner and, at least in part, on the basis of their qualifications and capabilities.

10.           LABOR RELATIONS

10.1           General Management of Employees.  Subject to Section 10.6, and notwithstanding the provisions of Section 10.3, Contractor shall preserve its rights to exercise and shall exercise its management rights in performing the Work.  Such management rights shall include the rights to hire, discharge, promote, and transfer employees; to select and remove foremen or other persons at other levels of supervision; to establish and enforce reasonable standards of production; to introduce, to the extent feasible, labor saving Equipment and Materials; to determine the number of craftsmen necessary to perform a task, job, or project; and to establish, maintain, and enforce rules and regulations conducive to efficient and productive operations.

10.2           Worker Recruitment and Training Program.  Contractor shall implement a worker recruitment and training program targeting local residents (Persons with current zip codes within one hours driving distance of the Site) with respect to the Project.  Contractor shall submit its proposed program regarding local worker recruitment to Owner within sixty (60) days after the date hereof, and Owner and Contractor shall agree upon such program by the end of the Open Book Review.  Contractor shall submit its proposed program regarding its proposed worker training program to Owner for review within sixty (60) days after the date hereof.  Contractor shall implement and follow the approved program during the performance of the Work.

10.3           Labor Disputes.  Contractor shall use reasonable efforts to adopt policies and practices designed to avoid work stoppages, slowdowns, disputes and strikes, and to minimize the risk of labor-related delays or disruption of the progress of the Work.  Contractor shall promptly take any and all reasonable steps that may be available in connection with the resolution of violations of collective bargaining agreements or labor jurisdictional disputes, including the filing of appropriate processes with any court or administrative agency having jurisdiction to settle, enjoin, or award damages resulting from violations of collective bargaining agreements or labor jurisdictional disputes.  Contractor shall advise Owner promptly, in writing, of any actual or threatened labor dispute of which Contractor has knowledge that might materially affect the performance of the Work by Contractor or by any of its Subcontractors.  Notwithstanding the foregoing, the settlement of strikes, walkouts, lockouts or other labor disputes shall be at the discretion of the Party having the difficulty.

10.4           Personnel Documents.  Contractor shall ensure that at the time of hiring, all its personnel and personnel of any Subcontractors performing the Work are in possession of all such documents (including visas, driver’s licenses and work permits) as may be required by any and all Applicable Laws.

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10.5           Key Personnel.  Contractor shall provide staff to supervise and coordinate the work of Contractor and Subcontractors on the Site.  The Key Personnel shall at all times hold the positions and be dedicated to the performance of the duties described in Exhibit J.  Any replacement of the Key Personnel shall be subject to the prior written consent of Owner, which consent shall not be unreasonably withheld.  If Owner fails to respond to a request for consent within five (5) Business Days after Contractor’s request, Owner shall be deemed to have consented to the proposed individual.

10.6           Replacement of Employees and Other Persons at Owner’s Request.  Within ten (10) days after receiving a written request by Owner identifying the lawful reason for such request, Contractor shall remove from the Project, the Site and from any performance of the Work, and cause any Subcontractor to remove from the Project, the Site and from any performance of the Work, as soon as reasonably practicable, any Person performing the Work (including any of the Key Personnel other than the Project Director and his direct reports) whom Owner reasonably demonstrates to be creating a material safety hazard or risk of either:  (a) non-achievement of any of the Substantial Completion Guaranteed Dates for either Unit; or (b) material non-performance by Contractor in accordance with this Agreement.  Contractor acknowledges that Owner desires to maintain a positive perception of the Project and a good working relationship with the surrounding communities and that actions of Contractor’s employees or agents, including the Subcontractor’s employees may affect the local communities.  Accordingly, Contractor shall also remove, and cause its Subcontractors to remove, any employee, agent or other Person engaged in the performance of the Work for Contractor or such Subcontractor, as the case may be, whose off-Site conduct Owner reasonably demonstrates is harming or having a negative effect on the perception of the Project or Owner’s relationship with the surrounding community.  In the event Contractor disagrees that any such Person should be removed pursuant to this Section 10.6, Owner and Contractor shall submit such disagreement to their executive management pursuant to Section 32.1.

11.           INSPECTION; EFFECT OF REVIEW AND COMMENT

11.1           Right to Reject Work.  Prior to Final Completion, regardless of whether payment has been made therefor, Owner shall have the right to reject any portion of the Work that contains any Error or Omission or Defect.  Upon such rejection, Contractor shall remedy, at its sole cost and expense, any Error or Omission or Defect that is identified by Owner as giving rise to such rejection.

11.2           Inspection.  Contractor understands that Owner, its representatives and any other person authorized in writing by Owner, including the Financing Entities and their agents, if any, have the right to reasonably observe and inspect the Work, any item of Equipment and Materials (including Equipment and Materials under fabrication), design, engineering, service, or workmanship (including all Contractor Deliverables, technical details and inspection and testing reports) to be provided hereunder and to observe all quality inspections and tests, results and data pertaining to the Work and the Project (including factory or other tests performed at a location other than the Site).  Contractor shall allow Owner and its representatives, including Owner’s Engineer and the Financing Entities, if any, and their representatives and agents, reasonable access to the Work (including Equipment and Materials under fabrication) and the Project during business hours for the Project and upon reasonable advance notice given, provided such access

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does not unreasonably interfere with Contractor’s prosecution of the Work.  Contractor shall incorporate all such inspection rights in all Equipment and Materials purchase orders and subcontracts.  To facilitate such observations and inspections, Contractor shall maintain at the Site a complete set of all Submittals, Supplier reports, and current Project Schedule.

11.3           Contractor Submittals Table.  Within fifteen (15) Business Days after the date hereof, Contractor shall provide a Notice to Owner attaching an initial proposed Contractor Submittals Table identifying all Contractor Deliverables to be delivered to Owner for review and comment in accordance with Exhibit A-1–Section 01330, the deadline for delivery thereof, and reference to this Agreement or Exhibit where such submittal is required.  Owner shall have the right to review and approve such Contractor Submittals Table.  Contractor shall update such Contractor Submittals Table from time to time throughout the Open Book Review process, until finalized.

11.4           Owner Review of Documents.  Contractor shall submit to Owner for review, and approval or acceptance as provided herein, hard (printed) copies and soft copies (in a format agreed to by Owner) of all Contractor Deliverables in accordance with the requirements of Exhibit A-1-Section 01330 and the Contractor Submittals Table.  Owner shall have the right to make all such materials available to Owner’s Engineer and the Financing Entities, if any.  Owner reserves the right to reject any submittals for lack of legibility, accuracy or completeness and shall retain the full time period for review of such submittal in accordance with the review period specified in the Contractor Submittals Table.  Notwithstanding anything in Article 6 to the contrary, if Contractor: (a) issues any purchase order based on any Contractor Deliverable; (b) releases any Contractor Deliverable for use in connection with the Work; (c) authorizes any Subcontractor or Supplier to proceed with any of the Work; or (d) submits any Contractor’s Invoice with respect to any Contractor Deliverable, before Owner has completed its review, Contractor shall do so at its own risk and shall remain responsible for any costs incurred before Owner indicates its approval or acceptance, if at all.

11.5           Remedy of Flaws.  If Owner identifies any errors or omissions with respect to any Contractor Deliverable submitted for review, Contractor shall incorporate changes into such Contractor Deliverable addressing and remedying the errors and omissions and resubmit the same to Owner, and such incorporation of changes to address Owner’s comments shall not be considered a Change In Work and shall not affect the Substantial Completion Guaranteed Dates.

12.           SITE CONDITIONS

12.1           Site Conditions.  Owner has advised Contractor of any Site Conditions known to Owner; provided that Contractor acknowledges that Owner has not had and will not have any duty to investigate or review any information regarding any Site Conditions.  Contractor represents and warrants that Contractor has investigated the Site and each other location, including the Ancillary Sites, where any portion of the Work shall be performed and surrounding locations to the full extent Contractor deems necessary for Contractor’s purposes and that Contractor is familiar with, and has satisfied itself with respect to, the nature and location of the Work and Site Conditions.

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12.2           Differing Site Conditions.  Contractor specifically acknowledges and accepts the Site Conditions and agrees that, except as set forth in Section 12.3, no Substantial Completion Guaranteed Date shall be extended, the Separated Contract Price shall not be modified, and Contractor shall not be entitled to request or be granted any Change In Work, as a result of any Site Conditions or any variance between the condition of the Site indicated by this Agreement or expected to exist by Contractor, and the Site Conditions, including any unknown physical conditions above the surface of the ground.

12.3           Unforeseen Site Conditions.  In the event any conditions (including the presence of any Hazardous Materials, any archeological resources or any man-made subsurface conditions) are found at the Site that differ materially from those set forth in, or which could not reasonably have been concluded from a review of, the available information regarding the Site, including information derived from Contractor’s investigation pursuant to Section 12.1 (each such materially differing condition, an “Unforeseen Site Condition”), Contractor shall promptly notify Owner of such Unforeseen Site Condition and Owner and Contractor shall agree upon a plan to mitigate or remediate such condition.  Any changes to the Work required to mitigate or remediate such condition shall be deemed a Change In Work initiated by Owner and shall be subject to the provisions of Article 16.

13.           PERFORMANCE GUARANTEES AND TESTS

13.1           Performance Guarantees and Other Requirements.  Subject to Section 15.4.1(a), Contractor shall perform the Work so that each Unit satisfies the Performance Guarantees and the tests applicable to such Unit as set forth in Exhibit I-1.  Contractor shall demonstrate that each Unit satisfies the Performance Guarantees  and the tests applicable thereto set forth in Exhibit I-1 prior to Final Completion by satisfactorily running and completing the Acceptance Tests and such other tests as set forth in Exhibit I-1; provided that results of the applicable Acceptance Test of each Unit reflect achievement of the Minimum Performance Criteria prior to Substantial Completion.  Contractor shall conduct and collect the data produced during the Performance Tests and shall prepare the reports in accordance with Section 13.3.

13.2           Start up and Commissioning Procedures.  Contractor shall provide for Owner’s review and approval detailed start up and commissioning procedures in accordance with the requirements of Exhibit S.

13.3           Acceptance Test Procedures.  Contractor shall develop detailed Acceptance Test procedures in accordance with Exhibit I-1 and shall provide such procedures to Owner for Owner’s review and approval not less than one hundred twenty (120) days prior to the date on which Contractor anticipates the commencement of the testing of Unit 1.

13.4           Acceptance Test Schedules.  Contractor shall agree on Acceptance Test schedules for each Unit with Owner and shall give Owner Notice of the first of each Acceptance Test at least twenty (20) days prior to commencing any such test.  Contractor shall keep the Project Representative continuously apprised of the specified schedule, and changes therein, for the commencement and performance of Acceptance Tests, and shall give the Project Representative at least three (3) Business Days prior Notice of the re-performance of any Acceptance Test; provided that such period of prior notice may be reduced if the Project Representative is at the

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Site and receives reasonable prior notice of re-performance of any Acceptance Test.  An Acceptance Test conducted without the required Notice shall not be valid for the purposes of this Agreement.

13.5           Testing.  Contractor shall achieve Mechanical Completion, start up each Unit and shall satisfy all of its other obligations under this Agreement with respect to each Unit to complete the Unit in accordance with the terms of this Agreement and properly adjust and test components as Contractor determines is necessary prior to conducting the Acceptance Tests.  Contractor shall conduct the Acceptance Tests in accordance with the approved Acceptance Test Procedures and Exhibit I-1.  Representatives of Owner, Owner’s Engineer, the Financing Entities and their agents, if any, shall have the right to be present during any Acceptance Tests performed by Contractor under this Article 13.  Notwithstanding the foregoing, Contractor shall not be obligated to delay such Acceptance Tests so long as the Notices required under Section 13.4 have been properly given.  Contractor must submit a preliminary test report for each Acceptance Test within forty eight (48) hours after the completion of such Acceptance Test providing a summary of each Acceptance Test and raw data taken during such Acceptance Test, and a final test report within thirty (30) days thereafter.  Contractor shall include sufficient results of testing in the preliminary test reports to allow Owner to reasonably determine that the final test results are expected to be satisfactory for the purposes of obtaining Substantial Completion.

13.6           Non-Conforming Work.  At any time during and promptly after completion (whether or not successful) of the Acceptance Tests under Section 13.3 (or any re-performance of any Acceptance Test under Section 13.5, Section 13.9 or pursuant to any Remedial Plan), Owner shall advise Contractor and Contractor shall advise Owner in writing of any Error or Omission or Defect that was discovered during an Acceptance Test.  Contractor shall, at Contractor’s sole cost and expense, correct any Error or Omission or Defect (except if such Error or Omission or Defect is a Non-Critical Deficiency, in which case it shall be included on the Punchlist for the relevant Unit) and promptly provide Notice to Owner in writing that such corrective measures have been completed.  Any dispute regarding the existence or correction of any such Error or Omission or Defect shall be resolved pursuant to Article 32.

13.7           Certificate of Completion of Testing.  Upon the Successful Run of an Acceptance Test as demonstrated by a test report delivered to Owner by Contractor, Owner shall issue a Notice that such test has been Successfully Run.

13.8           Revenues.  Any revenues generated by the Project during start up and commissioning, or the performance of any Acceptance Test or any other testing otherwise performed shall be paid to and for the benefit of Owner.

13.9           Post Test Modifications.  If prior to Substantial Completion of a Unit:

(a)           an Acceptance Test has been completed;

(b)           a certificate of completion of such Acceptance Test has been issued pursuant to Section 13.7;

(c)           Contractor or any Subcontractor makes any modification to such Unit; and

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(d)           such modification could have had a material effect on the outcome of such Acceptance Test, if it had been made before the completion of such Acceptance Test, then such Acceptance Test shall be re-run, as a condition to achieving Substantial Completion for such Unit.

14.           SUBSTANTIAL COMPLETION AND FINAL COMPLETION

14.1           Punchlists.

14.1.1                      Creation of Punchlists.  When Contractor believes that a system of a Unit is ready for commissioning and start up, Contractor shall prepare and submit to Owner a punchlist of Work remaining to be completed with respect to such system in accordance with Exhibit S.  Any Non-Critical Deficiencies with respect to each system of a Unit will be included on a list of items of Work that may be completed after the Substantial Completion Date, which list shall include, for each Non-Critical Deficiency, a proposed schedule and estimated cost for the completion or repair of such Non-Critical Deficiency (the “Proposed Punchlist”).  Owner and Contractor shall determine whether the Proposed Punchlist for a Unit includes all Non-Critical Deficiencies for such Unit, whether the Proposed Punchlist includes only Non-Critical Deficiencies and whether the Unit is complete except for those items described in the Proposed Punchlist.  If Owner’s inspection discloses any Non-Critical Deficiency that has been excluded from the Proposed Punchlist, any item described on the Proposed Punchlist that is not a Non-Critical Deficiency, any item of Work included in the system that is incomplete or not in accordance with this Agreement (other than Non-Critical Deficiencies described on the Proposed Punchlist), Owner shall deliver Notice thereof to Contractor.  If Owner does not deliver such a Notice to Contractor within a reasonable period of time not to exceed ten (10) days, the Proposed Punchlist shall be deemed acceptable to Owner.  If Owner delivers such a Notice to Contractor, Contractor shall complete any items of Work other than Non-Critical Deficiencies, revise the Proposed Punchlist to include all Non-Critical Deficiencies identified by Owner (whether or not such items are disputed by Contractor) and resubmit the revised Proposed Punchlist to Owner for review.  Until the Substantial Completion Date, Owner may re-inspect the Unit and the foregoing process shall continue on an iterative basis until Owner has approved the Proposed Punchlist for such Unit.  If the Proposed Punchlists are prepared or separated by systems of a Unit, the aggregate of all Proposed Punchlists for a Unit that are acceptable or deemed acceptable to Owner shall sometimes be referred to as the “Punchlist.”  If the Punchlist for a Unit is not finalized by the Substantial Completion Date for such Unit, the Proposed Punchlist as modified by Owner shall be deemed the Punchlist for such Unit for all purposes hereunder until the Parties resolve such dispute and otherwise finalize the Punchlist.  Contractor shall note on such Proposed Punchlist the items under dispute.  Prior to the Substantial Completion Date of each Unit, any Non-Critical Deficiencies discovered by Contractor or identified by Owner after the initial inspection of each system of such Unit by Owner and Contractor or during the testing of the Unit shall be added to the Punchlist.

14.1.2                      Completion of Punchlists.  Contractor shall proceed promptly to complete and correct all items on the Punchlist for a Unit in accordance with the schedule to complete such items to be agreed upon by the Parties as soon as practical after Substantial Completion of such Unit.  Contractor shall complete all items on the Punchlist promptly after Owner receives such Punchlist and in any event in accordance with the schedule set forth in such Punchlist.  On a

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weekly basis after Substantial Completion of each Unit, Contractor shall revise and update the Punchlist for such Unit to include the date(s) that items listed on such Punchlist are completed by Contractor and accepted by Owner.  Notwithstanding any of the foregoing, the items listed on such Punchlist shall not be considered complete until Owner shall have inspected such Non-Critical Deficiencies and acknowledged, by notation on the updated Punchlists, that such item of Work is complete.  If Owner does not so inspect and deliver such notations on the updated Punchlists to Contractor within a reasonable period of time, and Contractor has actually completed and corrected all items on the Punchlist, the Punchlist shall be deemed completed on the date that is twenty (20) days after Contractor submits the updated Punchlist to Owner after having completed the last Punchlist item.

14.1.3                      Owner’s Punchlist Option.  At any time after the one hundred eightieth (180th) day after the Substantial Completion Date of a Unit, Owner may elect, by Notice to Contractor to deduct and keep from the Retainage or draw from the Letter of Credit an amount equal to one hundred fifty percent (150%) of the estimated cost to complete the uncompleted items on the Punchlist for such Unit in lieu of requiring Contractor to complete such items.  Following Contractor’s receipt of such Notice, Owner shall determine, which items on such Punchlist have not been completed and Contractor shall prepare an estimate of the cost to complete such items.  Owner shall then be permitted to deduct and keep from the Retainage, or draw from the Letter of Credit, such amount in satisfaction of Contractor’s obligation to complete such items.

14.2           Substantial Completion.  The following are conditions precedent to Substantial Completion for each Unit:

(a)           the results of the applicable Acceptance Test of such Unit reflect achievement of the Minimum Performance Criteria;

(b)           subject to Section 14.3, Contractor shall have paid all undisputed Delay Liquidated Damages due pursuant to Section 15.1 (provided that all amounts of disputed Delay Liquidated Damages that are ultimately determined to be due and owing shall accrue interest from the date such amounts are determined to have been owed);

(c)           Owner has received all Contractor Deliverables in accordance with the Contractor Submittals Table, including all Required Manuals identified therein for delivery prior to Substantial Completion;

(d)           pursuant to Section 3.19.1, training of Operating Personnel is complete;

(e)           the Punchlist for such Unit shall be in final form or be deemed to be in final form as provided in Section 14.1.1;

(f)           all Work related to such Unit other than record drawings and items of Non-Critical Deficiency listed on the Punchlist shall have been completed without any Errors or Omissions or Defects;

(g)           Contractor shall have licensed or granted, in accordance with this Agreement, all Intellectual Property Rights necessary for such Unit to be operated by Owner

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without violating any of Contractor’s, any Subcontractor’s or any third party’s rights to such Intellectual Property Rights;

(h)           Contractor shall have delivered all applicable Conditional Waivers and Releases Upon Milestone or Progress Payment from Contractor, and, as applicable, Conditional Waivers and Releases Upon Milestone or Progress Payment, Conditional Waivers and Releases Upon Final Payment and Unconditional Waivers and Releases Upon Final Payment from each Major Subcontractor, or shall have delivered security in lieu thereof, as required to be delivered pursuant to Section 6.4; and

(i)           all operational spare parts used by Contractor prior to the Substantial Completion Date that are to be replaced or reconditioned by Contractor pursuant to Section 3.20.3 have been delivered or purchased for delivery to Owner and all special tools have been turned over to Owner.

14.3           Notice of Substantial Completion.  When Contractor believes that it has satisfied the provisions of Section 14.2 for a Unit, Contractor shall deliver to Owner a Notice of Substantial Completion, including a certification of all applicable Performance Test results.  The Substantial Completion Date for such Unit shall be the day after the date on which the last of the conditions of Section 14.2 was satisfied for such Unit or, in the sole discretion of Owner, waived.  Owner shall, within five (5) days after receipt of a Notice of Substantial Completion, issue an Owner’s Certificate of Substantial Completion for such Unit dated to reflect the Substantial Completion Date for such Unit, or if Owner rejects Contractor’s Notice of Substantial Completion, respond in writing giving its reasons for such rejection and Contractor shall take the appropriate corrective action.  If Owner fails to respond to a Notice of Substantial Completion within such five (5) day period, Substantial Completion shall be deemed to have occurred as of the date of Contractor’s Notice of Substantial Completion.  Upon completion of such corrective action, Contractor shall provide a new Notice of Substantial Completion for such Unit to Owner for approval.  This process shall be repeated on an iterative basis until Owner accepts the Notice of Substantial Completion for such Unit and issues an Owner’s Certificate of Substantial Completion.  Notwithstanding the provisions of Section 14.2(a), in order to properly determine the amount of Delay Liquidated Damages due and owing (if any), and to arrange a wire transfer or other means of payment, Contractor shall be deemed to have satisfied the provisions of Section 14.2(a) with respect to the payment of undisputed Delay Liquidated Damages due and owing if Contractor pays such amount to Owner by the date which is five (5) days after the date on which the last of the conditions of Section 14.2 was satisfied (other than clause (a) thereof) or, in the sole discretion of Owner, waived.  Notwithstanding the foregoing, if Contractor does not pay all such undisputed Delay Liquidated Damages by such date to Owner, then Substantial Completion for such Unit shall not be deemed to have occurred hereunder until the date on which Contractor shall have paid all such undisputed amounts (which undisputed amounts shall include, for purposes of clarification, Delay Liquidated Damages in the amounts required under Section 15.1 for the five (5) day period noted above and for each day thereafter up to and including the day on which Contractor actually makes such payment to Owner).

14.4           Final Completion.  Final Completion of a Unit shall be deemed to have occurred only if all of the following have occurred:

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(a)           Substantial Completion of such Unit has been achieved;

(b)           intentionally omitted;

(c)           Owner has received copies of all Contractor Acquired Permits and associated approvals required to be obtained by Contractor pursuant to Section 3.9;

(d)           intentionally omitted;

(e)           Contractor shall have completed all items on the Punchlist for such Unit unless Owner shall have relieved Contractor of its obligation to do so under Section 14.1.3;

(f)           Contractor shall have completed all of the Work related to such Unit;

(g)           Owner shall have received all Submittals, copies of final record drawings, electronically prepared computer drawing file(s) as prepared by Contractor on a software program acceptable to Owner as required by Exhibit A-1–Section 01330, calculations, test data, performance data, Equipment and Materials descriptions (other than the Owner Furnished Equipment), Required Manuals, training aids (which, in the case of Unit 1, shall include the common facilities to Units 1 and 2);

(h)           Contractor and each Subcontractor enrolled in the OCIP shall have complied with the audit and closeout report requirements of the OCIP in accordance with Section 21.1;

(i)           with regards to Final Completion of Unit 2, all Contractor’s and Subcontractors’ personnel shall have left the Site, and all surplus materials, waste materials, rubbish, and construction facilities other than those to which Owner holds title shall have been removed from the Site as required by Exhibit A-1–Section 01530, and any permanent facilities used by Contractor and the Site shall have been restored to the same condition that such permanent facilities and the Site were in on the Full Notice to Proceed Date, ordinary wear and tear excepted.  All cleanup and disposal shall be conducted in accordance with all Applicable Laws and Applicable Permits;

(j)           Contractor shall have assigned to Owner, or provided Owner, with all warranties or guarantees with respect to such Unit that Contractor received from Subcontractors to the extent Contractor is obligated to do so pursuant to Article 17;

(k)           Contractor has delivered an Unconditional Waiver and Release Upon Final Payment of Contractor and an Unconditional Waiver and Release Upon Final Payment of Subcontractor from such Major Subcontractors, or the bonds, in accordance with Section 6.9, with respect to such Unit, and has delivered such other documents and certificates with respect to such Unit as Owner has reasonably requested to ensure compliance with all Applicable Laws for which Owner could be liable; and

(l)           Contractor shall have paid to Owner all Delay Liquidated Damages and Performance Liquidated Damages (including any disputed amounts not previously paid) due and owing pursuant to the terms of Sections 15.1 and 15.3 with respect to such Unit.

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14.5           Notice of Final Completion.  Contractor shall deliver to Owner a Notice of Final Completion stating that Contractor believes it has satisfied the provisions of Section 14.4 with respect to such Unit.  Within ten (10) business days after receipt of the Notice of Final Completion, Owner shall issue an Owner’s Certificate of Final Completion to Contractor evidencing that, to the best of Owner’s knowledge, all of Contractor’s construction obligations under this Agreement with respect to such Unit have been satisfied and Final Completion of such Unit has been achieved, or if Owner rejects Contractor’s Notice of Final Completion, respond in writing giving Owner’s reasons for such rejection and Contractor shall promptly take the appropriate corrective action.  Upon completion of such corrective action, Contractor shall resubmit a Notice of Final Completion for such Unit to Owner for approval.  This process shall be repeated until Owner accepts Contractor’s Notice of Final Completion and issues an Owner’s Certificate of Final Completion.  Owner shall use commercially reasonable efforts to advise Contractor within ten (10) business days after Contractor has delivered a Notice of Final Completion why a Unit has not achieved Final Completion, and if Owner has not responded to such Notice of within twenty (20) business days after Contractor delivers such Notice of Final Completion, Final Completion of such Unit shall be deemed to have occurred.

14.6           Contractor’s Access After Substantial Completion and Final Completion.  Following Substantial Completion of a Unit, Owner shall provide Contractor with reasonable and timely access to such Unit to complete all items on the Punchlist for such Unit and to satisfy the other requirements with respect to that Unit for Final Completion.  The Parties expect that Contractor shall accomplish any necessary modification, repairs or additional work with minimal interference with commercial operation of the Project and that reductions in and shut-downs of the Project’s operations will be required only when necessary, taking into consideration the length of the proposed reduction or shut-down, and Owner’s obligations and liabilities to customers or others.  Notwithstanding the foregoing, should a reduction in or shut-down of the Project’s operations be required to complete any items on the Punchlists, then such reduction or shut-down shall be scheduled solely at the discretion of Owner and Contractor shall complete such Work during such Owner scheduled reduction or shut-down.  Contractor acknowledges that Owner may schedule such reduction or shut-down at any time including off-peak hours, nights, weekends and holidays.

15.           LIQUIDATED DAMAGES

15.1           Liquidated Damages for Delay in the Substantial Completion Dates.  Contractor understands that if the Substantial Completion Date for each Unit does not occur on or before the Substantial Completion Guaranteed Date for such Unit, Owner will suffer substantial damages, including the loss of operating revenue, additional interest and financing charges on funds obtained by Owner to finance the Work, reduction of return on Owner’s equity investment in the Project, and other operating and construction costs and charges.  Therefore, Contractor agrees that if Substantial Completion for a Unit is not achieved by the Substantial Completion Guaranteed Date for such Unit, Contractor shall pay liquidated damages (“Delay Liquidated Damages”) to Owner in the amount of (a)  beginning on the thirty-first (31st) day of such delay, and for each day (or portion thereof) of delay thereafter through the sixtieth (60th) day of such

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delay, *** Dollars ($***) per day for each day (or portion thereof) of such delay; (b) beginning on the sixty-first (61st) day of such delay and for each day (or portion thereof) of delay thereafter through the ninetieth (90th) day of such delay, *** ($***), per day for each day (or portion thereof) of such delay; and (c) beginning on the ninety-first (91st) day of such delay and for each day (or portion thereof) of delay thereafter, *** Dollars ($***), per day for each day (or portion thereof) of such delay.  Any amount Contractor is obligated to pay to Owner under this Section 15.1 shall be subject to the limitations set forth in Section 31.2.2 and shall be due and payable ten (10) Business Days after receipt of a Notice from Owner requesting such payment.

15.2           Intentionally Omitted.

15.3           Liquidated Damages for Failure to Satisfy Net Unit Capacity and Net Unit Heat Rate Guarantees.  Contractor understands that if the Units do not each achieve the Net Unit Capacity Guarantee and the Net Unit Heat Rate Guarantee, Owner will suffer substantial damages, including the loss of operating revenue, reduction of return on Owner’s equity investment in the Project, and other operating and construction costs and charges.  Therefore, Contractor agrees that if a Unit does not achieve the Net Unit Capacity Guarantee, as calculated in accordance with Exhibit I-2, Contractor shall pay liquidated damages to Owner in the amount of *** Dollars ($***) per kilowatt for each kilowatt by which such Unit fails to satisfy the Net Unit Capacity Guarantee.  Contractor further agrees that if a Unit does not achieve the Net Unit Heat Rate Guarantee, as calculated in accordance with Exhibit I-2, Contractor shall pay liquidated damages to Owner in the amount of *** Dollars ($***) per Btu/kilowatt hour for each Btu/kilowatt hour by which such Unit exceeds the Net Unit Heat Rate Guarantee.  Any amount Contractor is obligated to pay to Owner under this Section 15.3 shall be subject to the limitations set forth in Section 31.2.2 and shall be due and payable as determined in accordance with Sections 15.4 and 15.5.

15.4           Actions During the Cure Period.

15.4.1                      If Minimum Performance Criteria are Satisfied.  If based on the results from the most recent Performance Tests for a Unit, such Unit shall have satisfied the Minimum Performance Criteria but not the Net Unit Capacity Guarantee or the Net Unit Heat Rate Guarantee, and each Acceptance Test for such Unit has been Successfully Run, Contractor, at its option, shall elect to either:

(a)           pay Owner the Performance Liquidated Damages as determined pursuant to Section 15.3 based on the results of the most recently completed Performance Test of such Unit, in which case Owner shall calculate such amount and deliver a Notice For Payment of Performance Liquidated Damages for such Unit to Contractor, and after payment of such Performance Liquidated Damages, Contractor shall have no further obligation to try to achieve the Net Unit Capacity Guarantee and Net Unit Heat Rate Guarantee, as applicable, with respect

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to such Unit; or

(b)           continue to attempt to satisfy the applicable Performance Guarantees for such Unit, until the earlier of one hundred eighty (180) days after the Substantial Completion Guaranteed Date for such Unit or until the expiration of a previously implemented Remedial Plan and Contractor’s election to pay Owner the Performance Liquidated Damages and achieve Substantial Completion as provided in Section 15.4.1(a).

15.4.2                      Remedial Plans.  If Contractor elects to attempt to satisfy the applicable Performance Guarantees as provided in Section 15.4.1(b), Contractor shall submit a Remedial Plan for such Unit to Owner for review and approval, such approval not to be unreasonably withheld.  Each Remedial Plan shall, at a minimum, specify the corrective actions Contractor proposes to take, the commencement date of such corrective action, the component or system that will be tested after such corrective actions are implemented, and the tests that will be performed on such component or system, including any Performance Tests, and any required Outage Periods for such corrective actions and tests.  The corrective actions described in the Remedial Plan that Contractor proposes to undertake with respect to the Work must be designed and intended to cause the Project to satisfy the applicable Performance Guarantees without negative effects on Acceptance Tests results used to obtain Substantial Completion, must have a reasonable probability of success, and may not involve a material risk of damaging or diminishing the performance of any of the Work.  The projected completion date for such corrective action must fall within the Cure Period.  If in any dispute between Owner and Contractor regarding the approval of a proposed Remedial Plan it is determined that Owner’s failure to approve a proposed Remedial Plan was in violation of this Agreement, Contractor’s sole remedy for such violation shall be an equitable extension of the Cure Period, and such failure shall not otherwise be considered a breach of any covenant, condition, representation or warranty of Owner, and shall not be construed as an Owner Event of Default.

15.4.3                 Prosecution of Remedial Plan.  In the event Contractor elects to attempt to achieve the Performance Guarantees and proceeds with a Remedial Plan, Contractor shall:

(a)           promptly and diligently pursue completion of the Remedial Plan at Contractor’s sole cost;

(b)           in performing the corrective actions described in the Remedial Plan, neither cause the Project to be unable to meet the Minimum Performance Criteria or satisfy the Emission Guarantees, nor cause the Project to be unable to comply with Applicable Laws; and

(c)           make substantial and demonstrable progress toward completion of the Remedial Plan in accordance with its terms.

15.4.4                      Additional Remedial Plans.  If Contractor is unable to satisfy the applicable Performance Guarantees after completing the initial Remedial Plan, Contractor may deliver a new Remedial Plan to Owner within ten (10) days after completion of such initial Remedial Plan; provided that the Cure Period has not or will not expire during the period covered by such new Remedial Plan.

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15.4.5                      Election of Option.  Contractor shall exercise the option provided in Section 15.4.1 by delivery of Notice to Owner not later than ten (10) days after (i) the later of the Substantial Completion Guaranteed Date for such Unit, or (ii) the expiration of a previously implemented Remedial Plan, as applicable.  For the avoidance of doubt, Contractor may, notwithstanding Contractor’s election of option (b) of Section 15.4.1 elect to pay the Performance Liquidated Damages pursuant to option (a) of Section 15.4.1 after the expiration of its previously implemented Remedial Plan if Contractor fails to satisfy the applicable Performance Guarantees by such date; provided that the Unit continues to meet the Minimum Performance Criteria.

15.4.6                      Buy-Down Not Available.  For the avoidance of doubt, if Contractor fails to achieve the Minimum Performance Criteria with respect to the Net Unit Capacity and the Net Unit Heat Rate, Contractor shall not be entitled to pay the Performance Liquidated Damages pursuant to option (a) of Section 15.4.1 to achieve Substantial Completion of a Unit and must continue seeking to satisfy the applicable Performance Guarantees and to achieve Substantial Completion, and shall continue to pay Delay Liquidated Damages with respect to such Unit under Section 15.1 until Contractor achieves Substantial Completion of such Unit.

15.4.7                 Access During Cure Period.  Upon Substantial Completion of a Unit, Owner shall assume care, custody and control of such Unit in accordance with Section 14.6.  Notwithstanding the foregoing, during the Cure Period and upon approval of a Remedial Plan, Owner shall provide Contractor with reasonable access to such Unit Upon Owner’s approval of the Remedial Plan for a Unit, Contractor shall be granted reasonable access to the Unit, subject to Section 15.4.8, for purposes of achieving the Performance Guarantees and for the period as set forth in the Remedial Plan, to:

(a)           perform corrective actions pursuant to the Remedial Plan; and

(b)           perform the applicable tests, including Performance Tests, as provided in such Remedial Plan.

15.4.8                      Operations During Cure Period.  During the Cure Period, Owner shall have the right to operate such Unit in its sole discretion, including the right to maximize the economic benefits of such Unit.  Contractor understands and accepts that the desire of Owner to maximize the economic benefits of such Unit likely will significantly curtail Contractor’s freedom of action during the Cure Period and Owner will likely not provide access to such Unit to Contractor for any significant modifications during the peak season from June 1 through September 30 of any year.  Any failure by Owner to provide Contractor with reasonable access to such Unit during the Cure Period shall not be considered a breach of any covenant, condition, representation or warranty of Owner, and shall not be construed as an Owner Event of Default.  Contractor’s only remedy for a failure by Owner to provide Contractor with reasonable access to such Unit during the Cure Period shall be an equitable extension of the Cure Period until such reasonable access is provided.

15.4.9                      Shut Downs During Cure Period.  Owner and Contractor agree to cooperate in good faith in determining when and to what extent such Unit will be taken out of service in order for Contractor to take corrective actions or perform any tests required as part of

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Contractor’s proposed Remedial Plans during the Cure Period.  Owner and Contractor agree to cooperate in good faith to minimize the periods of time during the Cure Period when a Unit will be taken out of service or any material limitations will be imposed on Owner’s operation of such Unit (each such period, an “Outage Period”).  Contractor shall use its best efforts to conduct corrective actions during periods when a Unit is undergoing scheduled maintenance outages and Owner agrees to grant Contractor access to such Unit during such scheduled maintenance outage to the extent Contractor’s corrective actions do not unreasonably interfere with Owner’s scheduled maintenance.  Unless Owner expressly agrees otherwise (which agreement may be withheld in Owner’s sole discretion for any or no reason), no Outage Period shall be scheduled during the months of June, July, August and September.  Notwithstanding the foregoing, Contractor will have the right to at least three (3) Outage Periods not to exceed twenty (20) days in the aggregate, to be scheduled in consultation with Owner pursuant to this Section 15.4.9; provided that any additional Outage Periods shall be subject to Owner’s approval which may be withheld in Owner’s sole and absolute discretion for any or no reason.  Each Outage Period will begin after a 24-hour cool down period (if necessary for Contractor’s proposed corrective action) and will end when Contractor restores the Unit to normal operational conditions and turns the Unit over to Owner for operation.  Subject to Section 31.2.2, if the duration of an Outage Period exceeds the duration agreed to by the Parties for such Outage Period, Contractor shall pay Owner an amount equal to *** Dollars ($***) for each day in excess of such agreed duration, not to exceed a maximum aggregate amount of *** Dollars ($***); provided, that Contractor shall not pay any amounts pursuant to the foregoing for the additional time that the Unit is out of service beyond the agreed-upon Outage Period if Owner is engaged in a scheduled maintenance outage and in any event would keep the Unit shut down.  Accrued amounts of such payments shall be due and payable from time to time within five (5) days after Owner provides a Notice to Contractor demanding payment thereof.  If Owner instructs Contractor to cease performing a test of a Unit or conducting corrective actions during an Outage Period or otherwise during the remainder of the Cure Period (for reasons other than safety or other concerns arising from Errors or Omissions or Defects), Contractor shall be granted a day for day extension of the Cure Period.

15.5           Extension of Cure Period.  Notwithstanding anything to the contrary herein, in the event Contractor has been unable to meet the applicable Performance Guarantees with respect to a Unit on or prior to the expiration of the initial one hundred eight (180) day Cure Period for such Unit, Contractor may submit to Owner for approval a revised Remedial Plan setting forth in specificity and detail the corrective actions which Contractor proposes to undertake to enable the Unit to achieve the applicable Performance Guarantees during any extended Cure Period.  Upon Owner’s approval of such revised Remedial Plan, not to be unreasonably withheld, the Cure Period for such Unit shall be extended for the period of time set forth in the Remedial Plan, but in no event for more than one hundred eighty (180) days; provided, however, that the Unit continues to meet the Minimum Performance Criteria with respect to both Net Unit Capacity and Net Unit Heat Rate; provided, further, that Contractor shall pay the Performance Liquidated Damages due and owing to Owner pursuant to Section 15.3 with respect to such Unit within ten (10) business days of Owner’s approval of such revised Remedial Plan, such Performance Liquidated Damages.  Notwithstanding anything to the contrary, in the event the Unit 1 Boiler Upgrade Supplier, Alstom Power Inc., is entitled to an extension of the initial one hundred eighty

*** CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

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(180) day Cure Period pursuant to the terms of such Boiler Upgrade Supplier’s Boiler Upgrade Contract, and Contractor and such Boiler Upgrade Supplier submit a Remedial Plan requiring an extension that will exceed one hundred eighty (180) days, Owner shall not unreasonably withhold approval of such Remedial Plan and, provided Unit 1 continues to meet the Minimum Performance Criteria with respect to both Net Unit Capacity and Net Unit Heat Rate and Contractor pays the Performance Liquidated Damages as provided in the foregoing sentence, the Cure Period for Unit 1 for such Boiler Upgrade Supplier only shall be extended for the period of time set forth in the Remedial Plan, but in no event for more than three hundred sixty (360) days.

15.6           Sole Remedy; Liquidated Damages Not a Penalty.  The amounts payable under Sections 15.1 or 15.3, as limited by Article 31, and the other remedies provided for in this Article 15 shall be the sole and exclusive remedies of Owner for delays in Substantial Completion, and for failure of a Unit to meet the Performance Guarantees (other than the Environmental Compliance Guarantees) during the Acceptance Tests, except to the extent a delay in Substantial Completion becomes a Contractor Event of Default pursuant to Section 19.1(g).  The Parties agree that Owner’s actual damages, as applicable, in the event of such delays or failures would be extremely difficult or impracticable to determine and that Owner’s estimate of its costs and revenues in the event of such delays or failures significantly exceed the amount of the liquidated damages provided herein.  After negotiation, the Parties have agreed that the Delay Liquidated Damages and the Performance Liquidated Damages do not exceed the damages that Owner would incur as a result of such delays or failures and are in the nature of liquidated damages, and not a penalty.  For the avoidance of doubt, Contractor shall have an absolute obligation to cause each Unit (subject to Sections 19.3, 31.1 and 31.2):  (a) to successfully achieve Mechanical Completion; (b) to successfully achieve the Environmental Compliance Guarantees; and (c) to achieve the Minimum Performance Criteria.

15.7           Enforceability.  The Parties explicitly agree and intend that the provisions of this Article 15 shall be fully enforceable by any court exercising jurisdiction over any dispute between the Parties arising under this Agreement.  Each party hereby irrevocably waives any defenses available to it under law or equity relating to the enforceability of the liquidated damages provisions set forth in this Article 15.

15.8           True-Up.  The Parties acknowledge and agree that the Performance Liquidated Damages, if any, paid upon the extension of the Cure Period for a Unit pursuant to Section 15.5 will be based upon results of the most recent Performance Tests, and that the results of the Performance Tests at the end of the extended Cure Period may vary.  Upon completion of the final Performance Tests of such Unit completed during any such extended Cure Period, the Parties shall meet and review the results of such Performance Tests.  If the amounts paid as Performance Liquidated Damages pursuant to Section 15.5 are less than the amounts that Contractor should have paid based on the results of the final Performance Tests of such Unit completed during such extended Cure Period, Contractor shall pay to Owner such deficiency within ten (10) days after the Parties agree on such results.  If the amounts paid as Performance Liquidated Damages pursuant to Section 15.5 exceed the amounts that Contractor should have paid based on the final Performance Test results of such Unit completed during such extended Cure Period, Owner shall refund to Contractor such excess within ten (10) days after the Parties agree on such results.

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16.           CHANGES IN THE WORK

16.1           Change In Work.  A Change In Work may result only from any of the following:

(a)           Changes in the Work required by Owner in writing;

(b)           the addition to, modification of or deletion from the Work (performed or yet to be performed) or the Project during the performance of the Work;

(c)           the occurrence of an Excusable Event (as and only to the extent permitted by Section 8.6.2);

(d)           the occurrence of an event of Force Majeure (as and only to the extent permitted by Section 8.6.1);

(e)           Owner’s request to accelerate the Work;

(f)           an Owner Directive, in accordance with Section 16.7;

(g)           in the event Contractor fails to achieve the Substantial Completion Guaranteed Date for a Unit due to a delay solely attributable to failure of the pressure induction welds in Unit 1 or the pressure induction welds in the economizer for the Unit 2 boiler;

(h)           in the event Roberts and Schafer is selected as the Subcontractor for supply of the materials handling system, and fails to complete its scope of work under its subcontract due to its insolvency or bankruptcy, and Contractor fails to achieve the Substantial Completion Guaranteed Date for a Unit due to a delay solely attributable to such Subcontractor’s failure to complete its scope of work;

(i)           the determination by the Executive Labor Committee that the Craft Labor Compensation must be increased in order for Contractor to attract or retain sufficient qualified craft labor personnel to perform the on-Site Work as necessary for Contractor to maintain the Project Schedule;

(j)           Owner requested delay in the Work or actions by third parties providing services to the Project at the Site but that are outside the scope of the Work and that impact Contractor’s performance of the Work; or

(k)           Events entitling Contractor to a change in the Work, Separated Target Price, Separated Contract Price or the Substantial Completion Guaranteed Dates as set forth in Sections 2.7.1, 3.5.7, 5.3.1, 9.2, 16.7, 21.1.2, 21.1.15, 22.1.2, 33.9.1, and Exhibit DD.

Contractor and Owner acknowledge and agree that as of the date hereof Contractor is negotiating amendments and modifications to the STG Upgrade Contract with the STG Upgrade Supplier.  Notwithstanding anything to the contrary herein, Contractor acknowledges and agrees that Contractor shall not be entitled to a Change In Work with respect to any such amendment or modification to the STG Upgrade Contract; provided that Contractor may be entitled to a Change

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in Work to the extent such amendment or modification is made in connection with resolution of an open item identified on Exhibit DD.

16.2           By Owner.  Owner shall have the right to make changes in the Work, within the general scope thereof, whether such changes are modifications, accelerations, alterations, additions, or deletions.  All such changes shall be made in accordance with this Article 16, be documented in accordance with Section 16.4 and shall be considered, for all purposes of this Agreement, as part of the Work.

16.3           Adjustment to Substantial Completion Guaranteed Dates and Separated Contract Price Due to Certain Events.

16.3.1                      Adjustments to Substantial Completion Guaranteed Dates.  If an Excusable Event occurs, the Project Schedule (and the Substantial Completion Guaranteed Dates referenced therein) shall be extended as and to the extent provided in Section 8.6.2 and as set forth in the Change In Work Form accepted by Owner.  If an event of Force Majeure occurs, the Project Schedule (and the Substantial Completion Guaranteed Dates referenced therein) shall be extended as and to the extent provided in Section 8.6.1 and as set forth in a Change In Work Form accepted by Owner.  If an event described in Section 16.1(g) occurs, the Project Schedule (and the Substantial Completion Guaranteed Date referenced therein for Unit 1 or Unit 2, as applicable) shall be equitably extended as necessary for the repair of such welds and as set forth in a Change In Work Form accepted by Owner; provided that Contractor uses all reasonable efforts to mitigate the duration of any delay in achieving the Substantial Completion Guaranteed Date.  If an event described in Section 16.1(h) occurs, the Project Schedule (and the Substantial Completion Guaranteed Date referenced therein for Unit 1 and Unit 2, as applicable) shall be equitably extended to the extent necessary to complete such scope of work and as set forth in a Change In Work Form accepted by Owner; provided that Contractor uses all reasonable efforts to mitigate the duration of any delay in achieving the Substantial Completion Guaranteed Date.

16.3.2                      Adjustments to Separated Target Price and Separated Contract Price.  In the event of an Excusable Event, or the occurrence of an event of Force Majeure that delays the Work for five (5) or more consecutive days or of multiple events of Force Majeure that delays the Work for more than fifteen (15) days in the aggregate, the Separated Target Price or the Separated Contract Price, as applicable, shall be adjusted by the sum of:  (i) the difference of the direct costs (without profit, overhead or contingency), including third party costs, incurred by Contractor because of such Change In Work; less any savings or costs not incurred because of such Change In Work; plus (ii) an allowance for profit in accordance with Exhibit Y; provided that Contractor shall be entitled to a Change In Work adjusting the Separated Target Price or the Separated Contract Price, as applicable, only to the extent Contractor can reasonably demonstrate that the Separated Target Price or the Separated Contract Price, as applicable, is affected by such Excusable Event or event of Force Majeure.

16.3.3                      Adjustments to Separated Contract Price.  If an event described in Section 16.1(i) occurs, the Separated Contract Price shall be adjusted by an amount equal to the Craft Labor Compensation Escalation Amount pursuant to a Change In Work reflecting such amount.  If Contractor’s representatives on the Executive Labor Committee approve an increase in Craft Labor Compensation, but the Executive Labor Committee does not unanimously

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approve such an increase, Contractor may submit a Change In Work to adjust the Substantial Completion Guaranteed Dates for Unit 1 or Unit 2, as applicable, and to adjust the Separated Contract Price.  If Contractor is entitled to submit a Change In Work pursuant to the foregoing sentence, the Substantial Completion Guaranteed Date for Unit 1 or Unit 2, as applicable, shall be equitably adjusted pursuant to a Change In Work by the amount of time Contractor is actually and demonstrably delayed in the performance of the Work due to the lack of sufficient qualified craft labor personnel, and such Change In Work may also adjust the Separated Contract Price to the extent Contractor can reasonably demonstrate that Contractor will incur additional costs (but not including any increases in Craft Labor Compensation) not included in the Separated Contract Price as a direct result of such change in such Substantial Completion Guaranteed Dates.

16.4           Preparation of Change In Work Form.  Upon the occurrence of any of the events set forth in Section 16.1, Owner or Contractor, as applicable, shall provide the other party with a Notice of the occurrence of such event, subject to Section 8.2, and Contractor shall, as soon as practicable, prepare and submit to Owner a preliminary written estimate relating to the proposed Change In Work, including (i) any projected change in the cost of the performance of the Work and any projected modification of the Separated Target Price, or the Separated Contract Price, as applicable, occasioned by such Change In Work, (ii) the effect such Change In Work could be expected to have on the Project Schedule, the Milestone Items, the Substantial Completion Guaranteed Dates or any other schedule or dates for performance by Contractor hereunder, and (iii) the potential effect of such Change In Work on Contractor’s ability to comply with any of its obligations hereunder, including Contractor’s warranties and the Performance Guarantees.  If Owner elects to proceed with a more detailed examination of such proposed Change In Work, within such period as shall be agreed upon by the parties, Contractor shall submit to Owner a detailed estimate relating to the contemplated Change on a written Change Order.  If Owner elects to proceed with the proposed Change In Work, Owner and Contractor shall agree upon a Change In Work Form, and the cost of preparation of Contractor’s detailed estimate shall be included in such Change In Work.  If Owner elects not to proceed with such proposed Change In Work, Owner agrees to reimburse Contractor for Contractor’s reasonable expenses incurred in connection with the preparation of the detailed estimate of such proposed Change In Work in accordance with the rates and markups pursuant to Exhibit Y, and as part of the next Invoice Payment on which such costs are included.  Contractor’s proposed change in the Contract Price for such Change In Work shall propose a lump sum (with detailed estimates and quotation backup).  Contractor’s estimate of the cost of any Change shall include and identify all elements of cost and a total lump sum cost using the following guidelines: labor to include category and estimated hours, travel and other related expenses; materials to include category and quantity; Subcontractor and Supplier work to be identified with quotation or other estimate basis; and fee.

16.5           Execution of Change In Work Form.  If Contractor and Owner reach agreement on the matters listed in the Change In Work Form submitted by Contractor, Contractor shall execute such Change In Work Form in accordance with Section 33.4, and Owner shall sign “Accepted by Owner” on such Change In Work Form and execute such Change In Work Form (indicating any amendments necessary to reflect the agreement of the Parties) in accordance with Section 33.4.  If the Parties cannot reach agreement on the matters listed in the Change In Work Form submitted pursuant to this Section 16.5, then such matter shall be referred to dispute resolution under Article 32.  Notwithstanding anything to the contrary in the foregoing, the Project Representative shall be authorized to execute Change In Work Forms to the extent of the

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approval amount authorized in Owner’s delegation of authority for such Project Representative; provided that Owner shall notify Contractor in writing prior to the Full Notice to Proceed Date of the Project Representative’s approval amount.

16.6           No Obligation or Payment Without Executed Change In Work Form.  CONTRACTOR SHALL NOT BE ENTITLED TO UNDERTAKE OR BE OBLIGATED TO UNDERTAKE A CHANGE IN WORK UNTIL CONTRACTOR HAS RECEIVED A CHANGE IN WORK FORM SUBMITTED BY CONTRACTOR AND ACCEPTED BY OWNER AND, EXCEPT AS SET FORTH IN SECTION 16.7, OR IN THE EVENT IMMEDIATE ACTION IS REASONABLY REQUIRED TO ADDRESS AN EMERGENCY WHICH ENDANGERS HUMAN HEALTH OR PROPERTY.  IN THE ABSENCE OF SUCH EXECUTED CHANGE IN WORK FORM, IF CONTRACTOR UNDERTAKES ANY CHANGES IN THE WORK, CONTRACTOR SHALL MAKE ANY SUCH CHANGES AT CONTRACTOR’S SOLE RISK AND EXPENSE AND SHALL NOT BE ENTITLED TO ANY SCHEDULE MODIFICATION OR PAYMENT HEREUNDER FOR UNDERTAKING SUCH CHANGES.  NOTHING IN THIS SECTION 16.6 SHALL BE DEEMED TO WAIVE CONTRACTOR’S OR OWNER’S RIGHT TO AVAIL ITSELF OF THE DISPUTE RESOLUTION PROCEDURES PURSUANT TO ARTICLE 32 WITH RESPECT TO DISPUTED CHANGE IN WORK FORMS.

16.7           Owner Directives.  If Contractor and Owner are unable to agree on whether a Change In Work has occurred or on the matters described in a Change In Work Form, whether such Change In Work Form was initiated by Contractor or by Owner, Contractor shall perform the Work as Owner so directs in writing (an “Owner Directive”) on a time-and-materials basis in accordance with the rates set forth on the rates set forth on Exhibit Y, and the Parties shall mutually agree on an equitable adjustment of the applicable Substantial Completion Guaranteed Dates on account of such Change In Work.  Owner shall assign a Pending Item Claim number to the Work in question and shall issue Contractor a notice to proceed.  Contractor shall proceed to perform the work in question on a time and material basis in accordance with the compensation schedule set forth in Exhibit Y.  Using the Pending Item Claim number to identify the Work in question, Contractor shall be entitled to submit a Contractor’s Invoice to Owner for payment for the time and material costs, and subject to the provisions of Article 6, Owner shall pay such invoiced amount until Contractor and Owner resolve their dispute regarding such Owner Directive.

16.8           Disputed Changes In Work.  Any disputes regarding a Change In Work Form or whether a Change In Work has occurred or that are otherwise related to a Change In Work shall be subject to the dispute resolution provisions of Article 32.

16.9           Changes in Work All Inclusive.  Contractor agrees that each Change In Work Form executed pursuant to the provisions of this Article 16 shall include all compensation to be provided to Contractor related to such Change In Work within the agreed scope, qualifications and assumptions at the time of execution of such Change In Work Form, including any changes in the Substantial Completion Guaranteed Dates or the Separated Contract Price.

16.10                      No Suspension.  Notwithstanding any dispute between Owner and Contractor regarding a proposed Change In Work, Owner Directive, Contractor’s claim regarding the

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impact of a change upon the Separated Contract Price or whether a Change In Work has in fact occurred, Contractor shall not suspend the Work unless directed by Owner in writing in accordance with Section 20.4, and Owner shall continue to make payments to Contractor based on the Schedule of Payment Values then in effect, pending resolution of such dispute.

16.11                      Change for Contractor’s Convenience.  Contractor shall have the right to take any action at its own expense that is generally consistent with this Agreement and that Contractor in good faith determines to be reasonably necessary to meet the requirements of this Agreement.  In the event such action involves substitution of Equipment or Materials as set forth in this Agreement or the replacement of Subcontractors, or a deletion from, or modification of the Work as described in this Agreement or any Contractor Deliverable, Contractor shall obtain Owner’s written approval prior to undertaking such action.  Contractor shall not be entitled to any adjustment to the Separated Contract Price, any Substantial Completion Guaranteed Date, or any other term or condition of this Agreement in respect of any action undertaken pursuant to this Section 16.11.

17.           WARRANTIES CONCERNING THE WORK

17.1           Work Warranty.  Contractor warrants to Owner (the “Work Warranty”) that all Work (other than engineering and design Work and Work covered by the Materials Warranty), including Contractor’s (and its Subcontractor’s) construction of the Project and the installation of the Equipment and Materials:

(a)           shall be Industry Grade;

(b)           shall be free from Defects;

(c)           shall conform to all applicable requirements of this Agreement, the Submittals approved or accepted by Owner, Applicable Laws and the Applicable Permits; and

(d)           shall be generally fit for the purpose of generation of electric power in accordance with and subject to the terms of this Agreement when operated in accordance with prudent operating practices.

Contractor further warrants that the engineering and design Work shall be completed without Errors and Omissions.

17.2           Materials Warranty.  Contractor further warrants that all Equipment and Materials, including the Owner Furnished Equipment, furnished by Contractor and any Subcontractors hereunder (the “Materials Warranty”):

(a)           shall be new (other than the Owner Furnished Equipment) and of good quality when installed;

(b)           shall conform to the requirements of this Agreement, the Submittals, all Applicable Laws and the Applicable Permits;

(c)           shall be free from any charge, lien, security interest or other encumbrance;

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(d)           shall be free of Defects including Defects in materials, fabrication or workmanship; and

(e)           shall be generally fit for the purpose of generation of electric power in accordance with and subject to the terms of this Agreement when operated in accordance with prudent operating practices.

If reasonably requested by Owner during the Warranty Period due to concerns that any Work or Equipment and Materials may not satisfy the Work Warranty or the Materials Warranty, Contractor shall promptly provide Owner with reasonable evidence that such item(s) of the Work or Equipment and Materials do satisfy the Work Warranty or Materials Warranty, as applicable.

17.3           Warranty Period.  Contractor shall have no liability under Section 17.1 or 17.2 with respect to a Unit from and after the end of the twelve (12) month period commencing on the Substantial Completion Date of such Unit (the “Warranty Period”); provided, however, that the Warranty Period for any Work, Equipment and Materials, item or part required to be re-performed, repaired, corrected or replaced following discovery of an Error or Omission or Defect during the original Warranty Period shall be extended from the time of such re-performance, repair, correction or replacement for a period equal to the original Warranty Period for such item or part; provided, further, in no event shall the Warranty Period as extended for any Work, item or part extend for more than twelve (12) months after the end of the initial Warranty Period for the relevant Unit.

17.4           Enforcement by Owner.  Commencing on the expiration of the applicable Warranty Period, Owner shall be entitled to enforce all unexpired representations, warranties, and guarantees with respect to the Project from Subcontractors, and Contractor shall provide reasonable assistance to Owner, at no additional cost, in enforcing such representations, warranties, and guarantees, when and as reasonably requested by Owner.  In addition, prior to the expiration of the applicable Warranty Period, Owner, at its option and upon prior written Notice to Contractor, may enforce the particular warranty, the Work Warranty or the Materials Warranty against any Subcontractor if:

(a)           a Contractor Event of Default exists and this Agreement has been terminated in accordance with Article 19.

17.5           Exclusions.  The Work Warranty and Materials Warranty set forth in Sections 17.1 and 17.2 shall not apply to:

(a)           Damage to or failure of any Equipment and Materials to the extent such damage or failure is caused by:

(i)           a material failure by Owner or its representatives, agents or contractors to operate and maintain such Equipment and Materials in accordance with Industry Standards or in accordance with the recommendations set forth in the Required Manuals but only if such failure occurs after Substantial Completion of the relevant Unit;

(ii)           operation of such Equipment and Materials by Owner in excess of or outside of the operating parameters or specifications for such Equipment and Materials as set

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forth in the Required Manuals but only if such failure occurs after Substantial Completion of the relevant Unit;

(iii)           the use of spare parts and normal consumables by Owner in the repair or maintenance of such Equipment and Materials that are not materially in accordance with specifications and recommendations set forth in the Required Manuals but only if such failure occurs after Substantial Completion of the relevant Unit; or

(iv)           an event of Force Majeure.

(b)           Normal Operating Consumables or items that require replacement due to normal wear and tear, normal erosion or corrosion, or casualty loss (other than as a result of any failure of the Work Warranty or the Materials Warranty).

Notwithstanding the foregoing, during the period that Contractor has care, custody and control of a Unit, any adverse stress or damage to the Equipment and Materials caused by Operating Personnel while under the direction of Contractor shall be the responsibility of Contractor, except to the extent such Operating Personnels’ acts or omissions constitute gross negligence or willful misconduct.

Further, Contractor shall have no warranty obligation or liability for Defects or deficiencies in the Work if Contractor reasonably demonstrates that the Defect or deficiency is attributable to Contractor’s reliance upon or use of design criteria, drawings or specifications provided by Owner expressly for use in the performance of the Work.

17.6           Subcontractor Warranties.  Contractor shall obtain warranties for all Work performed by each Subcontractor on terms at least as favorable as this Article 17.  Notwithstanding the foregoing, Contractor shall obtain from the Supplier supplying the emission reduction catalysts a warranty that the emission reduction catalysts for the Project shall provide the emission reductions set forth in Exhibit I-1 for a period ending forty-eight (48) months after the Substantial Completion Date, and an affirmative obligation of the Suppliers of the components of the emissions system to provide technical assistance and field support in optimizing the performance of their respective components of the emissions system, as Owner requests.  Contractor shall assign all unexpired representations, warranties, guarantees, and obligations of all Subcontractors, at the request and direction of Owner, to Owner or any Financing Entity upon termination or expiration of this Agreement in accordance with its terms; provided, however, that, notwithstanding such assignment, Contractor shall be entitled to enforce each such representation, warranty, guarantee, and obligation through the end of the Warranty Period.  In addition, Contractor hereby assigns to Owner, effective as of the end of the Warranty Period, all remaining representations, warranties, guarantees and obligations of all Subcontractors (excluding performance or schedule guarantees for which liquidated damages are provided as a remedy and for which the maximum amount of liquidated damages have already been paid to Contractor).  Notwithstanding the foregoing, Contractor shall not be obligated to assign any claims of Contractor with respect to such subcontract or Subcontractor then existing.  Contractor shall cause Owner to be an express third-party beneficiary of all such representations, warranties, guarantees and obligations.  Contractor shall deliver to Owner promptly following

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execution thereof duly executed copies of all subcontracts containing such representations, warranties, guarantees, and obligations.

17.7           Correction of Errors or Omissions and Defects.

17.7.1                      Notice of Warranty Claim.  Subject to Section 17.7.5, Owner shall provide Notice to Contractor within a reasonable period after discovery that any of the Work fails to satisfy the Work Warranty or the Materials Warranty during the applicable Warranty Period.  Contractor shall, at Contractor’s own cost and expense (including overtime, but excluding insurance proceeds to the extent actually received) refinish, repair or replace, at its option, such nonconforming or defective part of the Work, within its original Scope of Work, including re-performing any necessary engineering and purchasing relating to such Work, and shall pay the cost of removing any Error or Omission or Defect and the cost of re-performing, repairing, replacing or testing such subject Work, including any damage to the surrounding Work (subject to the limitations provided in Section 22.2), as shall be necessary to cause the Work and the Project to conform to the Work Warranty or Materials Warranty.  In addition, subject to the limitations provided in Section 22.2, Contractor shall, at its own cost and expense (including overtime, but excluding insurance proceeds to the extent actually received), repair and replace any portion of the Work that is damaged or destroyed because any of the Work shall fail to satisfy the Work Warranty or the Materials Warranty during the applicable Warranty Period, all in accordance with the Warranty Procedures.  Within five (5) Business Days after receipt by Contractor of a Notice from Owner delivered during the Warranty Period specifying a failure of any of the Work to satisfy Contractor’s Work Warranty or the Materials Warranty and requesting Contractor to correct the failure, Contractor and Owner shall mutually agree when and how Contractor shall remedy such failure (the “Warranty Procedures”).  The timing of and the Work to be completed with respect to any such remediation or repair shall be subject to Owner’s approval.  No such remediation or repair shall be considered complete until Owner shall have reviewed and approved such completed remedial work.  Notwithstanding the foregoing and subject to Section 17.7.2.2, if any of the Work shall fail to satisfy Contractor’s Work Warranty or the Materials Warranty, and such failure endangers human health or property or materially and adversely affects the operation of the Project, Contractor shall correct the failure as soon as is reasonably practicable.

17.7.2                      Owner Performance.

17.7.2.1                      Upon Contractor’s Request.  Notwithstanding the foregoing, Contractor may request Owner to perform all or any portion of Contractor’s obligations with respect to any warranty claim.  Upon such request, Owner may elect to perform such obligations in Owner’s sole discretion, and if Owner elects not to perform such obligations, Contractor shall remain obligated to and shall perform such obligations.  Contractor shall reimburse Owner for all costs and expenses incurred by Owner (including costs of Owner’s personnel, but excluding overhead, corporate burdens, profit, and the like) to perform Contractor’s obligations with respect to such warranty claim within ten (10) Business Days of receiving Owner’s request for payment of such costs.

17.7.2.2                      Failure of Contractor to Perform Warranty Work.  If Contractor does not use its reasonable efforts to proceed to complete the Work, or cause any relevant

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Subcontractor to proceed to complete the Work, required to satisfy any warranty claim properly asserted under the terms of this Article 17 within the agreed time, or if Contractor and Owner fail to reach such an agreement within such five (5) day period set forth in Section 17.7.1, Owner shall, after giving Contractor at least five (5) days prior Notice of Owner’s intent to perform the remedy itself, have the right to perform the necessary remedy, or have third parties perform the necessary remedy and Contractor shall bear the reasonable costs thereof.  If Contractor (or the relevant Subcontractor) begins to perform the Work to satisfy such warranty claim during such five (5) day period, Owner shall not perform, or cause any third party to perform, such remedy.  In the event any of the Work fails to satisfy the Work Warranty or the Materials Warranty during the applicable Warranty Period and any such failure occurs under circumstances in which there is an immediate need for repairs, Owner may perform such warranty work for Contractor’s account; provided that Owner provides reasonably prompt Notice to Contractor of such immediate need.

17.7.3                      Replaced Components Demonstrations.  If, during the Warranty Period, Contractor changes, repairs or replaces any Equipment and Materials (any such item changed, repaired or replaced, a “Component”), Contractor and Owner shall mutually agree on how to demonstrate to Owner, taking into consideration Owner’s reasonable requirements, that such Component meets the intent of the Project design conditions.

17.7.4                      Continual Failure of Component.  Should Contractor fail to correct any Error or Omission or Defect in the Work during the Warranty Period that results in a Component failing more than once to meet the Work Warranty or the Material Warranty during the Warranty Period, Owner shall provide Notice to Contractor of such failure, Contractor shall determine what changes, repairs or replacements to the Component are necessary to correct the Error or Omission or Defect or avoid further failures of such Component, and shall make such necessary changes, repairs or replacements.  In each case, during the Warranty Period Contractor shall repeat such process on an iterative basis until the Error or Omission or Defect and the underlying cause thereof or of the continuing failure is corrected.

17.7.5                      Owner’s Warranty Option.  Owner and Contractor acknowledge and agree that it may be impracticable or otherwise not in Owner’s best interest to re-perform any Work or fix any defective Equipment and Materials which fails to satisfy the Work Warranty or Materials Warranty pursuant to the provisions of Section 17.7.1.  Such impracticability may be due to, among other things, considerations concerning the length of time a Unit may be shutdown in order to re-perform such nonconforming Work or risks to the other portions of the Project as a result of such re-performance.  As a consequence thereof, the Parties expressly agree that in lieu of re-performing any Work so as to cause the Project to satisfy the Work Warranty and Materials Warranty, Owner shall have the option (the “Warranty Payment Option”) (which option Owner shall exercise (if at all) by Notice to Contractor within ten (10) days after Owner initially Notifies Contractor of such non-conforming Work pursuant to the first sentence of Section 17.7.1) to require Contractor to pay to Owner, in lieu of re-performing such Work, an amount equal to the estimated cost to Contractor to re-perform any necessary engineering and purchasing relating to such non-conforming Work, plus the cost of removing any non-conforming Work and the cost of re-performing, repairing or replacing such subject Work, including any damage to the surrounding Work (subject to the limitations provided in Section 22.2), all as would be necessary to cause the Work and or the applicable Equipment and

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Materials to conform to the Work Warranty and Materials Warranty.  If Owner exercises its Warranty Payment Option with respect to any non-conforming Work, Contractor shall provide its estimated costs to Owner for approval within ten (10) days of receipt of Notice from Owner that Owner has exercised the Warranty Payment Option, and shall pay all such estimated costs, as approved by Owner, to Owner within ten (10) Business Days after Notice of such demand from Owner.  If Owner exercises its Warranty Payment Option with respect to any non-conforming Work, and Contractor pays all such costs with respect to such non-conforming Work, Contractor’s warranty obligations hereunder with respect to such non-conforming Work shall be deemed satisfied.

17.8           Limitations On Warranties.  EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS SET FORTH IN ARTICLE 4, THIS ARTICLE 17 AND SECTION 25.4, CONTRACTOR DOES NOT MAKE ANY OTHER EXPRESS WARRANTIES OR REPRESENTATIONS, OR ANY IMPLIED WARRANTIES OR REPRESENTATIONS, OF ANY KIND, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PURPOSE.  THE REMEDIES PROVIDED FOR IN THIS ARTICLE 17 WITH RESPECT TO ANY WORK WHICH FAILS TO SATISFY THE WORK WARRANTY OR THE MATERIALS WARRANTY DURING THE WARRANTY PERIOD, AND IF SUCH FAILURE CONSTITUTES A CONTRACTOR EVENT OF DEFAULT, THE REMEDIES PROVIDED FOR IN SECTIONS 19.2(B) AND 19.2(D) THROUGH 19.2(G), SHALL BE THE SOLE AND EXCLUSIVE REMEDIES FOR OWNER AS A RESULT OF SUCH FAILURE.

18.           EQUIPMENT IMPORTATION; TITLE

18.1           Importation of Equipment and Materials.  Contractor, at its own cost and expense, shall make all arrangements, including the processing of all documentation, necessary to import into the United States Equipment and Materials to be incorporated into the Project and any other equipment and other items necessary to perform the Work and shall coordinate with the applicable Governmental Authorities in achieving clearance of United States customs for all such Equipment and Materials and other items and, to the extent available under Applicable Laws of the United States but without limiting Contractor’s liability for any and all import duties, taxes and levies as specified in Sections 5.7 and 5.8, achieving such importation duty- and tax-free.  In no event shall Owner be responsible for any delays in customs clearance or any resulting delays in performance of the Work.

18.2           Title.

18.2.1                      Condition.  To the extent Owner’s payments to Contractor are made in accordance with this Agreement, Contractor warrants good title, free and clear of all liens, claims, charges, security interests, and encumbrances whatsoever, to all Equipment and Materials and other items furnished by it or any of its Subcontractors that become part of the Project or that are to be used for the operation, maintenance, or repair thereof; provided that such warranty with respect to the Owner Furnished Equipment and the Leased Equipment, if any, shall be limited to title being free and clear of all liens, claims, charges, security interests and encumbrances, except for those encumbrances which may be created by action of Owner associated with any financing of the Project.

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18.2.2                      Transfer.  Title to all Equipment and Materials and other items, other than the Owner Furnished Equipment and the Leased Equipment, shall pass to Owner, and with respect to the Owner Furnished Equipment, shall be retained by Owner, free and clear of all liens, claims, charges, security interests, and encumbrances whatsoever, except for those encumbrances which may be created by action of Owner associated with any financing of, upon delivery of such Equipment and Materials or other items to the Project and payment by Owner to Contractor therefor.

18.2.3                      Custody During Performance.  The transfer of title shall in no way affect Owner’s rights as set forth in any other provision of this Agreement.  Subject to Section 3.5.5, Contractor shall have care, custody, and control of all Equipment and Materials, the Owner Furnished Equipment and other items and exercise due care with respect thereto until the earlier of the Substantial Completion Date and the termination of this Agreement.

18.3           Protection.  For the purpose of protecting Owner’s interest in all Equipment and Materials, including the Owner Furnished Equipment, and other items with respect to which title has passed to Owner pursuant to Section 18.2 but that remain in possession of Contractor or any Subcontractor, Contractor shall take or cause to be taken all steps necessary under the laws of the appropriate jurisdictions(s) (including obtaining bailee’s and warehousemen’s waivers) to protect Owner’ title and to protect Owner against claims by other parties with respect thereto.

18.4           Owner Possession.  On the Substantial Completion Date of each Unit, Owner shall take complete possession and control and assume responsibility for the daily operation and maintenance of such Unit.

19.           DEFAULT

19.1           Contractor Events of Default.  Contractor immediately shall be in material default of its obligations pursuant to this Agreement upon the occurrence of any one or more events of default set forth below (each, a “Contractor Event of Default”):

(a)           Contractor becomes insolvent, generally does not pay its debts as they become due, admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors, or Contractor commences any case, proceeding or other action seeking reorganization or receivership, or adopts an arrangement with creditors, under any bankruptcy, insolvency, reorganization or similar law of the United States or any state thereof for the relief of creditors or affecting the rights or remedies of creditors generally;

(b)           insolvency, receivership, reorganization, or bankruptcy or similar proceedings are commenced against Contractor and such proceeding shall remain undismissed or unstayed for a period of thirty (30) days;

(c)           any material representation or warranty made by Contractor herein was false or misleading when made and Contractor fails to remedy such false or misleading representation or warranty within thirty (30) days after Contractor receives a Notice from Owner with respect thereto, except such thirty (30) day limit shall be extended if: (i) curing such failure reasonably requires more than thirty (30) days; (ii) Contractor commences such cure within such thirty (30) day period and diligently prosecutes such cure; and (iii) such cure is accomplished

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within seventy five (75) days after the earlier of the date on which Contractor first knew of such misrepresentation or falsity or the date on which Contractor receives a Notice from Owner with respect thereto;

(d)           Contractor assigns or transfers this Agreement or any right or interest herein except in accordance with Article 27;

(e)           Contractor fails to maintain any insurance coverages required of it in accordance with Article 21 and Contractor fails to remedy such breach within five (5) days after the earlier of the date on which Contractor first knew of such breach or the date on which Contractor first receives a Notice from Owner with respect thereto;

(f)           Contractor fails to perform or observe in any respect any provision of this Agreement providing for the payment of money to Owner or any other material provision of this Agreement not otherwise addressed in this Section 19.1, including Section 19.1(g), and such failure continues for ten (10) days in the case of a payment obligation and thirty (30) days in the case of any other obligation, except such thirty (30) day limit shall be extended if: (i) curing such failure reasonably requires more than thirty (30) days, (ii) Contractor commences such cure within such thirty (30) day period and diligently prosecutes such cure, and (iii) such cure is accomplished within seventy five (75) days after the earlier of the date on which Contractor first knew of such failure to perform or the date on which Contractor receives a Notice from Owner with respect thereto;

(g)           the Substantial Completion Date of a Unit has not occurred by the three hundred sixty-fifth (365th) day after the Substantial Completion Guaranteed Date for such Unit, as such date may be extended pursuant to the provisions of this Agreement; or

(h)           except as a result of a Force Majeure event or during the pendency of a suspension under Section 19.5 herein, Contractor abandons the Work;

19.2           Owner’s Rights and Remedies.  In the event of a Contractor Event of Default Owner or its permitted assignees shall have the following rights and remedies and may elect to pursue any or all of them, in addition to any other rights and remedies under this Agreement that may be available to Owner or its permitted assignees, and Contractor shall have the following obligations:

(a)           Owner, without prejudice to any of its other rights or remedies under this Agreement, may terminate this Agreement by giving written Notice of such termination to Contractor; provided that in the event of a Contractor Event of Default pursuant to Section 19.1(a) or (b), Owner shall be deemed to have given Notice of termination to Contractor immediately upon the occurrence of such a Contractor Event of Default, and all amounts owing by Contractor to Owner hereunder shall immediately become due and payable;

(b)           Owner may, without prejudice to any of its other rights or remedies under this Agreement, proceed against any bond, guarantee, letter of credit, or other security given by or for the benefit of Contractor for its performance under this Agreement;

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(c)           in the event Owner terminates this Agreement in accordance with the provisions hereof, Contractor shall withdraw from the Site, shall assign to Owner (without recourse to Contractor) such of Contractor’s subcontracts as Owner may request, and shall deliver and make available to Owner all information, patents, and licenses of Contractor related to the Work reasonably necessary to permit Owner to complete or cause the completion of the Work, and in connection therewith Contractor authorizes Owner and its respective agents to use such information in completing the Work, shall remove such materials, equipment, tools, and instruments used by and any debris or waste materials generated by Contractor in the performance of the Work as Owner may direct, and Owner may take possession of any or all Contractor Deliverables and Site facilities of Contractor related to the Work necessary for completion of the Work (whether or not such Contractor Deliverables and Site facilities are complete);

(d)           Owner shall have the right  to have the Work finished whether by enforcing any security given by or for the benefit of Contractor for its performance under this Agreement or otherwise;

(e)           Owner, without limiting Owner’s right to terminate this Agreement, may seek equitable relief to cause Contractor to take action, or to refrain from taking action pursuant to this Agreement;

(f)           Owner, without limiting Owner’s right to terminate this Agreement, may pursue the dispute resolution procedures set forth in Article 32 to enforce the provisions of this Agreement;

(g)           Owner may make such payments or perform such obligations as are reasonably required to cure any Contractor Event of Default and offset the cost of such payment or performance against payments otherwise due to Contractor under this Agreement; and

(h)           in the event Owner terminates this Agreement, Owner may seek damages as provided in Section 19.3, including proceeding against any bond, guarantee, letter of credit, or other security given by or for the benefit of Contractor for its performance under this Agreement.

19.3           Damages for Contractor Default.  In the event of a Contractor Event of Default, Owner may terminate this Agreement by delivery of written notice to Contractor, and, subject to Article 31, Contractor shall be liable to Owner for  the actual costs of completing the Work, including compensation for obtaining a replacement contractor or for obtaining additional professional services  required as a consequence of Contractor’s Event of Default, in excess of those costs that would have been payable to Contractor but for such Contractor’s Event of Default (and, to the extent applicable, Contractor shall remain liable for the satisfaction of all liabilities incurred prior to Owner’s termination (including Contractor’s indemnification obligations hereunder and payment of all Delay Liquidated Damages and Performance Liquidated Damages)).  In addition, whether or not Owner terminates the Agreement, in the event of a Contractor Event of Default, Owner shall be entitled to withhold further payments to Contractor for the Work performed prior to termination of this Agreement until Owner reasonably determines the liability of Contractor, if any, under this Section 19.3, and in any event no later than the date a court of competent jurisdiction finally determines Contractor’s

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liability hereunder.  Upon determination of the total cost of the Work, Owner shall notify Contractor in writing of the amount, if any, that Contractor shall pay Owner or Owner shall pay Contractor.  Contractor acknowledges that in the event of such a termination, Owner may enter into a turnkey contract for the completion of the Project with substantially similar or more favorable performance guarantees, completion deadlines and liquidated damages as are provided for in this Agreement, that such turnkey contract may require the replacement contractor to perform all such work on an accelerated basis, and that, as a result thereof, the cost to complete the Project may greatly exceed the cost hereunder.  If it is determined for any reason that Contractor was not in default or that Owner was not entitled to the remedy against Contractor provided above, the termination will be deemed to be a termination for convenience ab initio pursuant to Section 20.1 and Contractor’s sole and exclusive remedies whether in tort, contract or otherwise against Owner shall be the same as and shall be strictly limited to those afforded in Article 20 and Section 33.18.  Nothing in this paragraph shall be deemed to modify the provisions of Article 31, nor Contractor’s obligation (a) to successfully achieve Mechanical Completion; (b) to successfully achieve the Environmental Compliance Guarantees; (c) intentionally omitted; (d) intentionally omitted; and (e) to achieve the Minimum Performance Criteria.

19.4           Owner Event of Default.  Owner shall be immediately in default of its obligations pursuant to this Agreement upon the occurrence of any one or more events of default below (each, an “Owner Event of Default”):

(a)           Owner becomes insolvent, generally does not pay its debts as they become due, admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors, or commences any case, proceeding or other action seeking reorganization or receivership, or adopts an arrangement with creditors, under any bankruptcy, insolvency, reorganization or similar law of the United States or any state thereof for the relief of creditors or affecting the rights or remedies of creditors generally;

(b)           insolvency, receivership, reorganization, or bankruptcy or similar proceedings are commenced against Owner and such proceeding shall remain undismissed or unstayed for a period of thirty (30) days;

(c)           any material representation or warranty made by Owner herein was false or misleading when made and Owner fails to remedy such false or misleading representation or warranty within thirty (30) days after Owner receives a Notice from Contractor with respect thereto, except such thirty (30) day limit shall be extended if: (i) curing such failure reasonably requires more than thirty (30) days, (ii) Owner commences such cure and diligently prosecutes such cure, and (iii) such cure is accomplished within seventy five (75) days after the earlier of the date on which Owner first knew of the misrepresentation or falsity or the date on which Owner first receives a Notice from Contractor with respect thereto;

(d)           Owner assigns or transfers this Agreement or any right or interest herein, except in accordance with Article 26;

(e)           Owner fails to maintain any insurance coverages required of it in accordance with Article 21 and Owner fails to remedy such breach within five (5) days after the

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earlier of the date on which Owner first knew of such misrepresentation or falsity or the date on which Owner first receives a Notice from Contractor with respect thereto; or

(f)           Owner fails to perform or observe in any respect any provision of this Agreement providing for the payment of money to Contractor or any other material provision of this Agreement not otherwise addressed in this Section 19.4, and such failure continues for ten (10) days in the case of a payment obligation and thirty (30) days in the case of any other obligation, except such thirty (30) day limit shall be extended if: (i) curing such failure reasonably requires more than thirty (30) days; (ii) Owner commences such cure within such thirty (30) day period and diligently prosecutes such cure; and (iii) such cure is accomplished within seventy five (75) days, in each case after the earlier of the date on which Owner first knew of such failure to perform or the date on which Owner first receives a Notice from Owner with respect thereto.

19.5           Contractor’s Remedies.  In the event of an Owner Event of Default and subject to Article 31, Contractor shall only have the following rights:

(a)           to enforce the guarantee of the Owner’s parent provided pursuant to Section 4.2.6 for the benefit of Contractor;

(b)           to suspend performance of the Work until Owner cures such Owner Event of Default (in which event, Contractor shall be compensated in the manner specified in Section 20.4.2);

(c)           to terminate this Agreement (in which event Contractor shall be compensated in the manner described in Section 20.1 for termination by Owner for convenience);

(d)           to seek equitable relief to enforce the provisions of this Agreement; and

(e)           to pursue the dispute resolution procedures set forth in Article 32 to enforce the provisions of this Agreement.

20.           TERMINATION FOR CONVENIENCE AND SUSPENSION

20.1           Termination for Convenience.

20.1.1                      Owner’s Right to Terminate; Payment.  Owner may in its sole discretion terminate the Work with or without cause at any time by giving Notice of termination to Contractor, to be effective upon the receipt of such Notice by Contractor or upon such other termination date specifically identified by Owner therein.  If this Agreement is terminated pursuant to this Section 20.1 after the Open Book Review has been concluded and the Separated Contract Price has been agreed to by the Parties, as compensation for the Work performed through the effective date of termination, subject to reductions as set in this paragraph below, Owner shall pay to Contractor an amount equal to the sum of (g) the reasonable cost of the Work properly performed in accordance with this Agreement to the date of termination based on the Schedule of Payment Values (and pro-rated if necessary); plus (h) Contractor’s reasonably incurred out-of-pocket- costs of demobilization (as evidenced in writing) including

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demobilization and termination or cancellation or breakage costs of Subcontractors if their agreements with Contractor are not assigned to and assumed by Owner pursuant to Section 20.1.3; less (i) any amounts previously paid to Contractor under this Agreement.  If such termination occurs prior to the Completion of the Open Book Review and before the Separated Contract Price has been agreed upon, Owner shall pay Contractor (x) the cost of the Work properly performed in accordance with this Agreement to the date of termination based on the rate schedule set forth in Exhibit Y, plus (y) Contractor’s reasonably incurred out-of-pocket- costs of demobilization (as evidenced in writing) including demobilization and termination or cancellation costs of Subcontractors if their agreements with Contractor are not assigned to and assumed by Owner pursuant to Section 20.1.3.  Owner shall make payments under this Section 20.1 in accordance with Article 6.  Contractor shall not include any cancellation fees of Contractor in the Schedule of Payment Values or the estimated cancellation costs, and shall not be entitled to receive any cancellation fees.

20.1.2                      Limitation on Payment.  Except as provided in this Section 20.1, Contractor shall not be entitled to any lost profit upon any termination of this Agreement.

20.1.3                      Owner’s Right to Elect to Assume Obligations with Subcontractors.  In addition, Owner shall have the right, at its sole option, to assume and become liable for any written obligations and commitments that Contractor may have in good faith undertaken with third-parties in connection with the Work to be performed at the Site.  If Owner elects to assume any obligation of Contractor as described in this Section 20.1.3, then (a) the amount paid pursuant to Section 20.1.1 shall be reduced by the amount of such obligations and commitments (unless they relate to termination or demobilization costs or to payments due for work already completed for which Contractor remains obligated to pay); (b) Contractor shall execute all assignments or other documents and take all other reasonable steps requested by Owner which may be required to vest in Owner all rights, set-offs, benefits and titles necessary to such assumption by Owner; (c) Contractor’s satisfaction of its obligations under this Section 20.1.3 shall be a condition precedent to Owner’s obligation to comply with its obligations under this Section 20.1 (including its obligation to make any payment to Contractor); and (d) Owner shall simultaneously agree to indemnify Contractor against liabilities thereafter arising under the assumed obligations or commitments.

20.2           Contractor Conduct.  Upon receipt of written notice from Owner of termination pursuant to Section 20.1, Contractor shall: (a) cease operations as directed by Owner in the notice; (b) take action necessary, or that Owner may direct, for the protection and preservation of the Work and the Project; and (c) except for Work directed to be performed prior to the effective date of termination stated in notice, or except as expressly requested by Owner in writing, terminate all existing subcontracts and purchase orders and enter into no further subcontracts or purchase orders with respect to the Work or the Project.

20.3           Nature of Termination Payments.  The payments described in Section 20.1 include payment for:  (a) all costs of Equipment and Materials, temporary equipment, labor, transportation, engineering, design and other services relating to Contractor’s performance of its obligations under this Agreement and said Owner-requested Work (including any intellectual property rights licensed under this Agreement, expressly or by implication) provided by Contractor or such Subcontractors; (b) all national, state, regional and local taxes, and other sales

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taxes imposed on Contractor or its Subcontractors or the Work; (c) all other taxes, duties, levies, imposts, fees, or charges of any kind (whether in the United States or elsewhere) arising out of Contractor’s or any Subcontractor’s performance of the Work; and (d) any duties, levies, imposts, fees, charges, and royalties imposed on Contractor or its Subcontractors with respect to any Equipment and Materials, labor, or services provided under this Agreement.  The taxes covered hereby include occupational, excise, unemployment, ownership, value-added, gross receipts, and any and all other taxes and duties on any item or service that is part of the Work, whether such tax is normally included in the price of such item or service or is normally stated separately.  The above-described payments shall not be increased with respect to any of the foregoing or with respect to any withholdings in respect of any of the foregoing items that Owner may be required to make.

20.4           Suspension by Owner.  Owner may suspend performance of the Work at any time by giving ten (10) days advance Notice thereof to Contractor.  Such suspension shall continue for the period specified in the suspension Notice.  The Separated Contract Price shall be adjusted as provided in clause (b) of Section 20.4.2 to reflect any additional increased costs of Contractor resulting from any such suspension, as demonstrated by Contractor to Owner’s reasonable satisfaction.  No adjustment shall be made to the extent that performance is suspended, delayed, or interrupted for any cause due to Contractor’s negligence, willful misconduct, or noncompliance with the material terms of this Agreement.  At any time after the effective date of the suspension, Owner may require Contractor to resume performance of the Work on seven (7) days prior Notice.

20.4.1                      Contractor’s Termination Right.  Subject to Applicable Law, if, at the end of the suspension period specified pursuant to Section 20.4, Owner has not requested a resumption of the Work or has not notified Contractor of any extension of the suspension period (but in no event beyond one hundred eighty (180) days in the aggregate for all such suspensions, other than suspensions for any reason due to Contractor’s negligence, willful misconduct or noncompliance with the material terms of this Agreement) at Contractor’s option this Agreement shall be deemed terminated as of the commencement date of the suspension period, and Owner shall promptly pay Contractor for the Work performed pursuant to Section 20.1.  In the event the Full Notice to Proceed has not been issued by December 31, 2007, Contractor may, upon ten (10) days prior Notice to Owner, terminate this Agreement and Owner shall pay Contractor for the Work performed pursuant to Section 20.1.  Notwithstanding anything to the contrary herein, Contractor shall not be entitled to terminate this Agreement regardless of the number of days a Suspension for Cause (as defined in Section 20.6) may extend.

20.4.2                      Extension of Time and Compensation Rights.  In the case of any suspension under this Section 20.4 or any suspension by Contractor under Section 19.5, other than a Suspension for Cause (as defined below):

(a)           the applicable Substantial Completion Guaranteed Dates shall be extended by a period no less than the suspension period, plus a reasonable period for demobilization and remobilization, as mutually agreed upon by Contractor and Owner;

(b)           Owner shall pay Contractor within thirty (30) days after receipt of each Contractor’s invoice (which invoices shall be submitted on or about the first (1st) and the

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fifteenth (15th) day of each month during the applicable suspension period) for those costs incurred during the suspension period that are documented by Contractor to the reasonable satisfaction of Owner, to the extent attributable to the suspension, and that are:

(i)           for the purpose of safeguarding or storing the Work and the Equipment and Materials at the point of fabrication, in transit, or at the Site;

(ii)           for personnel, Subcontractors, or rented Equipment and Materials, the payments for which, with Owner’s prior written concurrence, are continued during the suspension period;

(iii)           for reasonable costs of demobilization and remobilization of Contractor and its Subcontractors, including suspension costs set forth in any subcontract or purchase order; or

(iv)           for rescheduling the Work (including penalties or additional payments to Subcontractors for the same); and

(c)           the Project Schedule, the Milestone Items and the Schedule of Payment Values shall be adjusted to account for same, as mutually agreed upon by Contractor and Owner.

20.5           Claims for Payment.  All claims by Contractor for compensation or extension of time under Sections 20.1 and 20.4 must be made within forty-five (45) days after the Work has been terminated or the suspension period has ended, respectively.  Failure of Contractor to make such claim within said period shall be deemed a waiver by Contractor of any such claims.

20.6           Suspension for Cause.  Notwithstanding the foregoing, neither the Separated Contract Price nor any Substantial Completion Guaranteed Date shall be adjusted for a Suspension for Cause.  Any suspension shall be a “Suspension for Cause” if:

(i)           a Contractor Event of Default shall have occurred and is continuing hereunder; or

(ii)           in the case of a suspension due to the occurrence of a Contractor Event of Default identified in Section 19.1(b), Owner shall have given Notice of such default to Contractor, at least five (5) days shall have elapsed since delivery of such Notice and Contractor shall have failed to cure, or if such default cannot reasonably be cured within such five (5) day period, commenced to cure, such default within such five (5) days.

21.           INSURANCE

21.1           Owner Controlled Insurance Program.

21.1.1                      OCIP Coverages.  Owner will implement, and shall procure, pay for, and administer an “Owner Controlled Insurance Program” (the “OCIP”) commencing on or before Contractor commences Work at the Site; provided that with respect to the builders’ all risk coverage as set forth on Exhibit N-2, Owner may, prior to the Full Notice to Proceed Date, provide equivalent coverage in lieu of procuring such coverage under the OCIP.  The OCIP

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will provide workers compensation, employers liability, commercial general liability, excess liability and builders’ risk coverage (including inland/marine transit coverage).  The OCIP is intended to reduce the cost of completing the Project and does not constitute any representation by Owner with respect to the adequacy of the insurance to protect Contractor or the Subcontractors against obligations imposed by law or by this Agreement or any other contract.  Except as otherwise provided in this Agreement, neither the provision of the insurance described in this Section 21.1 nor the extent of coverage or the limits of liability under such insurance policies shall be construed to be a limitation on the nature or extent of Contractor’s or the Subcontractors’ obligations or to relieve Contractor or the Subcontractors of any such obligations.

21.1.2                      OCIP Costs.  Contractor has excluded from the Separated Target Price and shall exclude from the Separated Contract Price and any Change In Work Forms all charges for insurance costs which duplicate the coverage provided under the OCIP.  Contractor shall include a provision in its subcontracts requiring Subcontractors of all tiers that are eligible to participate in the OCIP to exclude from their subcontract price and any Change In Work Forms all charges for insurance coverages which duplicate the coverage provided under the OCIP.  Notwithstanding anything to the contrary in the foregoing, if Owner elects not to include an eligible Subcontractor in the OCIP, a Change In Work Form may be submitted to adjust the Separated Target Price or Separated Contract Price, as applicable, to account for such Subcontractor’s insurance costs.

21.1.3                      OCIP Deductibles.  Contractor shall, or shall cause its Subcontractors to,  pay deductibles under the workers’ compensation and employers’ liability OCIP policies, up to Two Hundred Fifty Thousand Dollars ($250,000) per occurrence and Two Hundred Fifty Thousand Dollars ($250,000) annual aggregate.  Contractor shall, or shall cause its Subcontractors to, pay deductibles under the commercial general liability OCIP policy, up to Two Hundred Fifty Thousand Dollars ($250,000) per occurrence and Two Hundred Fifty Thousand Dollars ($250,000) annual aggregate, when coverage is provided thereunder for a loss for which Contractor is responsible under Section 23.1.

21.1.4                      Participation.  The OCIP shall include coverage for Owner, Contractor and the Subcontractors that are eligible to participate in the OCIP, including Subcontractors providing temporary labor services, taking part in or contributing to the actual Work at the Site who complete enrollment in the OCIP and are accepted by Owner.  Coverage under the OCIP insurance policies shall be limited to the Site and the Ancillary Sites, and as regards the builders’ risk coverage shall extend to the Owner Furnished Equipment while located at the Ancillary Sites, but  shall not, in any event, include any of Contractor’s and any Subcontractor’s regularly established workplace, plant, factory, office, shop, warehouse, yard or other property, even if utilized in the fabrication of Equipment and Materials to be incorporated into the Project.  Subcontractors that do not actually perform Work at the Site such as Persons that provide security or janitorial services or that deliver Equipment and Materials to the Site but do not otherwise engage in any of the Work at the Site, shall not be eligible to participate in the OCIP.  Any Subcontractors that are on the Site for a cumulative amount of time less than two weeks, and any Subcontractors whose subcontract has a cumulative value of less than Twenty Five Thousand Dollars ($25,000) shall not be eligible to participate in the OCIP unless approved by Owner in writing.

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21.1.5                      Enrollment.  Participation in the OCIP by Contractor and eligible Subcontractors is mandatory but not automatic.  Contractor shall, and shall cause each of its Subcontractors, to complete enrollment procedures with the OCIP Administrator.  The form of enrollment summary, including an insurance cost worksheet, is attached hereto as Exhibit N-3.  Contractor shall not allow any personnel of any eligible Subcontractor to perform any of the Work on the Site until such Subcontractor has completed the enrollment process with the OCIP Administrator.

21.1.6                      OCIP Administration.  Any questions concerning the OCIP or the specifications outlined herein should be directed to (the “OCIP Administrator”):

Becky Hubert

Willis Construction Practice

13355 Noel Road, Suite 1100

Dallas, Texas 75240-6643

Telephone: (972) 715-6239

Facsimile:  (972) 386-5561

Email:  becky.hubert@willis.com

Contractor will cooperate with, and will require all of its Subcontractors to cooperate with, Owner and the OCIP Administrator with regards to the administration and operation of the OCIP.  Contractor shall, and shall cause the Subcontractors enrolled in the OCIP to:

(a)           comply with all rules and regulations of the applicable state insurance bureau, board or department;

(b)           comply with Contractor’s approved safety program during the performance of the Work;

(c)           provide Owner and the OCIP Administrator with such information as requested regarding such Person’s contact, operations and insurance information pursuant to Exhibit N-3; and

(d)           cooperate with any insurance company or the OCIP Administrator with respect to requests for claim, payroll or other information reasonably required in connection with the OCIP.

21.1.7                      Coverage.  Owner will procure and pay the premiums for the OCIP insurance policies as set forth on Exhibit N-2.  Notwithstanding anything to the contrary herein, Owner may, by Notice to Contractor, update and revise Exhibit N-2 from time to time as Owner deems necessary or desirable to reflect any change in Applicable Laws.  Any other modifications or revisions to the OCIP coverages as set forth on Exhibit N-2 shall be subject to the provisions of Section 21.1.14.

21.1.8                      OCIP Insurance Policies.  All insurance coverages furnished by Owner pursuant to this Section 21.1 shall be written by insurance companies approved to do business in the State of Texas with an A.M. Best rating of no less than A X.  Owner shall provide Contractor

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and the applicable Subcontractors with appropriate certificates of insurance evidencing the general liability and excess liability coverage provided under the OCIP and, upon request, shall provide copies of such policies to Contractor and the applicable Subcontractors, except for workers’ compensation and employer liability policies, for which individual policies will be provided to Contractor and each enrolled Subcontractor.  The terms and conditions of the OCIP insurance policies shall be binding on Contractor and the enrolled Subcontractors.

21.1.9                      Commencement of Work.  Neither Contractor nor any eligible Subcontractor shall commence any Work at the Site until it has completed the OCIP enrollment requirements and has received the appropriate certificates or policies of insurance.

21.1.10                      Non-Violation.  Contractor shall neither knowingly violate nor knowingly permit to be violated, whether by the Subcontractors or other Persons, any conditions of the OCIP policies and shall at all times use reasonable efforts to satisfy the requirements of the insurance companies issuing such policies.

21.1.11                      Payroll Reports.  Contractor shall, and shall cause each Subcontractor enrolled in the OCIP to, keep and maintain accurate and complete records of such Person’s payroll for operations in connection with the Work and the Project, and to furnish a completed monthly payroll report in the form of Form 5 – Payroll Reporting Form included in Exhibit N-3, to the OCIP Administrator no later than the twentieth (20th) day of each month until the month following the Final Completion Date of Unit 2.  Contractor shall attach a copy of each such report submitted during the previous month to each Contractor’s Invoice submitted for the next month.  Notwithstanding anything to the contrary herein, Owner may withhold payment with respect to any Contractor’s Invoice if Contractor or any of its Subcontractors fails to provide such monthly payroll reports to the OCIP Administrator within thirty (30) days after the date such report is due.

21.1.12                      Audit Rights and Closeout Reports.  The OCIP Administrator, at Owner’s request, may examine or audit the books and records of Contractor and all eligible Subcontractors participating in the OCIP with respect to Contractor’s and such Subcontractor’s payroll with regards to workers’ compensation and experience modification factors.  At least thirty (30) days prior to the estimated Final Completion Date of each Unit, Contractor shall and shall cause each of the Subcontractors enrolled in the OCIP to furnish a completed Notice of Anticipated Completion, the form of which is attached hereto as Form-4 in Exhibit N-3, to the OCIP Administrator.

21.1.13                      Dividends and Refunds.  All dividends, premium refunds, return premiums, premium discounts, retentions, or credits payable or available under any of the OCIP insurance policies shall belong to Owner, and are hereby assigned to Owner.  Contractor, at the request of Owner, shall, and shall cause its Subcontractors enrolled in the OCIP to, execute and deliver to Owner any waiver, release, assignment, direction, or authorization which Owner or any insurance company may require for such purpose.

21.1.14                      Safety and Accident Reporting.  Contractor shall, and shall cause its Subcontractors to, follow and adhere to Contractor’s safety program for the Site, and to report to Owner and the OCIP Administrator, on forms to be provided, any accident at the Site and

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shall assist in every manner reasonable in the investigation of any accident.  Upon request, Contractor shall cooperate with Owner and the insurance company designated by Owner to handle any claim by securing and giving evidence and obtaining the attendance of witnesses as required for any claim or suit.

21.1.15                      Modification and Termination.  While it is the intent of Owner to keep the OCIP in force until the Final Completion Date of Unit 2, Owner reserves the right to terminate the OCIP or to modify the OCIP or any insurance policy provided thereunder, from time to time.  Owner shall provide thirty (30) days prior Notice to Contractor and the Subcontractors enrolled in the OCIP of any termination or material modification of any OCIP policy.  If the OCIP or any insurance coverage provided thereunder is terminated, Contractor shall, to the extent such coverage is commercially available, immediately obtain replacement insurance coverage at the limits provided under the OCIP.  If any revisions or modifications of this insurance coverage under the OCIP reduces or materially adversely affects the scope of insurance coverage provided thereunder, Owner and Contractor shall mutually agree upon appropriate insurance coverage to be provided by Contractor and its Subcontractors, and any increased costs for changes in insurance coverage provided by Contractor or the Subcontractors shall be included in a Change In Work Form in accordance with Article 16.  Replacement of the OCIP with individual insurance policies by Contractor and such Subcontractors shall constitute an Owner-initiated Change in Work and shall be reimbursable by Owner upon submission of Change In Work Forms in accordance with the provisions of Section 16.4.  Contractor shall, and shall cause each such Subcontractor, to provide certificates of such replacement insurance to Owner prior to the termination date of the OCIP.

21.1.16                      Duplication; Cancellation.  Contractor shall not, and shall cause its Subcontractors that are eligible to participate in the OCIP not to, duplicate coverages afforded under the OCIP with Contractor’s, or Subcontractor’s, as applicable, own insurance, unless such Subcontractor is not accepted for enrollment in the OCIP.  Contractor shall not, and shall cause its Subcontractor not to, attempt to exercise any right to cancel any of its OCIP insurance policies without the express written consent of Owner, and any attempted cancellation of an OCIP insurance policy by Contractor or any Subcontractor without said express written consent shall be null and void.

21.1.17                      Work After Termination of OCIP Coverage.  In the event insurance coverage under the OCIP has terminated with respect to Contractor or any enrolled Subcontractor, and Contractor or such Subcontractor performs any further Work on the Site, or performs any warranty work on the Site after termination of such coverage, Contractor and such Subcontractor shall provide its own insurance coverage with respect to any such Work or warranty work and may not rely on insurance coverage provided under the OCIP.

21.2           Contractor’s Additional Insurance.

21.2.1                      Insurance Policies.  Contractor shall purchase from and maintain, from a company or companies lawfully authorized to do business in Texas, such additional insurance coverage as set forth on Exhibit N-1.  All insurance coverage furnished by Contractor pursuant to this Section 21.1.17 (or by Subcontractors pursuant to Section 21.2.3) shall be written by insurance companies with an A.M. Best rating of no less than A X.

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21.2.2                      Effectiveness.  All insurance required under this Section 21.2 shall be in effect no later than thirty (30) days after the date of execution of this Agreement.  The insurance required by this Section 21.2 shall be written for the limits of liability specified in this Agreement or required by law, whichever coverage is greater.  Coverage shall be maintained without interruption from date of commencement of the Work until the end of Contractor’s Warranty Period or the Final Completion Date of Unit 2, whichever is later, subject to the requirements for extended products and completed operations liability set forth in Exhibit N-1.

21.2.3                      General Requirements.  The insurance policies required to be obtained by Contractor as set forth on Exhibit N-1 shall be obtained on a Project-specific basis (except such workers’ compensation or employers’ liability policy), shall list Owner, and upon request of Owner, the Financing Entities, if any, Owner’s Engineer and any of Owner’s other consultants or contractors as an additional insured.  Notwithstanding anything herein to the contrary, the additional insured status of Owner, the Financing Entities, Owner’s Engineer, and any of Owner’s other consultants or contractors, and any other additional insured party, shall be limited to the Project-specific insurance policies providing the coverage as set forth on Exhibit N-1 and shall not extend to any other policy or policies that Contractor may carry.  Any workers’ compensation or employers’ liability policy shall name Owner and its Affiliates or associated companies as “Alternate Employer” with a waiver of subrogation.  The policies shall contain a provision that coverage will not be terminated, canceled or not renewed without at least thirty (30) days’ prior Notice given to Owner and the Financing Entities, if applicable.  Certificates of insurance showing required coverage to be in force shall be provided to Owner and filed with the OCIP Administrator prior to commencement of the Work.  Copies of all Project-specific policies provided as set forth on Exhibit N-1 and any subsequent endorsements shall be furnished promptly to Owner upon Owner’s reasonable request.  Any Project-specific insurance policy as set forth on Exhibit N-1 provided by Contractor shall be in form and content acceptable to Owner.  Contractor shall give Owner, and the Financing Entities, if applicable, thirty (30) days’ Notice of cancellation, non-renewal, or any endorsements restricting or reducing coverage.  Copies of all policies provided as set forth on Exhibit N-1 or other coverage documents, including Declaration pages and applications for coverage, shall be provided to any additional insured upon request.  If any of the foregoing insurance coverage is required to remain in force after Final Completion of Unit 1 or Unit 2, an additional certificate evidencing continuation of such coverage shall be submitted with the application for Final Payment and upon renewal of such insurance coverage during the duration of the required period.

21.3           Subcontractors’ Insurance.  Contractor shall cause any and all eligible Subcontractors and Suppliers to participate in the OCIP, and shall cause all of the Subcontractors and Suppliers to obtain the insurance coverage as set forth in Exhibit N-1.  All policies obtained by Subcontractors and Suppliers shall satisfy the requirements of Section 21.2 and shall provide releases and waivers of all rights of subrogation and recovery as set forth in Section 21.4.  Contractor may waive the foregoing insurance coverage requirement with respect to any Subcontractor that does not perform any of the Work on the Site and does not otherwise physically come onto the Site.  Notwithstanding anything to the contrary herein or in Exhibit N-1, Contractor and Owner acknowledge and agree that (i) the Suppliers that are party to the STG Upgrade Contract and the Boiler Upgrade Contracts will provide insurance coverage in the amounts and of the type as set forth in such subcontracts, (ii) if the STG Upgrade Supplier agrees to amend the insurance provisions of the STG Upgrade Contract as requested by Owner

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and Contractor, the STG Upgrade Supplier will not be required to and will not participate in the OCIP, (iii) Contractor may reduce the insurance coverage required to be maintained under this Section 21.3 by any eligible Subcontractor with subcontract values of less than Fifteen Million Dollars ($15,000,000) as set forth on Exhibit N-1, and (iv) Contractor may also excuse Subcontractors with subcontract values of less than Twenty Five Thousand Dollars ($25,000) from excluding the Site and the Ancillary Sites under such Subcontractors’ insurance policies.

21.4           Subrogation Waivers.  The OCIP policies and any other insurance policies provided by Owner shall provided for a waiver of all rights of subrogation against, as applicable, Contractor, the Subcontractors, Owner’s Engineer and the Financing Entities, if any, and their assigns, subsidiaries, Affiliates, directors, officers, employees, agents, and of any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any such Person insured under any such policy, except that Owner shall not and does not waive its rights of subrogation as against any Suppliers with respect to the builders’ risk policy except with respect to losses arising out of a Supplier’s activities at the Site.  All policies otherwise supplied by Contractor pursuant to this Agreement or with respect to the Work, including any insurance policies covering owned, leased or borrowed equipment, shall provide for a waiver of all rights of subrogation against, as applicable, Owner, Owner’s Engineer and the Financing Entities, if any, and their assigns, subsidiaries, Affiliates, directors, officers, employees, agents, and of any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any such Person insured under any such policy.

21.5           Insurance Coverages.  All amounts of insurance coverage specified in Exhibits N-1 and N-2 are required minimums.  Contractor and its Subcontractors shall each be solely responsible for determining the appropriate amount of insurance, if any, that Contractor or such Subcontractor desires or determines is appropriate that is in excess of or in addition to the insurance coverage set forth on Exhibit N-1 at such Contractor’s or Subcontractor’s sole cost and expense.  The required minimum amounts of insurance shall not operate as limits on recoveries available under this Agreement.

21.6           Failure to Maintain Insurance.  If at any time the insurance required to be provided hereunder by Contractor or any Subcontractor shall be reduced or cease to be maintained, then (without limiting the rights of Owner in respect of any default that arises as a result of such failure) Owner may at its option maintain the insurance required hereby upon written notice to Contractor and ten (10) days opportunity to cure.  In such event, Owner may withhold the cost of such replacement insurance from any payments to Contractor otherwise due to Contractor hereunder.

21.7           Claims Compensation.  Contractor shall be responsible for preparing all claim loss data, claim forms, proof of loss statements, and coordinating with the various underwriters and the appointed loss adjusters with respect to all claims to be made under the OCIP, all without increase to the Separated Contract Price.  Owner shall cooperate with Contractor in preparing all such claims.  To the extent that Contractor is unable to recover under the builders’ risk policy its costs incurred pursuant to this Section 21.7 in connection with the builders’ risk policy, Owner shall reimburse Contractor for such costs in accordance with Exhibit Y.

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22.           RISK OF LOSS OR DAMAGE

22.1           Contractor Assumption of Risk.  Until the Substantial Completion Date of each Unit, Contractor shall have care, custody and control of such Unit.

22.1.1                      Risk of Loss.  Until the Substantial Completion Date of each Unit, subject to the provisions of this Article 22, Contractor assumes risk of loss for, and full responsibility for the cost of replacing or repairing any damage to, such Unit or any of the Work related to such Unit (including any Owner Furnished Equipment or Owner Provided Facilities and Services) and all Equipment and Materials and maintenance equipment (including temporary materials, equipment and supplies) which are purchased by Contractor or Owner for permanent installation in or for use during construction of the Project regardless of whether Owner has title thereto under this Agreement.

22.1.2                      Repair or Replacement.  Until the Substantial Completion Date of each Unit, if any portion of such Unit or the Work related to such Unit (including any Owner Furnished Equipment or Owner Provided Facilities and Services) is lost or damaged, Contractor shall replace or repair any such loss or damage and complete the Work in accordance with this Agreement.  Notwithstanding the foregoing, if there is any loss or damage to such Unit or any portion of the Work (including any Owner Furnished Equipment or Owner Provided Facilities and Services) in Contractor’s care, custody and control, Contractor shall not be obligated to replace or repair any such loss or damage if the cost of such replacement and repair is more than the amount of Contractor’s responsibility for any amount pursuant to Section 22.1.3, unless Contractor has received reasonable assurances from Owner that Contractor will receive from Owner any insurance proceeds paid under such insurance policies or will otherwise be paid such amounts necessary to complete such repair or replacement pursuant to a Change In Work.

22.1.3                      Payment Amounts.  Subject to Section 22.1.2, Contractor’s liability for any loss or damage to any Unit or otherwise to the Project (including any Owner Furnished Equipment or Owner Provided Facilities and Services), shall, to the extent any loss or damage to any Unit or otherwise to the Project is caused by the negligence of Contractor or any Subcontractor, be the payment of the amount of such loss or damage, not to exceed Two Hundred Fifty Thousand Dollars ($250,000) per occurrence and not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any year; provided that in any year in which a Unit is being hot tested, such liability shall, to the extent any loss or damage to any Unit or otherwise to the Project is caused by the negligence of Contractor or any Subcontractor, be the payment of the amount of such loss or damage not to exceed Five Hundred Thousand Dollars ($500,000) per hot testing occurrence and Two Hundred Fifty Thousand Dollars ($250,000) per occurrence for other occurrences, and not to exceed Five Hundred Thousand Dollars ($500,000) in such year; provided, further, that in any such year in which a Unit is being hot-tested, the aggregate of all deductibles paid during such year shall not exceed Five Hundred Thousand Dollars ($500,000) per Unit.  Notwithstanding anything to the contrary herein, Owner shall be responsible for payment of deductible amounts due under the builders’ risk coverage in the event of the occurrence of an event of Force Majeure that causes loss or damage to the Project covered by the builders’ risk policy.

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22.2           Risk of Loss After Substantial Completion.  Subject to Contractor’s obligations hereunder to satisfy the Performance Guarantees and pursuant to Articles 15, 17 and 23, Owner shall bear the risk of loss for, and full responsibility for, the cost of replacing or repairing any damage to a Unit or the Project from and after Substantial Completion.  Notwithstanding the foregoing, if any portion of a Unit or the Project is lost or damaged after Substantial Completion due to any negligent act or omission of Contractor, any Affiliate of Contractor or any Subcontractor, or anyone directly or indirectly employed by any of them, Contractor’s liability for replacing or repairing such loss or damage shall be limited in amount to the amount of such loss or damage, not to exceed $250,000 per occurrence and $250,000 in any given year, regardless of whether or not Owner carries insurance coverage for such loss or damage.  In any event, the care, custody, and control of each Unit shall pass to Owner no later than the Substantial Completion Date of such Unit.  From and after the Substantial Completion Date of such Unit, Owner shall assume all risks of physical loss or damage thereto, subject to Contractor’s obligation to pay the costs of losses or damage to the Unit to the extent caused by any negligent act or omission of Contractor or any of its Subcontractors, not to exceed $250,000 per occurrence and $250,000 in any given year.

23.           INDEMNIFICATION

23.1           By Contractor.  Contractor shall defend, indemnify, and hold harmless Owner, the Financing Entities, if any, and any Person acting for or on behalf of Owner, and its respective employees, agents, partners, Affiliates, shareholders, directors, officers, and permitted assigns (each an “Owner Indemnitee”), from and against the following:

(a)           all Losses arising from third-party claims for property damage or bodily injury or death to the extent caused by any negligent, willful, reckless, or otherwise tortious act or omission (including strict liability) during the performance of the Work or from performing or failing to perform any of its obligations under this Agreement, or any curative action under any warranty following performance of the Work, of Contractor, any Subcontractor or any of their respective Affiliates, or anyone directly or indirectly employed by any of them, or anyone for whose acts such Person may be liable; provided that Contractor’s obligations hereunder with respect to claims of damage to property owned by Owner shall be limited to amounts due under Sections 21.1.3 and 22.1.3, if and to the extent applicable, and claims of damage to property owned by any of Owner’s Affiliates shall be limited to Five Hundred Thousand Dollars ($500,000) per occurrence if such damage occurs to such property located at the Site or Five Million Dollars ($5,000,000) per occurrence if such damage occurs to such property at locations other than the Site; provided, further, that during the period from the Final Completion Date of Unit 2 until the end of the Warranty Period, Contractor’s obligations hereunder with respect to claims of damage to property owned by any of Owner’s Affiliates shall be limited to Two Hundred Fifty Thousand Dollars ($250,000) per occurrence and in the annual aggregate if such damage occurs to such property located at the Site or at locations other than the Site; provided, further, that Contractor’s obligations hereunder with respect to Losses arising from third party claims for property damage or bodily injury or death to the extent caused by Alstom Power Inc., shall include only such Losses to the extent caused by Alstom Power Inc. that arise before the date that is sixty months after such Subcontractor achieves final completion of the Unit 1 boiler under the terms of the relevant Boiler Upgrade Contract;

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(b)           all Losses that directly arise out of or result from

(i)           all claims for payment of compensation for Work performed hereunder, whether or not reduced to a lien or mechanics lien, filed by Contractor or any Subcontractors, or other persons performing any portion of the Work, including reasonable attorneys’ fees and expenses incurred by any Owner Indemnitee in discharging any Contractor Lien, except to the extent of an Owner’s Event of Default with respect to its payment obligations hereunder; and

(ii)           employers’ liability or workers’ compensation claims filed by any employees or agents of Contractor or any of its Subcontractors;

(c)           all Losses arising from third-party claims, including claims by Subcontractors, including claims for property damage or bodily injury or death that directly or indirectly arise out of or result from the failure of Contractor or any of its Subcontractors to comply with the terms and conditions of Applicable Laws during their performance of the Work or the conditions or provisions of the Contractor Acquired Permits; provided that Contractor’s obligations hereunder with respect to claims of damage to property owned by Owner shall be limited to amounts due under Sections 21.1.3 and 22.1.3, if and to the extent applicable, and claims of damage to property owned by any of Owner’s Affiliates shall be limited to Five Hundred Thousand Dollars ($500,000) per occurrence if such damage occurs to such property located at the Site or Five Million Dollars ($5,000,000) per occurrence if such damage occurs to such property at locations other than the Site; provided, further, that during the period from the Final Completion Date of Unit 2 until the end of the Warranty Period, Contractor’s obligations hereunder with respect to claims of damage to property owned by any of Owner’s Affiliates shall be limited to Two Hundred Fifty Thousand Dollars ($250,000) per occurrence and in the annual aggregate if such damage occurs to such property located at the Site or at locations other than the Site;

(d)           all fines, penalties, or assessments issued by any Governmental Authority prior to the Substantial Completion Date that directly arise out of or result from the failure of a Unit or the Project, as designed, constructed and completed by Contractor or any Subcontractor, to be capable of operating in compliance with all Applicable Laws or the conditions or provisions of all Applicable Permits;

(e)           any and all fines, penalties, or assessments issued by any Governmental Authority that Owner may incur as a result of executing any applications at Contractor’s request;

(f)           all Losses arising from claims by any Governmental Authority that directly or indirectly arise out of or result from the failure of Contractor to pay, as and when due, all taxes, duties, levies, assessments, tariffs, imposts, fees or charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority for which Contractor is obligated to pay pursuant to the terms of this Agreement;

(g)           all Losses arising from claims by any Governmental Authority claiming taxes based on gross receipts or on income of Contractor, any of its Subcontractors, or any of

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their respective agents or employees with respect to any payment for the Work made to or earned by Contractor, any of its Subcontractors, or any of their respective agents or employees under this Agreement;

(h)           all Losses, including claims for property damage or bodily injury or death, whether or not involving damage to the Project or the Site or any Ancillary Site, that arise out of or result from the use of Hazardous Materials, whether lawful or unlawful, brought onto the Site or any Ancillary Site by Contractor or any Subcontractor.  Such use of or contamination by Hazardous Materials include:

(i)           the storage, transportation, processing or disposal of such Hazardous Materials; and

(ii)           any environmental condition caused by such Hazardous Materials; and

(i)           all Losses incurred in connection with the Agency Subcontracts related to matters in which Contractor acted outside the scope of its agency pursuant to Section 3.23, including failure to make payments to such Suppliers (provided Owner has paid Contractor).

23.2           By Owner.  Owner shall defend, indemnify, and hold harmless Contractor, its Subcontractors and any Person acting for or on behalf of Contractor and their respective employees, agents, partners, Affiliates, shareholders, directors, officers, and assigns (each an “Contractor Indemnitee”) from and against the following:

(a)           all Losses arising from third-party claims for property damage or  bodily injury or death to the extent caused by any negligent, reckless, or otherwise tortious act or omission (including strict liability) during the performance of Owner’s obligations under this Agreement, of Owner or any of Owner’s Affiliates, or anyone directly or indirectly employed by any of them (but not including Operating Personnel prior to Substantial Completion), or anyone for whose acts such Person may be liable (but not including Operating Personnel prior to Substantial Completion);

(b)           all Losses arising from claims by any Governmental Authority that directly or indirectly arise out of or result from the failure of Owner to pay, as and when due, all taxes, duties, levies, assessments, tariffs, imposts, fees or charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority for which Owner is obligated to pay pursuant to the terms of this Agreement;

(c)           all Losses, including claims for property damage or bodily injury or death that directly or indirectly arise out of or result from:

(i)           the presence or existence of Hazardous Materials (including pre-existing contamination) at the Site or any Ancillary Site (A) brought onto or generated at the Site or such Ancillary Site on or before the date of the Original Agreement; (B) brought onto or generated at the Site by Owner or such Ancillary Site (other than Hazardous Materials that were brought onto the Site or the Ancillary Sites or delivered to Contractor or any Subcontractor to be

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handled by the same in the course of performing the Work); or (C) which migrated onto the Site from another location (other than such Hazardous Materials that were previously in the care, custody or control of Contractor or any Subcontractor), except to the extent the remediation of any such Hazardous Materials is part of the Work; or

(ii)           the unlawful release or spill by Owner or its Affiliates after the Substantial Completion Date of Hazardous Materials otherwise brought onto the Site by Contractor or any Subcontractor in accordance with the terms of this Agreement and all Applicable Laws;

(d)           All Losses incurred in connection with damage to property other than the Project owned by or in the possession of any of the Owner Indemnitees, in excess of the deductible under any such Owner Indemnitees’ applicable insurance policy not to exceed Five Million Dollars ($5,000,000), whether or not caused by the acts, omissions, fault or negligence of Contractor or its Subcontractors; and

(e)           Until assignment and assumption of such Agency Subcontracts, Owner shall indemnify Contractor and the Contractor Indemnitees against all Losses incurred in connection with the Agency Subcontracts related to the period prior to the date on which Contractor assumed such agreements, including Losses arising out of claims by the Suppliers under the Agency Subcontracts for payment and cancellation costs, except to the extent such claims or Losses related to matters in which Contractor acted outside the scope of its agency pursuant to Section 3.23, including Contractor’s failure to pay such Suppliers after receiving payment therefor from Owner.

23.3           Patent Infringement and Other Indemnification Rights.  Contractor shall defend, indemnify, and hold harmless the Owner Indemnitees against all Losses arising from any Intellectual Property Claim.  If Owner provides Notice to Contractor of the receipt of any such claim, Contractor shall, in addition, at its own expense settle or defend any such Intellectual Property Claim and pay all damages and costs awarded in it against Owner and either; (a) procure for Owner, or reimburse Owner for procuring, the right to continue using the infringing service, Equipment and Materials, or other Work, as the case may be; (b) modify the infringing service, Equipment and Materials, or other Work, as the case may be, so that the same becomes non-infringing; or (c) replace the infringing service, Equipment and Materials, or other Work, as the case may be, with noninfringing service, Equipment and Materials, or other Work, as the case may be.  If Owner is enjoined from completing the Project or any part thereof, or from the use, operation, or enjoyment of the Project or any part thereof, as a result of such claim or legal action or any litigation based thereon, Contractor shall promptly use its best efforts to have such injunction removed and to take one or more of the actions under the preceding clauses (a), (b) or (c), provided, that in no case shall Contractor take any action which materially adversely affects Owner’s continued use and enjoyment of the applicable service, Equipment and Materials, or other Work, as the case may be, without the prior written consent of Owner.  Owner’s acceptance of the Contractor Deliverables or supplied Materials and Equipment shall not be construed to relieve Contractor of any obligation hereunder.

23.4           Use of Electronic Data Files.  Any electronic data files furnished to Owner pursuant to this Agreement are provided only for the convenience of Owner.  Owner recognizes

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that the electronic data files may not be adequate or appropriate for Owner’s needs.  In the case of any discrepancies between the Submittals represented by electronic data files and the plotted hardcopy of such files bearing the seal of Contractor’s registered professional engineer, the sealed hardcopy shall govern.  Contractor assumes no responsibility for the accuracy or completeness of the electronic data files and any use or reuse of such electronic data for any purpose shall be at Owner’s sole risk.  Furthermore, in consideration for the use of the electronic data, Owner agrees, to the fullest extent permitted by law, to defend, indemnify and hold Contractor harmless from any and all claims, damages, losses, costs, and expenses, including reasonable attorneys’ fees and court costs (including the costs of any appeals) arising out of or resulting from Owner’s use, reuse, of such electronic data regardless of whether such claims, damages, losses, costs, and expenses are caused in whole or in part by Contractor.

23.5           Claim Notice.  An Indemnitee shall provide Notice to the indemnifying party, within ten (10) days after receiving written notice of the commencement of any legal action or of any claims or threatened claims against such Indemnitee in respect of which indemnification may be sought pursuant to the foregoing provisions of this Article 23 or any other provision of this Agreement providing for an indemnity (such notice, a “Claim Notice”).  The Indemnitee’s failure to give, or tardiness in giving, such Claim Notice will reduce the liability of the Indemnifying Party only by the amount of damages proven to be attributable and prejudicial to such failure or tardiness, but shall not otherwise relieve the indemnifying party from any liability that it may have under this Agreement.  In case any such claim or legal action shall be made or brought against an Indemnitee and such Indemnitee shall Notify (by sending a Claim Notice) the indemnifying party thereof, and the Indemnitee may by such Claim Notice require the indemnifying party to assume and control the defense of the claim that is the subject of such Claim Notice, in which case the indemnifying party may select counsel after consultation with the Indemnitee, and the indemnifying party shall pay all expenses of the conduct of such defense.  The Indemnitee shall have the right to employ separate counsel in any such proceeding and to participate in (but not control) the defense of such claim, but the fees and expenses of such counsel shall be borne by the Indemnitee unless the indemnifying party shall agree otherwise; provided, however, if the named parties to any such proceeding (including any impleaded parties) include both the Indemnitee and the indemnifying party, the indemnifying party requires that the same counsel represent both the Indemnitee and the indemnifying party, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnitee shall have the right to retain its own counsel at the cost and expense of the Indemnifying Party.  If the indemnifying party shall have failed to assume or diligently prosecute the defense of any claim in accordance with the provisions of this Section 23.5, then the Indemnitee shall have the absolute right to control the defense of such claim and the fees and expenses of such defense, including reasonable attorneys’ fees of the Indemnitee’s counsel and any reasonable amount determined to be owed by Indemnitee pursuant to such claim, shall be borne by the indemnifying party, provided that the indemnifying party shall be entitled, at its expense, to participate in (but not control) such defense.  Subject to all of the foregoing provisions of this Section 23.5, (a) the indemnifying party shall control the settlement of all claims, in coordination with any insurer as required under the applicable insurance policies set forth in Exhibit N-1 or Exhibit N-2, as applicable, as to which it has assumed the defense; provided, however, that (i) such settlement  shall include a dismissal with prejudice of the claim and an explicit and unconditional release from the party bringing such claim or other proceedings of all Indemnitees; and (ii) the indemnifying party shall

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not conclude any settlement without the prior approval of the Indemnitee, which approval shall not be unreasonably withheld; and (b) except as provided in the preceding sentence concerning the indemnifying party’s failure to assume or to diligently prosecute the defense of any claim, no Indemnitee seeking reimbursement pursuant to the foregoing indemnity shall, without the prior written consent of the indemnifying party, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding for which indemnity is afforded hereunder unless such Indemnitee reasonably believes that the matter in question involves potential criminal liability against such Indemnitee.  The Indemnitee shall provide reasonable assistance to the indemnifying party when the indemnifying party so requests, at the indemnifying party’s expense, in connection with such legal action or claim, including executing any powers-of-attorney or other documents required by the indemnifying party with regard to the defense or indemnity obligations.

23.6           Survival of Indemnity Obligations.  The indemnities set forth in this Article 23 shall survive completion of the Work or the earlier termination of this Agreement for a period expiring five (5) years following the Final Completion Date or said termination, whichever first occurs.  All Claim Notices must be delivered, if at all, to the applicable Party prior to the expiration of such five (5) year period.  If any Claim Notice is made within such five (5) year period, then the indemnifying period  with respect to all claims identified in such Claim Notice (and the indemnity obligation of the Parties hereunder with respect to such claim) shall extend through the final, non-appealable resolution of such claims.  For purposes of clarification hereunder, without limiting the other rights granted hereunder to either Party, a Party may enforce the indemnity provisions hereunder pursuant to the provisions of Article 32 without having to declare an Owner Event of Default or a Contractor Event of Default, as applicable.

24.           TREATMENT OF CONFIDENTIAL INFORMATION

24.1           Confidential Information.  Any Confidential Information is disclosed in confidence, and the transferee shall restrict its use of such information solely to uses related to the Project or performance of this Agreement and shall not use the Confidential Information in any way detrimental to the transferor or its stockholders, including, without limitation, to gain a competitive advantage with the businesses of the transferor.  The transferee shall not publish or otherwise disclose any Confidential Information received to others without the prior written approval of the transferor, including the fact that the Confidential Information has been made available to the transferee, that it has entered into this Agreement, or any of the terms, conditions, or other facts with respect to this Agreement.  Contractor shall disclose only such Confidential Information to those of its Subcontractors (of all tiers) and its and their Affiliates as is necessary to carry out the purposes of this Agreement.  Contractor shall require each of its Subcontractors and their Affiliates to abide by the terms and conditions relating to Confidential Information contained herein.  Contractor shall inform its Subcontractors and Affiliates of the confidential nature of the Confidential Information and shall indemnify Owner for any acts or omissions by Contractor or its Subcontractors or their Affiliates with respect to the Confidential Information provided by Owner.  Nothing herein shall limit: (a) the right of Owner to provide any information regarding Contractor, any Subcontractor, this Agreement, or the Work to its legal, technical and other officers, its then existing or prospective successors or assigns or any Financing Entity (or advisors retained on their behalf) or its successors and assigns; (b) the right of either Party to supply such information to any Governmental Authority as may be required by

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Applicable Law or any securities exchange; or (c) the right of Owner to reproduce and use as many copies of any Submittals or other documents provided to Owner as Owner in its sole discretion considers useful or necessary for the furtherance of the Work, operation and maintenance of the Project, or otherwise related to the Project, regardless of any notices, legends, or disclaimers on such Submittals or other documents.  No right or license is granted to Contractor or any third-party respecting the use of such Confidential Information by virtue of this Agreement, except to the extent required for Contractor’s performance of its obligations hereunder.  Contractor shall deliver all Owner’s Confidential Information, including all copies thereof, to Owner upon request.  The transferee’s obligations regarding Confidential Information shall extend to all derivatives or references to such Confidential Information that are incorporated in any documentation prepared by the transferee in connection with the Work.

24.2           Applicable Law Disclosures.  In the event that a transferee is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, or by the Securities and Exchange Commission, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information, the transferee shall provide the transferor with prompt written notice of any such request or requirement so that the transferor may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver by the transferor, the transferee is nonetheless legally compelled to make any such disclosure of Confidential Information or else stand liable for contempt, the transferee may, without liability hereunder, disclose to such Person only that portion of the Confidential Information that on the advice of counsel is legally required to be disclosed, provided that the transferee uses its reasonable efforts to assist the transferor in obtaining an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

24.3           Ownership of Confidential Information.  All Confidential Information obtained, developed or created by or for Contractor exclusively for the Project, including the drawings and specifications and any copies of Confidential Information, is the exclusive property of Owner whether delivered to Owner or not; provided, however, that Contractor may also use such Confidential Information for internal purposes.  No right or license is granted to Contractor or any third-party respecting the use of such Confidential Information by virtue of this Agreement, except to the extent required for Contractor’s performance of its obligations hereunder.  Contractor shall deliver all Owner’s Confidential Information, including all copies thereof, to Owner upon request; provided, however, that Contractor may keep one copy for archival purposes only, which copy shall remain subject to the obligations of this Article 24.

24.4           Remedies.  Contractor and Owner each recognize and acknowledge the competitive and confidential nature of the Confidential Information and each agrees that irreparable damage may result to the other Party if Confidential Information of such other Party is disclosed to any third party except as herein permitted or is used for any purpose other than the purposes of this Agreement.  The Parties agree that money damages may not be a sufficient remedy for any breach of this Article 24.  Accordingly, the Parties agree that a Party whose Confidential Information is disclosed to a third party in breach of this Article 24 shall be entitled to an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this Article 24, and to specific

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performance of this Article 24, and that neither the other Party nor its Affiliates will oppose the granting of such relief.  Such remedies shall not be deemed to be the exclusive remedies for a breach of this Article 24, but shall be in addition to all other remedies available at law or equity.

24.5           Exclusions.  For purposes of determining liability under this Article 24, Confidential Information shall not include:  (i) information that is publicly available through no fault of the receiving Party; or (ii) acquired by the receiving Party from a source having no direct or indirect obligation of confidentiality to the disclosing Party regarding such information; provided that Contractor nonetheless continues to treat such information as Confidential Information pursuant to this Article 24.

25.           INVENTIONS AND LICENSES

25.1           Invention, License.  Any idea, invention, work of authorship, drawing, design, formula, algorithm, utility, tool, pattern, compilation, program, device, method, technique, process, improvement, development or discovery (collectively, “Invention”), whether or not patentable, or copyrightable, or entitled to legal protection as a trade secret or otherwise, that Contractor may conceive, make, develop, create, reduce to practice, or work on, in whole or in part, in the course of performing the Work shall be owned and retained by Contractor.  Contractor hereby grants to Owner an irrevocable, nonexclusive royalty-free license (which license is freely assignable (a) to any Financing Entity or any assignee of such Financing Entity; and (b) to any party to which the Project is sold or otherwise transferred) to use all Inventions, other proprietary rights and specialized knowledge of Contractor which, in each case, form a part of the Work for Owner’s use to the extent reasonably necessary for the operation, maintenance, repair, or alteration of the Project or any subsystem or components thereof in connection with the Project or to the extent such Inventions are related to any specific design concepts developed primarily for the Project, for the operation, maintenance, repair, or alteration of any other project developed by Owner or any Affiliate of Owner or of any subsystem or component thereof, with Owner’s or its Affiliate’s exercise of such license to be at Owner’s and its Affiliate’s sole risk and expense and subject to the rights of third-parties.  Contractor shall, prior to directing any Subcontractor to produce any design or engineering work in connection with the Project, obtain a valid written license of any such inventions, specialized knowledge or other proprietary property from such Subcontractor in terms substantially similar to those that obligate Contractor to Owner as expressed in this Section 25.1.  Without diminishing the rights granted in the previous sentence, Contractor also acknowledges and agrees that it shall not be deemed a breach of the license granted in this Section 25.1 for any Affiliate of Owner wholly-owned by Owner’s direct or indirect corporate parent to utilize as reference material any such Invention, proprietary right or specialized knowledge.  Contractor shall promptly notify Owner of any such Invention or discovery.  All Contractor Deliverables and computer software prepared by Contractor pursuant to this Agreement are instruments of service in respect to the Project.  They are not intended or represented to be suitable for reuse by Owner or others on extensions of the Project or on any other project.  Any reuse without prior written verification or adaptation by Contractor for the specific purpose intended will be at Owner’s sole risk and without liability or legal exposure to Contractor.  Owner shall defend, indemnify, and hold harmless Contractor against all Losses arising out of or resulting from such reuse.  Contractor shall, at Owner’s expense and request, execute or cause the execution of any documentation reasonably requested by Owner in order to

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effectuate the foregoing.  Except as specifically stated herein, no other license in such patents and proprietary information is granted pursuant to this Agreement.

25.2           Contractor Deliverables.  Subject to Section 25.1, the Contractor Deliverables accumulated or developed by Contractor or its employees, to the extent Owner may determine, shall become the property of Owner without any further consideration to be provided therefore, when prepared or in process, whether or not delivered by Contractor.  Contractor shall deliver the Contractor Deliverables to Owner upon its request upon any termination of this Agreement, or completion of the Work.

25.3           Software Licenses.  To the extent Contractor purchases any software which software is necessary or otherwise desirable for the continued operation of the Project after Substantial Completion, Contractor shall register Owner as the licensee of such software with the applicable Supplier.

25.4           Warranty.  Contractor expressly warrants that there has been, and covenants that there will be, no violation, misappropriation or infringement of any trade secret, patent, trademark, copyright, or other third-party property right (including any violation of a third-party license) in any way connected with or arising out of performing the work specified in this Agreement.

25.5           Subcontractors.  Notwithstanding anything to the contrary in the foregoing, Contractor and Owner acknowledge and agree that, despite Contractor’s commercially reasonable efforts to satisfy the requirements of Section 25.1 with respect to obtaining licenses of intellectual property from certain Subcontractors, certain of the subcontracts include provisions that licenses of intellectual property provided by the applicable Subcontractor are granted with respect to use on or in connection with the Project and not in connection with any other project of Owner, and that Owner’s ability to use such intellectual property in altering the Project or any other project of Owner may be restricted or prohibited.  Contractor shall provide Owner a list of subcontracts with such restrictions or limitations.

26.           ASSIGNMENT BY OWNER

26.1           Assignment.

26.1.1                      Assignment to Financing Entities.  Owner may, without Contractor’s prior consent but upon five (5) days prior Notice to Contractor, make a collateral assignment of all or part of its right, title, and interest in this Agreement to any Financing Entity.  Any such Financing Entity may further sub-assign all or any portion of Owner’s rights and obligations hereunder to Owner or any Affiliate of Owner in connection with any financing or refinancing related to the development, construction, operation and maintenance of the Project.  Contractor acknowledges that the Financing Parties may under certain circumstances assume the interests and rights of Owner under the Contract Documents, and that the Financing Parties may under certain circumstances foreclose upon and sell, or cause Owner to sell or lease the Project and cause any new lessee or purchaser of the Project to assume all of the interests, rights and obligations of Owner arising under the Contract Documents.  In such event, Contractor hereby agrees to the assignment by Owner and the Financing Parties of the Contract Documents and its

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rights herein to such purchaser or lessee.  Contractor agrees that, upon receipt of written notice of such permitted assignment, it shall deliver all documents, data, Notices, and other communications required to be delivered to Owner hereunder to Owner and to the Financing Entities or to any other permitted assignee at such address as such Persons shall designate to Contractor in writing.

26.1.2                      Assignment to an Affiliate of Owner.  Owner may, without Contractor’s prior consent but upon five (5) days prior Notice to Contractor, assign all or part of Owner’s right, title, obligations and interest in this Agreement to any Affiliate of Owner (for purposes of this Section 26.1.2 only, the reference to “twenty percent (20%)” in the last sentence of the definition of Affiliate shall be replaced with “fifty percent (50%)”) if performance security for such Affiliate’s obligations is provided in accordance with any of subsections (a), (b), (c) or (d) in this Section 26.1.2 below.  Owner’s Notice shall provide reasonable supporting documentation and financial calculations reasonably demonstrating that the relevant conditions set forth in either subsection (a), (b), (c) or (d) of this Section 26.1.2 are satisfied.

(a)           Such Affiliate has a Tangible Net Worth of at least Two Hundred Million Dollars ($200,000,000) (the “Minimum Tangible Net Worth”) and a credit rating equal to or greater than the Threshold Rating; provided, however, if such Affiliate’s Tangible Net Worth declines by more than thirty percent (30%) of the Minimum Tangible Net Worth or its credit rating falls below the Threshold Rating, such Affiliate shall provide, or cause to be provided, either: (i) a letter of credit, bond or other form of security from a financial institution reasonably acceptable to Contractor, securing its obligations under this Agreement in an amount equal to the Guaranteed Amount; or (ii) a guaranty from an entity having an equivalent or higher credit rating than the Threshold Rating, guaranteeing such Affiliate’s obligations under this Agreement in an amount equal to the Guaranteed Amount.

(b)           Such Affiliate has written commitments from lenders or equity investors (where the lead lender or investor has an equivalent or higher credit rating than the Threshold Rating) to provide financing for the Project in an amount equal to no less than the portion of the Separated Contract Price then remaining to be paid, and all conditions precedent to such commitments (except such assignment) have been met to close financing and fund the Project.

(c)           Such Affiliate causes to be provided a letter of credit in support of its obligations under this Agreement from a bank that has senior unsecured debt rated at least A- by Standard & Poors or A3 by Moody’s (or an equivalent rating from a similar rating agency), and such letter of credit: (i) names Contractor as the stated beneficiary, and (ii) has a stated amount at least equal to the sum of the Guaranteed Amount.

(d)           If (i) the Owner’s Parent Guaranty remains in effect, or (ii) Owner provides a guarantee of such Affiliate’s obligations under this Agreement from an entity having an equivalent or higher credit rating than the Threshold Rating, in form and substance reasonably acceptable to Contractor as set forth in Exhibit Z-2, and in an amount equal to the Guaranteed Amount.  In the event that the guarantee provided by Owner pursuant to this Section 26.1.2(d) lapses or terminates, such Affiliate shall provide, within twenty (20) days of Notice of such lapse or termination from Contractor, a substitute guarantee in form and substance reasonably acceptable to Contractor as set forth in Exhibit Z-2 of assignee’s obligations under this

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Agreement in an amount equal to the Guaranteed Amount from an entity having an equivalent or higher credit rating than the Threshold Rating.

Upon the assignment of Owner’s rights and obligations hereunder to any Affiliate pursuant to subsections (a), (b), (c) or (d) of this Section 26.1.2, and such Affiliate’s assumption in writing of such rights and obligations, (1) Owner shall be deemed released from and shall have no further rights, obligations, responsibilities or liabilities under this Agreement, (2) in the case of subsections (a), (b), (c) and (d)(ii) of this Section 26.1.2, Owner’s Parent Guaranty shall be released in its entirety, and (3) Owner shall remain responsible for all liabilities relating to matters occurring prior to such assignment, except to the extent such Affiliate agrees in writing to be responsible for such liabilities.

26.1.3                      Assignment to Other Persons.  In addition, Owner may assign all or part of its right, title, obligations and interest in this Agreement to any other Person with the prior written approval of Contractor, which approval shall not be unreasonably withheld or delayed.  As a condition to any such assignment, Contractor in its sole discretion may require that the prospective assignee provide performance security for such assignee’s obligations hereunder as follows.  Owner shall provide Contractor with a written request for approval, together with reasonable supporting documentation and financial calculations reasonably demonstrating that, if Owner proposes to assign all or any part of its right, title, obligations and interest in this Agreement to an assignee pursuant to subsections (a), (b), (c) or (d) of this Section 26.1.3, the relevant conditions are satisfied.  If the required conditions of any one of subsection (a), (b), (c) or (d) of this Section 26.1.3 are satisfied, Contractor shall not be entitled to withhold its approval of such assignment on the basis of insufficient payment and performance security.

(a)           If any proposed assignee has a Tangible Net Worth (calculated in accordance with generally accepted accounting principles) of at least the Minimum Tangible Net Worth and a credit rating equal to or greater than the Threshold Rating, Contractor may not require any performance security for Owner’s obligations from such prospective assignee upon such Person’s assumption of this Agreement; provided, however, if such assignee’s Tangible Net Worth declines by more than thirty percent (30%) of the Minimum Tangible Net Worth or its credit rating falls below the Threshold Rating, such assignee shall provide, or cause to be provided, either:  (i) a letter of credit, bond or other form of security from a financial institution reasonably acceptable to Contractor, securing assignee’s obligations under this Agreement in an amount equal to the Guaranteed Amount, or (ii) a guaranty from an entity having an equivalent or higher credit rating than the Threshold Rating, guaranteeing assignee’s obligations under this Agreement in an amount equal to the Guaranteed Amount.

(b)           If any proposed assignee has written commitments from lenders or equity investors (where the lead lender or investor has an equivalent or higher credit rating than the Threshold Rating) to provide financing for the Project in an amount equal to no less than the portion of the Separated Contract Price then remaining to be paid, and all conditions precedent to such commitments (except such assignment) have been met to close financing and fund the Project, Contractor may not require any performance security for Owner’s obligations from such prospective assignee upon such Person’s assumption of this Agreement.

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(c)           If any proposed assignee causes to be provided a letter of credit in support of such assignee’s obligations under this Agreement from a bank that has senior unsecured debt rated at least A- by Standard & Poors or A3 by Moody’s (or an equivalent rating from a similar rating agency), and such letter of credit: (i) names Contractor as the stated beneficiary, and (ii) has a stated amount at least equal to the sum of the Guaranteed Amount, Contractor may not require further performance security from any prospective assignee.

(d)           If (iii) the Owner’s Parent Guaranty remains in effect, or (iv) Owner provides a guarantee of such assignee’s obligations under this Agreement from an entity having an equivalent or higher credit rating than the Threshold Rating, in form and substance reasonably acceptable to Contractor as set forth in Exhibit Z-2, and in an amount equal to the Guaranteed Amount, Contractor may not require any performance security for Owner’s obligations from such prospective assignee upon such Person’s assumption of this Agreement.  In the event that the guarantee provided by Owner pursuant to this Section 26.1.3(d) lapses or terminates, assignee shall provide, within twenty (20) days of Notice of such lapse or termination from Contractor, a substitute guarantee in form and substance reasonably acceptable to Contractor as set forth in Exhibit Z-2 of assignee’s obligations under this Agreement in an amount equal to the Guaranteed Amount from an entity having an equivalent or higher credit rating than the Threshold Rating.

Upon the assignment of Owner’s rights and obligations as approved by Contractor under the first paragraph of this Section 26.1.3, and such permitted assignee’s assumption in writing in of such rights and obligations, (1) Owner shall be deemed released from and shall have no further rights, obligations, responsibilities or liabilities under this Agreement, (2) in the case of subsection (a), (b), (c) and (d)(ii) of this Section 26.1.3, Owner’s Parent Guaranty shall be released in its entirety, and (3) Owner shall remain responsible for all liabilities relating to matters occurring prior to such assignment, except to the extent such permitted assignee agrees in writing to be responsible for such liabilities.

26.1.4                      Assignment in Violation.  Any attempted assignment or delegation in violation of this Section 26.1 shall be null and void and shall be ineffective to relieve Owner of its obligations hereunder.

26.1.5                      Owner Indemnitee to Include Successors and Assigns.  Upon any assignment by Owner hereunder, the definition of “Owner Indemnitee” shall be deemed modified to include the assignor and permitted assignee under such assignment and each of their respective employees, agents, partners, Affiliates, shareholders, directors, officers, successors and assigns.

26.2           Transfer of Work; Third-Party Beneficiaries.  Owner may, upon reasonable advance written notice to Contractor not to be less than five (5) Business days, assign, convey or transfer all or part of its right, title, and interest in the Work to any Affiliate of Owner (whether or not such Affiliate provides consideration to Owner for such assignment, conveyance or transfer).  Each such Affiliate-assignee shall be deemed to be a third-party beneficiary of the following provisions of this Agreement:  Article 17, but only to the extent any portion of the Work is assigned, conveyed or transferred to such Affiliate assignee, Article 23, but only to the extent any portion of the Work is assigned, conveyed or transferred to such Affiliate-assignee,

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and Article 29.  Owner shall have the right to enforce any provisions of this Agreement with respect to any Work assigned, conveyed or transferred to an Affiliate (including any warranties, indemnities or rights to receive liquidated damages with respect to such Work) and such assignment, conveyance or transfer shall not affect Owner’s rights hereunder with respect to any Work.

27.           ASSIGNMENT BY CONTRACTOR

Contractor understands that this Agreement is personal to Contractor.  Contractor shall have no right, power, or authority to assign or delegate this Agreement or any portion thereof, either voluntarily or involuntarily, or by operation of law.  Absent Owner’s prior written approval, Contractor’s attempted assignment or delegation of any of its Work hereunder shall be null and void and shall be ineffective to relieve Contractor of its responsibility for the Work assigned or delegated.  Nothing herein shall be deemed to limit the right of Contractor to subcontract out portions of this Work to others in accordance with the other terms and conditions of this Agreement.

28.           HAZARDOUS MATERIALS

28.1           Use by Contractor.  Contractor shall not and shall not permit any of its Subcontractors, directly or indirectly to, permit the manufacture, storage, transmission or presence of any Hazardous Materials on the Site, and shall not and shall not permit any of its Subcontractors to release, discharge or otherwise dispose of any Hazardous Materials on the Site, in each case except in accordance with Applicable Laws.

28.2           Remediation by Contractor.  Without limiting what may constitute a “Change In Law” hereunder, Contractor shall conduct and complete all investigations, studies, sampling, testing and remediation of the Site in connection with the potential release, discharge or presence of Hazardous Materials brought onto or generated at the Site by Contractor or any Subcontractor or any third-party (other than Owner, except to the extent that such Hazardous Materials were brought onto or generated at the Site and delivered to Contractor or any Subcontractor to be handled by the same in the course of performing the Work) to the extent required under any Applicable Laws.  Contractor shall promptly comply with all lawful orders and directives of all Governmental Authorities regarding Applicable Laws relating to the use, transportation, storage, handling, presence, or release by Contractor, any Subcontractor or any Person acting on its or their behalf or under its or their control of any Hazardous Materials brought onto or generated at the Site by Contractor or any Subcontractor, except to the extent any such orders or directives are being contested in good faith by appropriate proceedings in connection with the Work.

28.3           Notice of Hazardous Materials.  If Contractor discovers, encounters or is notified of the existence of any contaminated materials or Hazardous Materials at the Site:

(a)           Contractor shall promptly notify Owner thereof and restrict access to the area containing such contaminated materials or Hazardous Materials;

(b)           if Contractor or any Subcontractor has brought such Hazardous Materials onto the Site or generated such Hazardous Materials, Contractor shall promptly remove such Hazardous Materials from the Site and remediate the Site in accordance with all Applicable

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Laws and Applicable Permits (including Contractor’s EPA Hazardous Material Disposal Permit) and at Contractor’s sole cost and expense; and

(c)           if Contractor or any Subcontractor has brought such Hazardous Materials onto the Site or generated such Hazardous Materials, Contractor shall not be entitled to any extension of time or additional compensation hereunder for any delay or costs incurred by Contractor as a result of the existence of such Hazardous Materials.

28.4           Suspension and Mitigation.  Contractor shall suspend the Work if required by Owner in accordance with Section 20.4.  Contractor shall use reasonable efforts consistent with the requirements of Applicable Law or the health and safety of persons or property to mitigate the effects of such suspension and the amount of Work so suspended.

28.5           Pre-Existing Contamination.  Owner shall advise Contractor of any known material “pre-existing contamination.”  For purposes of this section, “pre-existing contamination” means any Hazardous Materials present at the Site or Ancillary Site that were not brought to the Site or Ancillary Site by Contractor or its Subcontractors.  Upon notice from Contractor, Owner shall, at Owner’s sole expense and risk, determine the appropriate action to be taken with respect to such pre-existing contamination, including, as Owner determines is necessary, arranging for the handling, storage, transportation, treatment or delivery for disposal of such pre-existing contamination.  In the event Contractor executes or completes (with the concurrence of the Owner’s Representative) any required governmental forms relating to regulated activities, including any storage, treatment, transportation, handling or disposal of Hazardous Materials, Contractor shall be acting as, and be deemed to have acted as, Owner’s agent.

28.6           Handling Pre-Existing Contamination as part of the Work.  Notwithstanding anything to the contrary herein, in the event that Contractor agrees to remediate or otherwise handle any pre-existing contamination as part of the Work, such remediation or handling shall be performed by specialty Subcontractors, Sections 28.4 or 28.5 shall not apply, and Contractor shall be responsible for such pre-existing contamination as though such materials were brought onto the Site or generated by Contractor or a Subcontractor; provided that Contractor’s liabilities arising out of such pre-existing contamination shall not exceed the liability assumed by such specialty Subcontractor under the terms and conditions of its subcontract with Contractor for such Work.  Notwithstanding anything to the contrary herein, Owner shall have the right to review and approve any such subcontract before Contractor enters into such subcontract, such approval not to be unreasonably delayed.

29.           NON-PAYMENT CLAIMS

To the extent payment by Owner has been made in accordance with Article 6:  (a) Contractor shall not directly or indirectly create, incur, assume or suffer to be created by it or any Subcontractor, employee, laborer, materialman or other supplier of goods or services any right of retention, mortgage, pledge, assessment, security interest, lease, advance claim, levy, claim, lien, charge or encumbrance on the Work, the Site, the Project or any part thereof or interest therein (each a “Contractor Lien”); (b) Contractor shall keep the Site, the Work, the Equipment and Materials, including the Owner Furnished Equipment, the Leased Equipment

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and all Subcontractor equipment and materials free of Contractor Liens; and (c) Contractor shall promptly pay or discharge, and discharge of record, any such Contractor Lien or other charges which, if unpaid, might be or become a Contractor Lien.  Contractor shall notify Owner as soon as practicable of the assertion of any Contractor Lien.  If any Owner Indemnitee becomes aware of any Contractor Lien, such Owner Indemnitee may so notify Contractor in writing, and Contractor, to the extent payment by Owner has been made in accordance with Article 6, shall then:  (x) satisfy and obtain the release of such Contractor Lien; or (y) defend Owner Indemnitees against any such Contractor Lien, provide assurances of payment as described in the last sentence of this Article 29 and obtain the release of such Contractor Lien.  If Contractor does not promptly, and in any event within fifteen (15) days after such Notice, satisfy such Contractor Lien, give such Owner Indemnitee reasons in writing that are satisfactory to such Owner Indemnitee for not causing the release of such Contractor Lien, or contest such Contractor Lien in accordance with the provisions of the last sentence of this Article 29, then any Owner Indemnitee shall have the right, at its option, after written notification to Contractor, and subject to Applicable Law, to cause the release of, pay, or settle such Contractor Lien, and Owner at its sole option may:  (1) require Contractor to pay, within five (5) days after request by Owner; (2) draw on the Letter of Credit; or (3) withhold, in addition to the Retainage, other amounts due or to become due to Contractor (in which case Owner shall, if it is not the applicable Owner Indemnitee, pay such amounts directly to Owner Indemnitee causing the release, payment, or settlement of such liens or claims), all costs and expenses incurred by Owner Indemnitee in causing the release of, paying, or settling such Contractor Lien, including administrative costs, attorneys’ fees, and other expenses.  Contractor shall have the right to contest any such Contractor Lien, provided it first provides to Owner a bond or other assurances of payment reasonably satisfactory to Owner in the amount of such Contractor Lien and in form and substance reasonably satisfactory to Owner.

30.           NOTICES AND COMMUNICATIONS

30.1           Requirements.  Any Notice pursuant to the terms and conditions of this Agreement shall be in writing and:  (a) delivered personally; (b) sent by certified mail, return receipt requested; (c) sent by a recognized overnight mail or courier service, with delivery receipt requested; or (d) sent by confirmed facsimile transmission or electronic mail, with telephonic confirmation, to the following addresses:

If to Contractor:	Fluor Enterprises, Inc. 100 Fluor Daniel Drive Greenville, SC 29607 Attention: Clinton W. Smith, Project Director Facsimile: (864) 567-1300 E-mail: Clinton.Smith@fluor.com

With a copy to:	James J. Kenney Assistant General Counsel One Fluor Daniel Drive Sugar Land, TX 77478 Facsimile: (281) 263-4093

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If to Owner:	Oak Grove Management Company LLC 1601 Bryan Street Dallas, Texas 75201 Attention: Von Thompson Facsimile: (214) 812-6860 E-mail: Von.Thompson@txu.com

With a copy to the Project Representative:	Oak Grove Management Company LLC 1601 Bryan Street Dallas, Texas 75201 Attention: Von Thompson Facsimile: (214) 812-6860 E-mail: Von.Thompson@txu.com

With a copy to:	Oak Grove Management Company LLC 1601 Bryan Street Dallas, Texas 75201 Attention: General Counsel Facsimile: (214) 812 6032

    30.2           Effective Time.  Notices shall be effective when received by the other Party.

30.3           Representatives.  Any technical or other communications pertaining to the Work shall be with the Parties’ designated representative.  Each Party shall notify the other in writing of the name of such representatives.  The Project Director and the Project Representative each shall have knowledge of the Work and be available at all reasonable times for consultation.  Each Party’s representative shall be authorized on behalf of such Party to administer this Agreement, agree upon procedures for coordinating the efforts of the Parties, and, when appropriate, to furnish information to or receive information from the other Party in matters concerning the Work.

31.           LIMITATIONS OF LIABILITY AND REMEDIES

31.1           Limitations on Damages.  Except for liquidated damages as expressly set forth in this Agreement, or to the extent damages claimed by third-parties (other than Owner or Contractor Indemnitees) for which Contractor or Owner has a duty to indemnify hereunder as expressly provided in Article 23 are shown to be consequential in nature, notwithstanding anything else in this Agreement to the contrary, no Party (nor that Party’s subcontractors) shall be liable to any other Party hereto for any loss of profits, loss of revenue, or loss of use of Equipment and Materials or the Project, downtime costs, increased expense of operation or maintenance of the Equipment and Materials or the Project, loss of opportunity or goodwill, cost of purchased or replacement power, equipment or systems, cost of capital, claims of customers for such damages, any governmental fines, penalties or sanctions imposed (except as otherwise expressly provided in Article 23) or any loss, damage or other liability otherwise equivalent to or in the nature of any indirect, incidental, consequential, exemplary, or special damages arising from performing or a failure to perform any obligation under this Agreement, whether such liability arises in contract, tort (including negligence or strict liability), or otherwise.

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31.2           Limitations on Contractor’s Liability.

31.2.1                      Maximum Liability Amount.  Prior to Substantial Completion of a Unit, Contractor’s and its Subcontractors’ liability for claims by Owner arising out of or relating to the performance or non-performance of obligations or the Work with respect to such Unit shall in no event be greater in the aggregate than an amount equal to *** percent (***%) of the Separated Contract Price related to such Unit; provided that Contractor’s liability for the Owner Furnished Equipment included in a Unit, howsoever arising, including the impacts on Contractor of any failures or deficiencies in the performance and warranties of, or delays, to the extent attributable in any way to the Owner Furnished Equipment, liquidated damages related thereto, and any failure or default by the Upgrade Suppliers to perform with respect to such Unit in accordance with the terms of the Upgrade Contracts to the extent such failure or default adversely affects the Contractor, shall not exceed *** Dollars ($***) per Unit.  Following the Substantial Completion Date of a Unit, Contractor’s and its Subcontractor’s liability, howsoever caused, for claims by Owner arising out of or relating to the performance or non-performance of obligations or the Work, including claims for payment of Performance Liquidated Damages and Delay Liquidated Damages, with respect to such Unit shall in no event be greater than an amount equal to *** percent (***%) of the portion of the Separated Contract Price related to such Unit; provided that Contractor’s liability for the Owner Furnished Equipment included in a Unit, howsoever arising, including the impacts on Contractor of any failures or deficiencies in the performance and warranties of, or delays, to the extent attributable in any way to the Owner Furnished Equipment, liquidated damages related thereto, and any failure or default by the Upgrade Suppliers to perform with respect to such Unit in accordance with the terms of the Upgrade Contracts to the extent such failure or default adversely affects the Contractor, shall not exceed *** Dollars ($***) per Unit.  Notwithstanding anything to the contrary in the foregoing, nothing contained in this Section 31.2.1 shall be construed to limit Contractor’s liability (a) with respect to any of its indemnity obligations under Article 23, or (b) with respect to any willful misconduct or fraud on the part of Contractor’s senior supervisory personnel at the Project Director level or above.

31.2.2                      Maximum Liquidated Damages.  In no event shall Contractor’s aggregate liability (a) under Section 15.1 for Delay Liquidated Damages exceed *** percent (***%) of the portion of the Separated Contract Price applicable to the Unit to which such Delay Liquidated Damages relate; (b) under Section 15.3 for Performance Liquidated Damages exceed *** percent (***%) of the portion of the Separated Contract Price applicable to the Unit to which such Performance Liquidated Damages relate; and (c) in the aggregate under Sections 15.1 and 15.3 exceed *** percent (***%) in the aggregate of the portion of the Separated Contract Price applicable to the Unit to which such liquidated damages relate.  Notwithstanding any of the foregoing provisions of this Section 31.2.2, the limitations of this Section 31.2.2 shall not limit Owner’s remedies for any other breach of this Agreement other than a failure of a Unit to achieve Substantial Completion on or before the Substantial Completion Guaranteed Date for such Unit or the failure of a Unit to satisfy the Performance Guarantees.

*** CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

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31.2.3                      Calculation of Liability.  Notwithstanding anything herein to the contrary, for purposes of determining whether the maximum liability amounts provided in Section 31.2.1 have been exceeded, the following items shall be excluded from the calculation of any such maximum liability amount: (a) amounts expended to achieve Mechanical Completion, the Environmental Compliance Guarantees and the Minimum Performance Criteria (except, in each case, with respect to the Owner Furnished Equipment for which all amounts expended shall be included in the calculation of such maximum liability amounts); (b) insurance proceeds from the OCIP policies or the Project-specific insurance policies obtained by Contractor pursuant to Article 21 (not including any proceeds from any other insurance coverage of Contractor); and (c) amounts paid by Contractor to or on behalf of Owner in respect of any damages or third-party claims (other than Owner Indemnitees and Contractor Indemnitees) arising out of the willful misconduct or fraud of Contractor’s senior supervisory personnel at the Project Director level or above.  For the purposes of this Section 31.2, the Separated Contract Price shall be allocated fifty percent (50%) to Unit 1 and fifty percent (50%) to Unit 2.

31.3           Specific Performance.  In addition to any other rights and remedies of Owner hereunder, as a specific performance obligation, Contractor guarantees that the Project shall as a condition to Substantial Completion, Successfully Run the Emissions Tests and achieve the Environmental Compliance Guarantees.  Contractor acknowledges that Contractor’s failure to Successfully Run the Emissions Tests and achieve the Environmental Compliance Guarantees would cause Owner irreparable harm for which money damages would not constitute an adequate remedy, and therefore Contractor stipulates that specific performance is an appropriate remedy should Contractor breach such obligation.

31.4           Limitation on Owner’s Liability.  In no event shall Owner’s liability pursuant to this Agreement, whether arising in contract warranty, or otherwise, be greater in the aggregate than the Separated Contract Price and any other amounts for which Owner is expressly obligated to pay Contractor pursuant hereto, less amounts previously paid by Owner; provided, however that nothing contained in this Section 31.4 or in any other provision of this Agreement shall be construed to limit Owner’s liability for:  (a) its indemnity obligations pursuant to Article 23; or (b) with respect to any willful misconduct or fraud on the part of Owner’s senior supervisory personnel for the Project at an equivalent level to Project Director and above.  Contractor’s sole recourse for any damages or liabilities due to Contractor by Owner pursuant to this Agreement shall be limited to the assets of Owner and to the parent guarantee provided by Owner hereunder without recourse individually or collectively to the assets of the members or the Affiliates of Owner, the Financing Entities or their respective officers, directors, employees or agents of Owner, its members or their Affiliates.

31.5           Releases, Indemnities and Limitations.  The releases, indemnities, waivers, subrogation, assumptions of and limitations on liabilities and limitations on remedies expressed in this Agreement, subject to the terms hereof, shall apply even in the event of fault, negligence, or strict liability of the Party released or indemnified, or whose liability is limited or assumed or against whom right of subrogation are waived and shall extend to such Party’s subcontractors, and in each case to such Party’s and its subcontractors’ Affiliates, officers, directors, employees, licensees, agents or partners.  If Owner is not the sole owner or operator of the Site or the Ancillary Sites, Owner shall obtain from such other owners or operators the same releases from and limitations on liabilities for Contractor’s benefit that are afforded to Contractor under this

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Agreement.  The Parties acknowledge and agree that this Agreement satisfies the Express Negligence Rule.

31.6           Representations and Remedies.  Each Party makes no representations, covenants, warranties, or guarantees, express or implied, other than those expressly set forth herein and in the Exhibits hereto.

31.7           Limitation on Remedies.  It is the intent of Owner and Contractor that the provisions of this Agreement state all of the rights and remedies of the Parties with respect to this Agreement, and are the sole or exclusive (or words of similar import) rights or remedies for the failure to satisfy the applicable obligation arising hereunder.  The Parties’ rights, liabilities, responsibilities and remedies as stated herein with respect to this Agreement and the Work shall be the sole and exclusive remedies of the Parties for failure to satisfy such obligations, notwithstanding any right or remedy otherwise available at law or in equity.  For purposes of clarity, the foregoing shall not be construed to limit a Party’s right to exercise its dispute resolution rights under Article 32 at any time during the term of this Agreement.

32.           DISPUTES

32.1           Negotiations.  Subject to Section 32.2, any disputes arising under this Agreement shall first be referred to Owner’s Project Representative and the Project Director.  Any dispute that cannot be resolved between Owner’s Project Representative and the Project Director within fourteen (14) days, or in the case of payment disputes five (5) days, after receipt by each thereof of Notice of such dispute (specifically referencing this Section 32.1) shall be referred, by Notice setting forth, in reasonable detail, the basis of the dispute and signed by Owner’s Project Representative and the Project Director, to the executive officers of the Parties designated by them as their designated representatives (which shall not be Owner’s Project Representative or the Project Director) for resolution.  If the Parties, negotiating in good faith, fail to reach an agreement within a reasonable period of time, not exceeding twenty (20) days or, in the case of payment disputes, ten (10) days after such referral, then either Owner or Contractor may, if the dispute is in regards to an issue subject to Section 32.2, notify the other of its desire to engage an Independent Expert in accordance with Section 32.2, or may bring a suit, claim or cause of action in any state or federal court of law to protect its rights and interest hereunder in accordance with the terms of Section 33.2 hereof.

32.2           Disputed Invoice Payments and Changes In Work.  In the case of a dispute with respect to technical engineering, procurement or construction issues regarding whether a Change In Work has occurred or Contractor has achieved a payment milestone satisfying such condition to an Invoice Payment, that is not resolved by the management negotiation procedure described in Section 32.1, upon determining to select an Independent Expert to resolve such dispute, the Party electing to utilize the Independent Expert shall notify the other Party in writing, nominating five (5) Independent Experts for the other Party’s review.  The other Party shall promptly, and in any event within ten (10) days notify the nominating Party whether any of the nominated experts are acceptable, and if not, shall nominate five (5) Independent Experts for the original nominating Party’s consideration.  If the Parties are unable to agree upon an Independent Expert within thirty (30) days, either Party may bring a suit, claim or cause of action in any state or federal court of law.  Any decision or award made by the Independent Expert shall be limited

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in scope to the direct issue regarding the disputed Change In Work or Milestone Payment and shall be binding on both Parties.

32.3           Work to Continue.  Unless otherwise agreed in writing, Contractor shall diligently carry on the Work during the pendency of any disputes so long as all undisputed amounts payable to Contractor hereunder have been paid.

33.           MISCELLANEOUS

33.1           Severability.  The invalidity or unenforceability of any portion or provision of this Agreement shall in no way affect the validity or enforceability of any other portion or provision hereof.  Any invalid or unenforceable portion or provision shall be deemed severed from this Agreement and the balance of this Agreement shall be construed and enforced as if this Agreement did not contain such invalid or unenforceable portion or provision.  If any such provision of this Agreement is so declared invalid, the Parties shall promptly negotiate in good faith new provisions to eliminate such invalidity and to restore this Agreement as near as possible to its original intent and effect.

33.2           Governing Law; Consent to Jurisdiction and Venue.  This Agreement shall be governed by the internal laws of the State of Texas, excluding its conflict of laws provisions.  EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AND TO THE EXTENT PERMITTED BY LAW, THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT, SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF DALLAS, STATE OF TEXAS.  THE PARTIES, TO THE EXTENT THEY MAY LEGALLY DO SO, WAIVE ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUMNONCONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION AND STIPULATE THAT THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF DALLAS, STATE OF TEXAS SHALL HAVE INPERSONAM JURISDICTION AND VENUE OVER SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF RELATED TO THIS AGREEMENT.  THE PARTIES ACKNOWLEDGE AND AGREE THE TERMS AND CONDITIONS OF THIS AGREEMENT HAVE BEEN FREELY, FAIRLY AND THOROUGHLY NEGOTIATED.  FURTHER, THE PARTIES ACKNOWLEDGE AND AGREE SUCH TERMS AND CONDITIONS, INCLUDING THOSE RELATING TO WAIVERS, ALLOCATIONS OF, RELEASES FROM, INDEMNITIES AGAINST AND LIMITATIONS OF LIABILITY, WHICH MAY REQUIRE CONSPICUOUS IDENTIFICATION, HAVE NOT BEEN SO IDENTIFIED BY MUTUAL AGREEMENT AND THE PARTIES HAVE ACTUAL KNOWLEDGE OF THE INTENT AND EFFECT OF SUCH TERMS AND CONDITIONS.

33.3           Survival of Termination.  The provisions of this Agreement which by their nature are intended to survive the termination, cancellation, completion or expiration of this Agreement including any express limitations of or releases from liability shall continue as a valid and enforceable obligation of the Party notwithstanding any such termination, cancellation, completion or expiration.

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33.4           No Oral Modification.  No oral or written amendment or modification of this Agreement (including a Change In Work Form accepted under Article 16) by any officer, agent, or employee of Contractor or Owner, either before or after execution of this Agreement, shall be of any force or effect unless such amendment or modification is in writing and is signed by a duly authorized representative of the Party to be bound thereby.

33.5           No Waiver.  A Party’s waiver of any breach or failure to enforce any of the terms, covenants, conditions, or other provisions of this Agreement at any time shall not in any way affect, limit, modify, or waive that Party’s right thereafter to enforce or compel strict compliance with every term, covenant, condition, or other provision hereof, any course of dealing or custom of the trade notwithstanding.  All waivers must be in writing and signed on behalf of Owner and Contractor in accordance with Section 33.4.  Contractor and Owner each represents and warrants to its knowledge that as of the date hereof the other Party isnot in breach or default of its obligations under this Agreement, and that Contractor and Owner, respectively, has no known unresolved claims against the other Party, nor has reason to make any claim not heretofore asserted and delivered by official Notice based on facts known as of this date.

33.6           Review and Approval.  Notwithstanding Owner’s or the Financing Entities’, if any, review or Owner’s approval of any items submitted to Owner or the Financing Entities for review or approval, neither Owner nor the Financing Entities, if any, or any of their representatives or agents reviewing such items, including the Owner’s Engineer, shall have any liability for, under or in connection with the items such Person reviews or approves and Contractor shall remain responsible for the quality and performance of the Work.  Neither Owner’s nor the Financing Entities’ review or approval of any items, including the Submittals, shall constitute a waiver of any claim or right that Owner may then or thereafter have against Contractor.  Unless otherwise expressly provided herein, Owner shall not unreasonably delay its review of any item submitted by Contractor for review or approval.  Any inspection comment, review or approval of any Contractor Deliverable shall be performed in Owner’s sole discretion.  The review or approval by Owner of any Subcontractor shall not constitute any approval of the Work undertaken by any such Person, cause Owner to have any responsibility for the actions, the Work, or payment of such Person or to be deemed to be in an employer-employee relationship with any such Subcontractor, or in any way relieve Contractor of its responsibilities and obligations under this Agreement.

33.7           Time.  Subject to the terms and conditions of this Agreement, including the express provisions providing for adjustment of the Substantial Completion Guaranteed Dates and the provisions limiting Contractor’s liability for its failure to achieve Substantial Completion by the Substantial Completion Guaranteed Date, Contractor acknowledges that timely achievement of Substantial Completion by the Substantial Completion Guaranteed Date is essential to Owner, and therefore TIME IS OF THE ESSENCE with respect to meeting the Substantial Completion Guaranteed Date; provided that Owner’s sole and exclusive remedies for delays in performance of the Work shall be as set forth in Sections 15.1, 15.6 and 19.1(g).

33.8           Third Party Beneficiaries.  The provisions of this Agreement are intended for the sole benefit of Owner and Contractor and there are no third-party beneficiaries hereof, except the Financing Entities where expressly provided and assignees as contemplated by the terms of Article 26.

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33.9           Financing Matters.

33.9.1                      Contractor Cooperation.  Contractor understands that Owner may obtain financing for the Project consisting of:  (a) one or more construction or permanent loans, to be secured by all or a portion of the Project and Owner’s rights under this Agreement; (b) lease financing pursuant to which Owner may assign this Agreement to one or more Financing Entities that may then collaterally assign this Agreement to other Financing Entities or sub-assign all or any portion of Owner’s rights and obligations hereunder to Owner or an Affiliate of Owner; or (c) a combination thereof.  In connection therewith, Contractor shall:  (x) execute any assignments, amendments and modifications hereto reasonably requested by the Financing Entities; provided that any such amendments or modifications to this Agreement are of a nature customarily obtained by financing parties for projects similar to the Project and do not alter the timeframes stated herein if altering such timeframes would adversely impact performance of the Work, or materially affect the obligations, benefits, risk or liability of Contractor arising out of the Agreement or the Separated Contract Price or proposed bonuses; (y) promptly execute or consent to other documents to the extent reasonably required by the Financing Entities, which consents may, among other things, include provisions whereby Contractor agrees to:  (i) provide such Financing Entities reasonable notice of and opportunity to cure Owner’s defaults hereunder; (ii) allow such Financing Entities (as security for Owner’s financing) to be assigned all of Owner’s rights hereunder and in such assets in the event of an Owner’s Event of Default; provided, however, that Owner shall keep Contractor currently informed of such assignment or reassignment; (iii) provide for other customary investor or lender protection provisions that are not in violation of Applicable Law; and (iv) provide copies of any Certificate of Substantial Completion, Notice of Non-Critical Deficiencies, or any other certificates, Notices and any documents and plans submitted to Owner for review or approval hereunder, to the Financing Entities and their designated agents or representatives; and (z) deliver customary legal opinions of counsel to Contractor in accordance with Section 33.16.  Without limiting the foregoing, Contractor shall enter into such arrangements as Owner or the Financing Entities may reasonably request to ensure the continued availability of the Contractor’s Equipment and Materials at the Site and the right to use such Equipment and Materials (whether by Contractor, Owner, or Owner’s nominees) in the prosecution of the Work as contemplated by this Agreement until the Work is completed, including the granting of security interests in such Equipment and Materials and shall keep such Equipment and Materials free and clear of any liens or encumbrances that could materially affect Contractor’s, Owner’s, or Owner’s nominee’s rights with respect to such Equipment and Materials, except for those encumbrances which may be created by action of Owner associated with any financing of the Project.  Contractor shall respond promptly to requests for information regarding the qualifications, experience, past performance and financial condition of Contractor and other matters pertaining to Contractor’s obligations hereunder.  Notwithstanding the foregoing, under no circumstances shall Contractor be obligated to enter into any amendment and modification of this Agreement, or any other agreement with Owner or the Financing Entities, that materially (i) reduces Contractor’s rights as set forth in this Agreement; (ii) increases Contractor’s cost or risk to perform the Work, or (iii) reallocates to Contractor any risks or obligations that are allocated to Owner under this Agreement.

33.9.2                      Documents Requested by Financing Entities.  Contractor shall provide such data, reports, certifications and other documents, up to a maximum of five (5) copies each, or assistance related to the Work or this Agreement as may be reasonably requested by the

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Financing Entities with respect to the financing of the Project; provided, however, that the provision of this information shall not in any manner modify Contractor’s rights or obligations under any other provision of this Agreement.

33.10                      Other Assistance.  Contractor shall to the extent reasonably requested by Owner, assist Owner in dealing with Governmental Authorities and Financing Entities in any and all matters relating to the Work (including any interconnection facilities).

33.11                      Further Assurances.  Owner and Contractor will each use its reasonable  efforts to implement the provisions of this Agreement, and for such purpose each, at the reasonable request of the other, will, without further consideration, promptly execute and deliver or cause to be executed and delivered to the other such assistance, or assignments, consents or other instruments in addition to those required by this Agreement, in form and substance satisfactory to the other, as the other may reasonably deem necessary or desirable to implement any provision of this Agreement.

33.12                      Record Retention.  Contractor agrees to retain for a period of five (5) years from the Final Completion Date all records relating to its performance of the Work or Contractor’s warranty obligations herein, and to use commercially reasonable efforts to cause its Subcontractors engaged in connection with the Work or the performance by Contractor of its warranty obligations herein to retain for the same period all their records relating to the Work.

33.13                      Binding on Successors, Etc.  Subject to Articles 26 and 27, this Agreement shall be binding on the Parties hereto and on their respective successors, heirs and assigns.

33.14                      Merger of Prior Contracts.  This Agreement supersedes any other agreement, including the Pre-Authorization, the Original Agreement and the Amendment, whether written or oral, that may have been made or entered into between Owner and Contractor or by any office or officer of such Party relating to the Project or the Work; provided that any Changes In Work executed in accordance with the provisions of the Original Agreement and the Amendment after February 5, 2007 shall be deemed to be Changes In Work to this Agreement and shall remain in effect.  This Agreement, including the Exhibits hereto and any Changes In Work executed in accordance with the provisions of the Original Agreement and the Amendment after February 5, 2007, shall constitute the entire agreement between the Parties with respect to the Project, and there are no other agreements or commitments with respect to the Project except as set forth herein and therein.

33.15                      Counterparts.  This Agreement may be executed in any number of counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart by facsimile or electronic mail hereof signed by the other Parties hereto. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

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33.16                      Opinions of Contractor’s Counsel.  At the request of any Financing Entity in connection with any financing, Contractor shall deliver to Owner and any such Financing Entity, an opinion of counsel to Contractor that is reasonably acceptable to Owner and any such Financing Entity, opining as to the matters set forth in Sections 4.1.1, 4.1.3, 4.1.4 and 4.1.6.

33.17                      Set-Off.  Either Party may at any time, but shall be under no obligation to, set off any and all sums due from the other Party against sums due to such Party hereunder.

33.18                      Attorneys’ Fees.  In the event any action by legal proceeding shall be instituted between Owner and Contractor in connection with this Agreement, the Party prevailing in such action shall be entitled to recover from the other Party all of its reasonable costs and expenses incurred in connection with such action by legal proceeding, including reasonable attorneys’ fees.

33.19                      Announcements; Publications.  Contractor shall coordinate with Owner with respect to, and provide advance copies to Owner for review of, the text of any proposed announcement or publication concerning the Work prior to the dissemination thereof to the public or to any Person.  If Owner delivers written notice to Contractor rejecting any such proposed announcement or publication within five (5) Business Days after receiving such advance copies, Contractor shall not make such public announcement or publication.

33.20                      Independent Contractor.  Contractor is an independent contractor, and nothing contained herein shall be construed as constituting any relationship with Owner other than that of owner and independent contractor, except as expressly provided in this Agreement pursuant to which Owner appoints Contractor as Owner’s agent with respect to certain equipment purchase agreements or purchase orders, or as creating any relationship whatsoever between Owner and Contractor’s employees.  Neither Contractor nor any of its employees is or shall be deemed to be an employee of Owner.

33.21                      Non-Solicitation.  Neither party shall, during the period ending on the earlier of Substantial Completion of the second Unit or the expiration or termination of this Agreement, and for a period of ninety (90) days thereafter, directly or indirectly for itself or on behalf of, or in conjunction with, any of its Affiliates, solicit, hire or employ an employee of the other with whom that Party has had substantial contact during the term of this Agreement; provided that hiring any such Person who responds to a general advertisement not directly aimed at such other Party’s employees shall not be a violation of this Section 33.21.

33.22                      Audit.  With respect to any Change In Work which adjusts the Separated Contract Price by compensating Contractor on a reimbursable cost or time and materials basis, or with respect to Work performed by Contractor on a reimbursable cost or time and materials basis pursuant to an Owner’s Directive, Contractor shall maintain, in accordance with generally accepted accounting principles consistently applied, records and books of account.  Owner, Owner’s Engineer, the OCIP Administrator, the Financing Entities, if any, and their authorized representatives shall be entitled to inspect and audit such records and books of account during normal business hours and upon reasonable advance notice during the course of the Work and for a period of one (1) year after Final Completion of the second Unit (or for such longer period of time as may be required pursuant to Section 5.9); provided that, the purpose of any such audit

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shall be only for verification of such costs, and Contractor shall not be required to keep records of or provide access to those of its costs covered by the fee, allowances, fixed rates, unit prices, lump sum amounts, or of costs which are expressed in terms of percentages of other costs; providedfurther that Owner shall be permitted access and Contractor shall retain records and books of account for such longer period, not to exceed six (6) months, as may be required for Owner to complete an audit begun and which Owner has made reasonable efforts to complete during the initial period ending one (1) year after the Final Completion Date of the second Unit.  Contractor shall retain all such records and books of account for a period of one (1) year after the Final Completion Date of the second Unit.  Contractor shall cause all of its direct (i.e., first tier) Subcontractors, and shall use commercially reasonable efforts to cause its other Subcontractors, engaged in connection with the Work or the performance by Contractor of its warranty obligations herein to retain for the same period all their records relating to the Work subject to the same limitations set forth in this Section 33.22.  Notwithstanding the foregoing, Owner acknowledges that Alstom Power Inc. may only retain such records and provide access for such audits for a period of two (2) years after the Final Completion Date of Unit 1.  Audit data shall not be released by the auditor to parties other than Contractor, Owner, Owner’s Engineer, the OCIP Administrator, the Financing Entities, if any, and their respective directors, officers, employees, and agents in connection with any such audit.  Without limiting the foregoing, Owner and Contractor acknowledge and agree that certain of the Agency Subcontracts provide that the respective Subcontractors will limit access to their books and records for audit or other purposes to approved third parties.  In any case where Contractor is instructed to proceed to comply with a Change In Work prior to the agreement of the change to the Separated Contract Price under Article 16, Contractor shall keep contemporary records of the cost of complying with the Change In Work and of time expended thereon.  Such records shall be open to inspection by Owner at all reasonable times until the expiration of the audit period set forth in this Section 33.22.  If, as a result of any audit conducted pursuant to this Section 33.22, the results of such audit indicate that Contractor received more or less than the amount to which it was entitled under this Agreement, either Owner shall pay the additional amount owed to Contractor or Contractor shall refund any overpayment to Owner, as applicable, in either case within ten (10) days of a written request therefor.  Owner shall be responsible for all costs and expenses of such audit.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date and the year first above written.

OWNER:

OAK GROVE MANAGEMENT COMPANY LLC, a Delaware limited liability company
By:	/s/ Michael P. Childers
Name: Michael P. Childers Its: President and Chief Executive

CONTRACTOR:

FLUOR ENTERPRISES, INC., a California corporation
By:	/s/ David E. Constable
Name: David E. Constable Its: Group President